UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(RULE 14a-101)
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Wild Oats Markets, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Wild Oats Markets, Inc. common stock, par value $.001 per share

(2)	Aggregate number of securities to which transaction applies: 31,334,034

The aggregate of 31,334,034 shares of common stock, par value $0.001 per share, of Wild Oats Markets, Inc. outstanding consists of: (a) 29,900,167 shares of common stock issued and outstanding, (b) 1,274,380 shares of common stock issuable pursuant to existing stock options with an exercise price below $18.50 per share, and (c) 159,487 shares of restricted common stock and restricted common stock units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The value of the transaction is determined based upon the product of (1) the aggregate of 31,334,034 shares of common stock, par value $0.001 per share, of Wild Oats Markets, Inc. outstanding consisting of: (a) 29,900,167 shares of common stock issued and outstanding, (b) 1,274,380 shares of common stock issuable pursuant to existing stock options with an exercise price below $18.50 per share, and (c) 159,487 shares of restricted common stock and restricted common stock units, and (2) the $18.50 per share merger consideration. The filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, is calculated by multiplying the value of the transaction by 0.0000307.

(4)	Proposed maximum aggregate value of transaction:

$579,679,629

(5)	Total fee paid:

$17,796.17
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The information in this document is not complete and can be changed.
PRELIMINARY DRAFT, DATED JUNE 15, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Wild Oats Markets, Inc. (the “Company”) to be held on          , 2007 at  :00 MDT at          , Boulder, Colorado.

At the special meeting, you will be asked to approve and adopt an agreement and plan of merger that the Company entered into on February 21, 2007, providing for the merger of an affiliate of Whole Foods Market, Inc. (“WFMI”) with and into the Company with the Company surviving as a wholly-owned subsidiary of WFMI. WFMI is one of the leading retailers of natural and organic foods. WFMI operates 195 stores in the United States, Canada and United Kingdom.

If the merger is consummated, the Company’s stockholders will be entitled to receive $18.50 in cash for each share of Company common stock they own. The $18.50 per share being paid pursuant to the merger represents a 17% premium over the closing price of the Company’s common stock on February 20, 2007, the last trading day before the merger was announced, and a 23% premium over the average closing price of the Company’s common stock for the one month prior to announcement.

On February 20, 2007, our board of directors, after carefully considered a number of factors which are described in the accompanying proxy, unanimously determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders, and unanimously approved the form, terms and provisions of the merger agreement. The Company’s board of directors unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

The Company cannot consummate the merger unless the Company’s stockholders approve and adopt the merger agreement. Such approval and adoption requires the affirmative vote of the holders of at least a majority of the shares of Company common stock outstanding on the record date.

The attached notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials (including the annexes) carefully.

Your vote is important. Whether or not you plan to attend the special meeting, you should read the proxy statement and follow the instructions on your proxy card to submit a proxy by mail, telephone or Internet to ensure that your shares will be represented at the special meeting. If you decide to attend the special meeting and vote in person, your vote at the special meeting will revoke any previously submitted proxy.

Sincerely,

Greg Mays
Chairman and CEO

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

This proxy statement is dated          , 2007, and is first being mailed to stockholders of the Company on or about          , 2007.

The information in this document is not complete and can be changed.
PRELIMINARY DRAFT, DATED JUNE 15, 2007

1821 30th Street
Boulder, CO 80301
303-440-5220

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2007

TO OUR STOCKHOLDERS:

Notice Is Hereby Given that a special meeting of Stockholders of Wild Oats Markets, Inc. (the “Company”) will be held on          , 2007 at  :00 MDT at          , Boulder, Colorado. All holders of record of shares of Company common stock at the close of business on          , 2007 are entitled to vote at this special meeting and at any adjournment or postponement thereof. At the special meeting, the Company’s stockholders will be asked to:

1. consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 21, 2007 (the “Merger Agreement”), by and among the Company, Whole Foods Market, Inc. (“WFMI”) and WFMI Merger Co., a wholly-owned subsidiary of WFMI (“Merger Sub”), pursuant to which, upon the merger becoming effective, each outstanding share of the Company’s common stock, par value $.001 (together with associated preferred stock purchase rights, the “Shares”) will be converted into the right to receive $18.50 per share in cash, without interest;

2. approve any motion to adjourn the special meeting to a later date, if necessary or appropriate, and to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

3. transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

All holders of record of Shares at the close of business on          , 2007 are entitled to vote at this special meeting and at any adjournment or postponement thereof. The Company’s board of directors has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, and has unanimously approved the Merger Agreement and related transactions. The Company’s board of directors unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement.

When you consider the recommendation of our board of directors to approve the Merger Agreement, you should be aware that some of our directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally.

Company stockholders who do not vote in favor of approval and adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is consummated, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Special Factors — Appraisal Rights” beginning on page 22 of the accompanying proxy statement and Annex F to the proxy statement.

You are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please vote by phone, Internet or complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the special meeting. The approval and adoption of the merger agreement require the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon. It is important that your shares are represented at this special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also vote by phone or Internet, following the instructions on your ballot. Even if you have given your proxy, you may still vote in person if you attend the special meeting

By Order of the Board of Directors

Freya R. Brier
Senior Vice President and Corporate Secretary

Boulder, Colorado
          , 2007

i

ii

SUMMARY TERM SHEET OF MERGER TERMS AND CONDITIONS

This summary term sheet highlights material information contained in this proxy statement, but does not contain all of the information in this proxy statement that is important to your voting decision. To understand the Merger Agreement fully and for a more complete description of the terms of the Merger, you should carefully read this entire proxy statement, including the attached annexes. In addition, the Company encourages you to read the Merger Agreement and the information incorporated by reference into this proxy statement, which includes important business and financial information about the Company that has been filed with the Securities and Exchange Commission. See “Where Can You Find More Information.” Page references below relate to a more complete description of terms and conditions in this proxy statement.

Important Defined Terms

Company:	Wild Oats Markets, Inc., a Delaware corporation

Company Board	Board of Directors of Wild Oats Markets, Inc.

DGCL:	Delaware General Corporations Law

Effective Time:	The time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware effecting the Merger

FTC:	The Federal Trade Commission

HSR Act:	Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

Merger:	The merger of Merger Sub with and into the Company, with the Company as the survivor

Merger Agreement:	Agreement and Plan of Merger, dated as of February 21, 2007, by and among WFMI, Merger Sub and the Company, a copy of which is attached as Annex A to this proxy statement

Merger Sub:	WFMI Merger Co., a wholly owned subsidiary of Whole Foods Market, Inc.

Per Share Merger Consideration:	$18.50 per Share in cash, without interest

SEC:	Securities and Exchange Commission

Shares:	Wild Oats Markets, Inc. common stock, $.001 par value, including associated preferred stock purchase rights

WFMI:	Whole Foods Market, Inc., a Texas corporation

The Parties (page 10)

•	The Company is a nationwide chain of natural and organic foods markets currently operating 110 natural food stores in 24 U.S. states and British Columbia, Canada under the Wild Oats Marketplace, Henry’s Farmers Market, Sun Harvest and Capers Community Markets banners. The Company’s corporate headquarters are located at 1821 30th Street, Boulder, Colorado, 80301, and its principal phone number is 303-440-5220.

•	WFMI is one of the leading retailers of natural and organic foods currently operating 195 stores in the United States, Canada and the United Kingdom. WFMI’s principal offices are located at 550 Bowie Street, Austin, Texas 78703, and its phone number is (512) 477-4455.

•	Merger Sub is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the tender offer and the Merger. Merger Sub’s principal executive offices are located at 550 Bowie Street, Austin, Texas 78703, and Merger Sub’s telephone number at such principal executive offices is (512) 477-4455.

Recommendation of the Company’s Board of Directors (page 14)

The Company Board has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, and has unanimously approved the Merger Agreement and related transactions. The Company Board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement.

Principal Reasons for the Merger (page 14)

The principal reasons for the Merger include, among others, the risks and uncertainties of executing the Company’s business and financial plans as a stand-alone company and the opportunity for the Company’s stockholders to receive a cash payment for their Shares at a significant premium to historical trading prices. See “Special Factors — Recommendation of the Company’s Board of Directors and Its Reasons for the Merger.”

What You Will Receive in the Merger (page 30)

If the Merger is consummated, each outstanding Share (other than Shares held in the treasury of the Company, owned by Merger Sub, WFMI or any wholly-owned subsidiary of WFMI or the Company, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will be converted into the right to receive the Per Share Merger Consideration (i.e., $18.50 in cash). You will receive the Per Share Merger Consideration in respect of your Shares after you remit your stock certificate(s) evidencing your Shares or exchange your book-entry Shares in accordance with the instructions contained in a letter of transmittal to be sent to you as soon as reasonably practicable after consummation of the Merger, together with a properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions. If your Shares are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or nominee as to how to surrender your “street name” Shares and receive cash for those Shares.

Treatment of Company Stock Options, ESPP and RSUs (page 30)

The Merger Agreement provides that, no later than the Effective Time, each outstanding and unexercised option to acquire Shares granted under any of the Company’s equity incentive plans, whether vested or unvested, will automatically be terminated and will thereafter solely represent the right to receive, in exchange, an amount in cash equal to the product of the number of Shares subject to such option and the excess, if any, of the Per Share Merger Consideration over the exercise price per Share subject to such option. Options having an exercise price per Share equal to or greater than the Per Share Merger Consideration will, at the Effective Time, be cancelled without payment of any consideration. The Company Board has taken actions under the Company’s Employee Stock Purchase Plan such that no further offering periods for the purchase of Shares thereunder would commence following the expiration of the offering period that ended December 31, 2006. Immediately prior to the Effective Time, all granted but unvested restricted stock units, or RSUs, will become fully vested. Each Share of restricted stock and each Share represented by an RSU will, at the Effective Time, be cancelled and converted into the right to receive the Per Share Merger Consideration.

Opinion of Financial Advisor (page 18)

Citigroup Global Markets Inc. delivered its written opinion to the Company Board that, as of February 20, 2007, and based upon and subject to the factors and assumptions set forth in its written opinion, the $18.50 per share in cash to be received by the holders of Company Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of Citigroup’s written opinion is attached to this proxy statement as Annex C.

Appraisal Rights (page 22)

Holders of Shares who do not vote in favor of approval and adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their Shares as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. Any holder of Shares intending to exercise his appraisal rights, among other things, must submit a written demand for an appraisal to the Company prior to the vote on the approval and adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of approval and adoption of the Merger Agreement.

Material United States Federal Income Tax Consequences (Page 24).

The receipt of cash in exchange for Shares pursuant to the Merger will be a taxable sale transaction for United States federal income tax purposes. In general, you will recognize gain or loss in the Merger in an amount equal to the difference, if any, between the cash you receive and your tax basis in Shares surrendered. Payment of the cash consideration with respect to the disposition of Shares pursuant to the Merger may be subject to information reporting and United States federal backup withholding tax at the applicable rate (currently 28%), unless a holder of Shares properly certifies its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. Tax matters are very complicated. The tax consequences of the Merger to you will depend upon your particular circumstances. You should consult your tax advisor for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.

Regulatory Approvals (Page 25)

The Merger is subject to U.S. antitrust laws. WFMI and the Company separately filed the required notifications under the HSR Act with both the Antitrust Division of the Department of Justice and the FTC. On March 13, 2007, the FTC issues a request for additional documentary material and information, which is commonly referred to as a second request. On June 7, 2007, the FTC filed suit in federal district court challenging the Merger on antitrust grounds and seeking a temporary restraining order and preliminary injunction to block the Merger pending a trial on the merits. WFMI and the Company consented to a temporary restraining order pending the hearing of the preliminary injunction, which has been scheduled for July 31 and August 1, 2007. While WFMI and the Company are optimistic that the FTC’s case is without legal or factual merit and have agreed to cooperate to vigorously challenge the FTC in court, there can be no assurance that the parties will be successful in this matter or that the matter will be resolved prior to the Outside Date (defined below under “Termination of the Merger Agreement”).

The Merger Agreement provides that, in the event that any administrative or judicial action or proceeding is instituted by a government entity or private party challenging the Merger or any transaction contemplated by the Merger Agreement, each of WFMI, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by the Merger Agreement, and each have further agreed to take all reasonable actions that are necessary, proper or advisable to avoid any obstacle that may be asserted by any governmental authority under applicable antitrust laws to enable the Merger to be completed as soon as possible, and to cause the termination of the applicable HSR waiting periods.

Source of Funds (page 26)

The Merger is not subject to a financing contingency. WFMI intends to fund the Merger with cash on hand and borrowing capacity under its credit facilities.

Merger Agreement (page 29)

A copy of the Merger Agreement is attached to this proxy statement as Annex A and a summary of the Merger Agreement is provided beginning on page A-1 of this proxy statement. You are encouraged to carefully read the Merger Agreement as it is the legal document that contains the terms and conditions of the Merger.

The Tender Offer (page 28)

Pursuant to the Merger Agreement, Merger Sub made a cash tender offer disclosed in a Tender Offer Statement on Schedule TO dated February 27, 2007 filed with the SEC to purchase all outstanding Shares at a price of $18.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal, copies of which are filed as Annexes D and E hereto and are incorporated herein by reference. The current expiration date of the tender offer is June 20, 2007, which may be extended from time to time by WFMI but not beyond the Outside Date without the Company’s consent.

Holders that have tendered their Shares in the tender offer are counted for the purpose of determining whether a quorum exists and are eligible to vote their Shares at the special meeting. We urge you to vote your Shares “FOR” the proposal to approve and adopt the Merger Agreement.

The Merger (page 29)

Promptly following either (i) the Merger having been approved by stockholders of record owning a majority of our Shares (whether or not the tender offer closes), or (ii) at least 90% of the Shares being tendered to and purchased by Merger Sub in the tender offer, allowing Merger Sub to merge with the Company under Delaware’s “short form” merger statute, Merger Sub will (subject to satisfaction of the other conditions set forth in the Merger Agreement) merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of WFMI.

No-Solicitation (page 33)

The Merger Agreement contains restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a competing proposal as described in “Merger Agreement— No Solicitation of Alternative Acquisition Proposals.” Notwithstanding these restrictions, under certain limited circumstances, the Company may furnish non-public information to a third party making a competing proposal (after entering into a confidentiality agreement with such third party) and engage in discussions or negotiations with a third party with respect to a superior proposal, in each case after furnishing prior written notice of such proposal to WFMI and satisfying the other conditions described in the Merger Agreement.

Conditions to the Merger (page 36)

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

•	unless the Merger is consummated as a “short-form” merger under Delaware Law, the Merger Agreement shall have been approved and adopted by the requisite vote of holders of the outstanding Shares of the Company;

•	the applicable waiting period under the HSR Act shall have expired or been terminated; and

•	no statute, rule, regulation, judgment, writ, decree, order or injunction or similar action shall have been promulgated, issued or taken by any governmental entity of competent jurisdiction that makes illegal or prohibits consummation of the Merger.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

•	WFMI and Merger Sub having complied in all material respects with their respective agreements contained in the Merger Agreement; and

•	all material representation and warranties of WFMI and Merger Sub contained in the Merger Agreement being true and correct, except for certain breaches of representations and warranties that do not have a material adverse effect on WFMI’s and Merger Sub’s ability to consummate the Merger.

Unless Merger Sub has purchased Shares in the tender offer, the obligations of WFMI and Merger Sub to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

•	the Company having complied in all material respects with its agreements contained in the Merger Agreement;

•	all material representations and warranties of the Company contained in the Merger Agreement being true and correct, except for certain breaches of representations and warranties that are not reasonably expected to have a Material Adverse Effect, which is defined below under “Merger Agreement — Representations and Warranties;”

•	no change, event or circumstance shall have occurred since the date of the Merger Agreement that has a Material Adverse Effect; and

•	the parties having received certain third party consents, except where the failure to obtain any such consent is not reasonably expected to have a Material Adverse Effect.

Termination of the Merger Agreement (page 36)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of the Company Board and the board of directors of WFMI.

The Merger Agreement may be terminated by either party if:

•	The Merger is not consummated by the Outside Date (defined below) and a breach by the party seeking to terminate the Merger Agreement is not the principal cause of the Merger not being consummated by such date;

•	A governmental entity takes final action permanently prohibiting the Merger and the party seeking to terminate the Merger Agreement used its reasonable best efforts to avoid such action from occurring;

•	Stockholder approval of the Merger Agreement, if necessary, is not obtained; or

•	The non-terminating party has materially breached its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

As used in this proxy statement, Outside Date refers to June 30, 2007, the latest date the Merger can be consummated, unless, as of June 30, 2007, either

•	all of the conditions to the consummation of the Merger are satisfied, other than (A) the Merger being approved by the Company’s stockholders; or (B) the applicable HSR Act waiting periods being expired or terminated; or

•	any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the tender offer or the Merger (as applicable) and such order, decree, ruling or other action has not become final and nonappealable, in which case, the latest date the Merger can be consummated is August 31, 2007.

Subject to certain conditions, including payment of the Termination Fee described below under “— Termination Fee Payable by the Company and WFMI,” the Merger Agreement may be terminated by the Company if, at any time prior to the earlier of (i) the purchase of Shares by Merger Sub in the tender offer and (ii) a meeting of the Company’s stockholders to vote on the Merger, the Company Board determines in good faith after consultation with its legal and financial advisors that

•	the terms of an alternative acquisition proposal are superior from a financial point of view to the terms of the tender offer and Merger, and

•	it is necessary to withdraw or modify its recommendation in respect of the tender offer and Merger to comply with its fiduciary duties to stockholders under applicable law.

Termination Fee Payable by the Company and WFMI (page 37)

The Merger Agreement provides that the Company will be obligated to pay WFMI a fee of $15.2 million, which we refer to in this proxy statement as the Termination Fee, if:

•	The Company terminates the Merger Agreement under the circumstance described above in the last paragraph under “— Termination of the Merger Agreement;” or

•	Both of the following occur:

•	either party properly terminates the Merger Agreement as a result of the Merger not being consummated by the Outside Date or failure of the stockholders to approve the Merger by such date; and

•	within twelve months after the date of such termination, the Company consummates a transaction with a third party for the acquisition of the Company.

In addition, either party will be obligated to pay the other a $4.0 million termination fee if the Merger fails to close for certain breaches by the paying party of its representations, warranties, covenants or obligations.

Tender and Support Agreement with Yucaipa Stockholders (page 38)

Yucaipa, which holds approximately 18% of the Company’s outstanding Shares, has agreed pursuant to a Tender and Support Agreement with the Company, WFMI and Merger Sub to vote its Shares in favor of the Merger at any meeting of stockholders in which the Merger is considered, and at every adjournment or postponement of such meeting.

Interests of the Company’s Directors and Executive Officers in the Merger (page 19)

When considering the recommendation by the Company Board, you should be aware that a number of the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of the Company’s other stockholders. The Company Board was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement and the related transactions. Each of these additional interests is described in this proxy statement, to the extent material, and, except as described in this proxy statement, such persons have, to the knowledge of the Company, no material interest in the Merger apart from those of the Company’s common stockholders generally. See “Special Factors — Interests of Certain Persons in Matters to be Acted Upon.”

Price Range of Common Stock and Dividend Information (page 39)

The Shares are listed on Nasdaq and trade under the symbol OATS. The Company does not currently pay dividends on the Shares. See “Other Important Information Regarding the Company-Price Range of Common Stock and Dividend Information.”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have regarding the proposed Merger and the other matters being considered at the special meeting and brief answers to those questions. The Company urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the proposed Merger. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement.

WHAT AM I BEING ASKED TO VOTE ON?

The Company is asking for your vote to approve and adopt the Merger Agreement, which will result in Merger Sub being merged with and into the Company with the Company surviving the Merger and continuing its existence as a wholly-owned subsidiary of WFMI.

WHY AM I RECEIVING THESE MATERIALS?

In order to consummate the Merger, the Company’s stockholders must approve and adopt the Merger Agreement. Under the General Corporation Law of the State of Delaware, or DGCL, in order for the Merger Agreement to be approved and adopted, a majority of the outstanding Shares must be voted in favor of approval and adoption of the Merger Agreement at a meeting of the Company’s stockholders. A quorum is necessary to hold the special meeting. A quorum exists if at least a majority of the votes entitled to be cast at the special meeting are present in person or by proxy.

This proxy statement contains important information about the proposed Merger, the Merger Agreement and the special meeting, which you should read carefully. The enclosed voting materials allow you to vote your Shares without attending the special meeting.

For a more complete description of the special meeting, see “The Special Meeting of Stockholders.”

Your vote is very important. You are encouraged to vote as soon as possible.

IF I TENDER MY SHARES AM I STILL PERMITTED TO VOTE AT THE MEETING?

Yes.  Holders that have tendered their Shares in the tender offer are counted for the purpose of determining whether a quorum exists and are eligible to vote their Shares at the special meeting. We urge you to vote your Shares “FOR” the proposal to approve and adopt the Merger Agreement.

WHAT WILL I RECEIVE IF THE MERGER IS APPROVED AND CONSUMMATED?

If the Merger is consummated, at the Effective Time, the Company’s stockholders will be entitled to receive $18.50 per share in cash, without interest, for each Share they own. For example, if you own 100 Shares upon completion of the Merger you will receive $1,850 in cash.

For a more complete description of what the Company’s stockholders will be entitled to receive pursuant to the Merger, see “Merger Agreement — Merger Consideration.”

WHAT WILL HAPPEN IN THE PROPOSED MERGER TO OPTIONS TO PURCHASE SHARES?

The Merger Agreement provides that, no later than the Effective Time of the Merger, each outstanding and unexercised option to acquire Shares granted under any of the Company’s equity incentive plans, whether vested or unvested, will automatically be terminated in exchange for an amount in cash equal to the product of the number of Shares subject to such option and the excess, if any, of the Per Share Merger Consideration (i.e., $18.50 in cash) over the exercise price per Share subject to such option. Options having an exercise price per Share equal to or greater than the Per Share Merger Consideration will be cancelled without payment of any consideration.

WILL THE MERGER BE TAXABLE TO ME?

Yes. The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and may be a taxable transaction under state and local tax law as well. A U.S. Holder that receives cash for Shares pursuant to the Merger will recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares. Such gain or loss will be long-term if the U.S. Holder’s holding period for the Shares is more than one year at the time of sale.

Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects to you of the consummation of the Merger. See “Special Factors — United States Federal Income Tax Considerations.”

AFTER THE MERGER IS CONSUMMATED, HOW WILL I RECEIVE THE CASH FOR MY SHARES?

After the Merger is consummated, you will receive written instructions from the exchange agent to be appointed by WFMI on how to exchange your Company common stock certificates or book-entry Shares for the Per Share Merger Consideration. You will receive cash for your Shares from the exchange agent after you comply with these instructions.

If your Shares are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or nominee as to how to surrender your “street name” Shares and receive cash for those shares.

SHOULD I SEND IN MY COMPANY STOCK CERTIFICATES NOW?

No. After the Merger is consummated, you will receive written instructions from the exchange agent on how to exchange your Company common stock certificates for the Per Share Merger Consideration. Please do not send in your Company common stock certificates with your proxy card.

WHAT CONDITIONS ARE REQUIRED TO BE FULFILLED TO CONSUMMATE THE MERGER?

The Company, WFMI and Merger Sub are not required to consummate the Merger unless specified conditions are satisfied or waived. These conditions include, among others, approval and adoption of the Merger Agreement by the Company’s stockholders and the expiration or early termination of the waiting period required under the HSR Act. On June 7, 2007, the FTC filed suit in federal district court challenging the Merger on antitrust grounds and seeking a temporary restraining order and preliminary injunction to block the Merger pending a trial on the merits. WFMI and the Company consented to a temporary restraining order pending the hearing of the preliminary injunction, which has been scheduled for July 31 and August 1, 2007. While WFMI and the Company are optimistic that the FTC’s case is without legal or factual merit and have agreed to cooperate to vigorously challenge the FTC in court, there can be no assurance that the parties will be successful in this matter or that the matter will be resolved prior to the Outside Date.

IS THE MERGER SUBJECT TO WFMI OBTAINING NEW FINANCING?

No. WFMI intends to finance the Merger using cash on hand and borrowing capacity under its existing credit facilities.

WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

Under the DGCL, in order for the Merger Agreement to be approved and adopted, a majority of the outstanding Shares must be voted in favor of approval and adoption of the Merger Agreement at a meeting of the Company’s stockholders, provided that a quorum is present. Our transfer agent, Wells Fargo Bank, N.A., will act as inspector of election at the special meeting, determining whether or not quorum is present, and separately counting affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. Abstentions are not counted as votes cast where approval of a matter is by plurality of votes cast. Where approval of a matter requires the affirmative vote of a majority of the total votes cast on a proposal, abstentions count toward the tabulation of votes cast on the proposal and will have the same effect as negative votes.

HOW MANY VOTES DOES THE COMPANY ALREADY KNOW WILL BE VOTED IN FAVOR OF THE MERGER PROPOSAL?

Pursuant to a Tender and Support Agreement, Yucaipa has agreed to vote its Shares in favor of the Merger, which represent approximately 18% of our outstanding Shares.

WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

The Company, WFMI and Merger Sub are working to complete the Merger as quickly as possible. However, they cannot predict the exact timing of the consummation of the Merger because it is subject to several conditions, including successful resolution of the action brought by the FTC challenging the Merger. See “Special Factors — Regulatory Approvals.”

WHAT IF I OBJECT TO THE MERGER?

Under Delaware law, you have the right to seek appraisal of the fair value of your Shares as may be determined by the Delaware Court of Chancery if the Merger is consummated. However, you must follow the procedures under Delaware law explained in this proxy statement in order to do so. In order to preserve your appraisal rights, Delaware law requires, among other things, that you do not vote in favor of the approval and adoption of the Merger Agreement at the special meeting.

WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

The special meeting will be held on          , 2007 at  :00 MDT at          , Boulder, Colorado.

HOW DOES THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT I VOTE ON THE MERGER?

The Company Board recommends that all stockholders vote FOR the Merger, for the reasons that are described in this proxy.

WHO CAN VOTE AT THE MEETING?

Only holders of record of Shares at the close of business on the          , 2007 will be entitled to notice of, and to vote at the special meeting of Stockholders. At the close of business on          , 2007, we had outstanding and entitled to vote            Shares. Each holder of record of Shares on the record date has one vote for each Share held on all matters to be voted upon at the special meeting.

WHAT HAPPENS IF I SELL MY SHARES BEFORE THE SPECIAL MEETING?

The record date for the special meeting is earlier than the date of the special meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the record date but before the special meeting you will retain your right to vote at the special meeting, but will transfer the right to receive the Per Share Merger Consideration to the person to whom you transfer your Shares, so long as such person owns the Shares when the Merger is consummated.

HOW DO I VOTE?

There are four different ways that those who are stockholders as of close of business on the record date can cast their vote at the special meeting. You may cast your vote by:

1. Telephone, using the toll-free number listed on each proxy card (if you are a stockholder of record) or vote instruction card (if your shares are held by a bank or broker). Telephonic votes may be cast through 12:00 p.m. (noon) Eastern Time on          , 2007;

2. The Internet, at the address provided on each proxy or vote instruction card. Internet votes may be cast through 12:00 p.m. (noon) Eastern Time on          , 2007;

3. Marking, signing, dating and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all of the proposals; or

4. Attending the special meeting (if your shares are registered directly in your name on the Company’s books and not held through a broker, bank or other nominee). Please note, however, that if a broker, bank or other nominee is the record holder of your shares (i.e. the shares are held in “street name”) and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

You can revoke a previously given proxy at any time before it is voted. You may revoke your proxy by filing a written notice of revocation of proxy with the Corporate Secretary of the Company at our executive offices at 1821 30th Street, Boulder, Colorado 80301. You can also revoke your proxy by casting a vote by mail, telephone or via the Internet received at a later date than the original proxy. Attending the special meeting and voting in person may also revoke the proxy, but attendance at the meeting will not, by itself, revoke a proxy. The latest-dated, properly completed proxy that you submit whether by mail, telephone or Internet will count as your vote.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS FOR THE SPECIAL MEETING?

You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please mark, sign, date and return each proxy card and voting instruction card that you receive.

HOW WILL I KNOW THE MERGER HAS OCCURRED?

If the Merger occurs, the Company and/or WFMI will promptly make a public announcement of this fact.

WHO CAN HELP ANSWER MY QUESTIONS?

If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement, the enclosed proxy card or voting instructions, please contact Investor Relations at Wild Oats Markets, Inc., at the following telephone number: (303) 396-6984.

THE PARTIES

The Company

The Company is the subject company of the proposed Merger. The Company is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.2 billion in annual sales, the Company currently operates 110 natural food stores in 24 states and British Columbia, Canada. The Company’s markets include: Wild Oats Marketplace, Henry’s Farmers Market, Sun Harvest and Capers Community Markets.

The Company is dedicated to providing a broad selection of natural, organic and gourmet foods, environmentally friendly household products and natural vitamins, supplements, herbal and homeopathic remedies and body care products at competitive prices, in an inviting and educational store environment that emphasizes customer service. The Company’s broad selection of natural and organic products appeals to health-conscious shoppers while offering virtually every product category found in a conventional supermarket, including dry grocery, produce, meat, poultry, seafood, dairy, frozen, prepared foods, bakery, vitamins and supplements, health and body care, and household items. The Company believes that industry data stating the natural products industry currently comprises less than 5% of the total grocery industry suggests significant potential to continue to expand its customer base.

WFMI

WFMI is a public company whose common stock is traded on the Nasdaq Global Select Market under the symbol “WFMI”. WFMI is one of the leading retailers of natural and organic products. WFMI’s mission is to promote the vitality and well-being of all individuals by supplying the highest quality, most wholesome foods available. WFMI’s core mission is devoted to the promotion of organically grown foods, food safety concern, and the sustainability of the entire ecosystem. Through WFMI’s growth, it has had a large and positive impact on the natural and organic foods movement throughout the United States, helping lead it to nationwide acceptance over the last 26 years.

WFMI opened its first store in Austin, Texas in 1980 and completed its initial public offering in January 1992. WFMI operates 195 stores in the United States, Canada and the United Kingdom. WFMI’s stores are supported by regional distribution centers, bakehouse facilities, commissary kitchens, seafood-processing facilities, produce procurement centers, a national meat purchasing office and a specialty coffee procurement and roasting operation.

Merger Sub

Merger Sub is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the tender offer and the Merger. Merger Sub is wholly-owned subsidiary of WFMI.

SPECIAL FACTORS

Background of the Merger

From time to time the Company has explored a variety of strategic alternatives with a view of enhancing stockholder value, including the possible sale of the Company. During 2004 and 2005, management of the Company, together with its financial advisor, contacted several companies in the grocery industry regarding a possible acquisition of the Company as well as several potential financial buyers. These discussions led to a preliminary proposal from a potential financial buyer for an acquisition of all of the shares of the Company that was not acceptable to the Company at the time. The process of seeking out potential strategic and financial buyers of the Company was terminated in late summer 2005. The current transaction recommended by the Company Board provides consideration substantially in excess of the previous proposal and any other proposal discussed in 2004 and 2005.

On October 19, 2006, the Company’s existing Chief Executive Officer resigned and was replaced on an interim basis by Gregory Mays, the Chairman of the Company Board. Also at such time the Company Board appointed an Executive Committee consisting of Company Board members Brian K. Devine and John Shields to interact with Mr. Mays on interim management of the Company.

On December 20, 2006, the Company’s existing Chief Financial Officer announced he was resigning effective December 31, 2006. The Company Board appointed Mr. Mays to act as interim Chief Financial Officer.

On January 4, 2007, John P. Mackey, the Chief Executive Officer and Chairman of the Board of Directors of WFMI contacted Mr. Mays and suggested that Mr. Mays meet with him to discuss a potential acquisition transaction of the Company by WFMI. Mr. Mackey proposed discussing a transaction where WFMI would commence a cash tender offer for all of the Company outstanding shares at a price per share substantially above the market value of the Company’s common stock to be followed by a cash merger. Mr. Mackey further stated that he believed that the stock of the Company was already trading at a premium to market as a result of Yucaipa’s investment in the Company. Mr. Mackey further stated that WFMI would only be interested in pursuing such a transaction if WFMI and the Company could enter into a definitive acquisition agreement no later than February 21, 2007, the scheduled date for WFMI’s earnings release for the first quarter of fiscal year 2007. Mr. Mays agreed to discuss with the Company Board scheduling a face to face meeting with Mr. Mackey to discuss a potential transaction with the Company.

Later on January 4, 2007 and through January 5, 2007, Mr. Mays contacted the members of the Company Board to schedule a meeting of the Company Board on January 6, 2007.

On January 6, 2007, the Company Board met telephonically to discuss the potential transaction, and representatives of the Company’s outside legal counsel advised the Board of its fiduciary duties with respect to a possible transaction. After discussing the potential transaction proposed by WFMI, the Company Board authorized Mr. Mays to enter into preliminary discussions with WFMI regarding the terms of a potential transaction with WFMI and to schedule a meeting with Mr. Mackey. The Board also suggested that Mr. Shields attend such meeting.

Following the January 6, 2007 meeting, Mr. Mays contacted Mr. Mackey and scheduled a meeting for January 10, 2007 in Dallas, Texas.

From January 6, 2007 to January 8, 2007, the Company and WFMI and their respective outside counsel prepared and negotiated the terms of a confidentiality agreement, including a standstill agreement from WFMI, which was signed on January 8, 2007.

On January 10, 2007, Mr. Mays and Mr. Shields met in person in Dallas, Texas with Mr. Mackey and James P. Sud, WFMI’s Executive Vice President of Growth and Business Development, to discuss the nature and terms of WFMI’s proposal. Mr. Mays provided Mr. Mackey and Mr. Sud with publicly available information about the Company’s general business prospects and financial outlook. Mr. Mackey, on behalf of WFMI, again proposed a transaction to acquire the Company involving a cash tender offer for all of the Company’s outstanding stock followed by a cash merger. Based upon the diligence materials he had been provided at the time, Mr. Mackey proposed a price range of $16.00-$18.00 per share. Mr. Mays proposed, and Mr. Mackey agreed, that the tender offer and the Merger would not have a financing condition or diligence condition, that the termination fee payable by the Company would be no more than 2.5% of the equity value of the Company, that the Merger Agreement would contain other provisions to assure certainty of closing the transaction, and that WFMI would require only limited confirmatory diligence, in addition to WFMI’s review of the publicly available financial and operating information. Mr. Mackey again stated that WFMI was scheduled to release its earnings and hold its analyst call on February 21, 2007 and that this date was WFMI’s deadline to sign a definitive agreement to acquire the Company. Mr. Mays also indicated that he did not believe that a price in the price range proposed by Mr. Mackey would be acceptable to the Company Board.

Following the January 10, 2007 meeting, Mr. Mays and Mr. Sud spoke regularly over the telephone regarding WFMI’s proposal and the respective businesses of the Company and WFMI generally. In these conversations, Mr. Mays strongly emphasized to Mr. Sud that in order to accomplish a transaction in the indicated time, WFMI would have to propose its best price for the acquisition of the Company and he again strongly indicated that a price in the proposed range would not be acceptable to the Company Board.

On January 11, 2007, the Company Board met telephonically to discuss the January 10, 2007 meeting in Dallas, Texas and the status of the potential transaction with WFMI. The Company Board discussed the status of the negotiations with WFMI, including WFMI’s proposed purchase price range. At the conclusion of the meeting the Company Board authorized Mr. Mays to continue to negotiate the terms of the proposed transaction with WFMI and to hire a financial advisor on behalf of the Company.

On January 12, 2007, WFMI delivered a diligence request which the Company responded to. WFMI then followed up with a second diligence request on January 15, 2007, which the Company also responded to.

On January 20, 2007, Mr. Mackey telephoned Mr. Mays and, on behalf of WFMI, submitted to the Company a verbal, non-binding, all-cash proposal to buy the Company for $17.50 per share pursuant to a tender offer followed by a merger as previously discussed. Mr. Mays indicated to Mr. Mackey that the proposed price per share would not be acceptable to the Company Board and expressed his view that WFMI was undervaluing certain assets of the Company.

During the week of January 22, 2007, the Company engaged Citigroup Global Markets Inc., which we refer to in this proxy as Citigroup, as its financial advisor in connection with the Company’s potential transaction with WFMI.

During the period of January 22, 2007 to February 6, 2007, WFMI continued its diligence activities and representatives of Citigroup and the Company engaged in discussions concerning the terms of any proposed transaction, including continuing negotiations for a higher price. Through Citigroup, the Company also contacted the third party which had expressed the most interest in the Company during prior exploration of strategic alternatives to determine their current level of interest and was advised that, while that party might be interested in purchasing selected store sites, it did not have an interest in acquiring the entire equity interest in the Company.

On February 7, 2007, Mr. Sud telephoned Mr. Mays and, on behalf of WFMI, proposed that WFMI acquire the Company for $18.50 per share pursuant to the cash tender offer and cash merger transaction structure previously discussed. Mr. Sud stated that this valuation represented WFMI’s best and final offer. Mr. Sud also discussed with Mr. Mays the requirement that Yucaipa execute a tender and support agreement. The oral proposal was followed shortly thereafter by a non-binding written proposal that included a request for additional diligence materials.

On February 8, 2007, the Company Board met to discuss WFMI’s proposal. Representatives of Citigroup gave a presentation to the Company Board regarding the financial aspects of WFMI’s proposal and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to in this proxy as Skadden, the Company’s special counsel, described for the Company Board its fiduciary duties in connection with the potential transaction with WFMI. At the conclusion of the meeting, the Company Board authorized Mr. Mays to continue to negotiate the terms of the proposed transaction with WFMI and instructed Mr. Mays and Citigroup to contact WFMI and WFMI’s financial advisor to determine if the per share price offered by WFMI was its best and final offer.

Following the February 8, 2007 meeting, Mr. Mays had discussions with representatives of WFMI and Citigroup had discussions with representatives of WFMI’s financial advisor and following these discussions both Mr. Mays and Citigroup concluded that the price per share offered by WFMI was WFMI’s best and final offer. Also following this meeting the parties continued to discuss diligence information concerning the Company and certain requested revisions to the Merger Agreement in order to assure the Company Board that any transaction once announced, might have a high degree of certainty of being consummated.

On February 9, 2007, WFMI sent Skadden a proposed draft of the Merger Agreement.

On February 10, 2007, the Company Board met telephonically to discuss the status of the discussions, WFMI’s proposed purchase price and other aspects of the proposed transaction, including the structure and timing of the transaction as well as the conditions to closing. Representatives of Skadden reviewed for the Company Board certain issues raised in the draft Merger Agreement, including the circumstances under which the Merger Agreement could be terminated. At such meeting, Mr. Mays and Citigroup advised the Company Board that, in their view, based upon their negotiations with WFMI, WFMI’s proposed price of $18.50 per share represented its best and final offer. Following such meeting, and having concluded that it had obtained WFMI’s best and final offer, the Company Board authorized the Company’s Compensation Committee to adopt such arrangements as it deemed advisable to secure the services of the workforce necessary to run the business during the sale and transition period by adopting a transition bonus plan for the general workforce and modifying the compensation arrangements for Mr. Mays as interim Chief Executive Officer.

From February 10, 2007 to February 21, 2007, representatives from the Company, WFMI and their respective outside financial and legal advisors, had frequent discussions and negotiations regarding the Merger Agreement.

On February 15, 2007, the Company’s Compensation Committee met telephonically to discuss 2006 bonuses and compensation issues relating to WFMI’s proposal. At such meeting the Compensation Committee authorized certain matters in connection with the tender offer and Merger subject to full Company Board approval, including: (i) upon the earlier of consummation of the tender offer or the Merger (x) the termination of the Company’s employee stock purchase plan and (y) the acceleration of outstanding Company stock options, (ii) upon the Effective Time, the cancellation of each Company stock option in exchange for the right to receive the difference between the $18.50 offer price and the exercise price of such option, (iii) adoption of the Company’s 2007 Transition Bonus Plan, and (iv) modification of the compensation arrangements for Mr. Mays.

During the week of February 12, 2007, representatives of the Company had discussions with representatives of Yucaipa regarding the Tender and Support Agreement and drafts of such agreement were circulated and negotiated among WFMI, the Company and Yucaipa.

On February 17, 2007, the Company Board met telephonically to discuss the status of the proposed transaction with WFMI. Representatives of Skadden updated the Company Board on the status of the Merger Agreement, diligence matters and the issues that were under discussion among the parties. At the conclusion of the meeting the Company Board scheduled a meeting for February 20, 2007 to consider the approval of the Merger Agreement and the transactions contemplated thereby.

From February 17, 2007 to February 21, 2007, representatives from the Company, WFMI and their respective financial and legal advisors, had frequent discussions regarding finalizing the Merger Agreement and the related documents. Also during this period, representatives of Yucaipa, the Company and WFMI finalized the Tender and Support Agreement.

On February 20, 2007, the Company Board met telephonically. Mr. Mays described for the Company Board discussions he had with representatives of WFMI since the Company Board meeting on February 17, 2007. Representatives of Citigroup gave a presentation to the Company Board regarding the financial aspects of WFMI’s proposal. Citigroup delivered an oral fairness opinion, with a written copy to be delivered by Citigroup subsequently. Representatives of Skadden updated the Company Board on discussions with representatives of WFMI and reviewed with the Company Board in detail the terms of the tender offer and the Merger Agreement. Representatives from Skadden, Citigroup and management addressed questions from the Company Board. After a general discussion involving all of the members of the Company Board, the Company Board by a unanimous vote determined that the proposed tender offer and Merger are fair to and in the best interests of the Company and its stockholders, and approved the form, terms and provisions of the Merger Agreement and authorized the officers of the Company to execute the Merger Agreement and related documents following the approval of the Board of Directors of WFMI. The Company Board also approved the actions taken by the Compensation Committee.

On February 21, 2007, the Board of Directors of WFMI approved the Merger Agreement and the tender offer. Following such meeting, WFMI, Merger Sub and the Company executed and delivered the Merger Agreement and related documents and publicly announced the proposed transaction.

On February 27, 2007, Merger Sub commenced its tender offer for Shares of the Company at $18.50 per Share. On March 21, 2007, WFMI extended the expiration date to April 24, 2007. On April 24, 2007, WFMI further extended the expiration date for its tender offer to May 22, 2007 and on May 22, 2007, WFMI further extended the expiration date for its tender offer to its current expiration date of June 20, 2007.

Recommendation of the Company’s Board of Directors and Its Reasons for the Merger

Recommendation of the Board of Directors

The Company Board has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, and has unanimously approved the Merger Agreement and related transactions. The Company Board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby, including the tender offer and the Merger, and recommending that the Company stockholders tender all of their Shares of Common Stock pursuant to the tender offer and vote their Shares in favor of the Merger, the tender offer and adoption of the Merger Agreement and the other transactions contemplated thereby, in accordance with the applicable provisions of Delaware law, the Company Board consulted with the Company’s senior management, legal counsel and financial advisor and considered a number of factors, including the following:

•	Financial Condition and Prospects of the Company. The Company Board considered the current and historical financial condition, results of operations, business and prospects of the Company as well as the Company’s financial plan and prospects if it were to remain an independent company, including the substantial capital expenditures required to advance the Company’s business plan and the accompanying risks associated with financing such capital expenditures. The Company Board discussed the Company’s current financial plan, including the risks associated with achieving and executing upon the Company’s business plan including the need to identify and hire a permanent CEO and a CFO for the Company. The Company Board considered that the holders of Common Stock would continue to be subject to the risks and uncertainties of the Company’s financial plan and prospects unless the Common Stock was acquired for cash.

•	Transaction Financial Terms; Premium to Market Price. The Company Board considered the $18.50 per share price to be paid in cash for each share of the Company’s common stock, which represents a 17% premium over the closing price of the Company’s common stock on February 20, 2007, the last trading day before the tender offer and the Merger were announced, and a 23% premium over the average closing price of the Company’s common stock for the one month prior to announcement.

•	Historical Trading Prices. The Company Board considered the relationship of the $18.50 offer price to the historical trading prices of the Shares.

•	Cash Tender Offer; Certainty of Value. The Company Board considered the form of consideration to be paid to holders of Shares in the tender offer and the Merger and the certainty of value of such cash consideration. The Company Board also considered that, while the consummation of the tender offer gives the stockholders the opportunity to realize a premium over the prices at which the Shares were traded prior to the public announcement of the Merger and tender offer, tendering in the tender offer would eliminate the opportunity for stockholders to participate in the future growth and profits of the Company.

•	Timing of Completion. The Company Board considered the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement, and the structure of the transaction as a tender offer for all Shares, which should allow stockholders to receive the transaction consideration in a relatively short time frame, followed by the Merger in which stockholders will receive the same consideration as received by stockholders who tender their Shares in the tender offer. The Company Board also considered the business reputation of WFMI and its management and the substantial financial resources of WFMI and, by extension, Merger Sub, which the Company Board believed supported the conclusion that an acquisition transaction with WFMI and Merger Sub could be completed relatively quickly and in an orderly manner.

•	Citigroup Fairness Opinion. The Company Board considered the presentation of Citigroup as to various financial matters and the Citigroup Opinion (as defined below), dated February 20, 2007, to the effect that, as of the date of the opinion, the cash consideration to be received by holders of Shares pursuant to the tender offer and the Merger is fair from a financial point of view to such stockholders. The full text of the Citigroup Opinion which sets forth the procedures followed, the factors considered, the limitations on the review undertaken and the assumptions made by Citigroup in arriving at its opinion is attached hereto as Annex B and is incorporated herein by reference. The Citigroup Opinion is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should tender his Shares in the tender offer or as to any other actions to be taken by any stockholder in connection with the tender offer or the Merger. Stockholders are urged to read the opinion of Citigroup carefully and in its entirety.

•	Solicitation of Other Parties. The Company Board also considered (i) the fact that the Company did not solicit alternative proposals from third parties other than from the one financial party mentioned above, (ii) the risks of the proposed transaction with WFMI, including the risk of not reaching an agreement with WFMI prior to the WFMI’s February 21, 2007 deadline, and the risks to the Company’s business that may have resulted from initiating an auction process, (iii) whether parties other than WFMI would be willing or capable of entering into a transaction with the Company that would provide value to the Company’s stockholders superior to the cash price to be paid pursuant to the tender offer and the Merger and (iv) the fact that the Company Board could terminate the Merger Agreement to accept a Superior Proposal (as defined in the Merger Agreement), subject to payment of a termination fee prior to the earlier of the purchase of Shares in the tender offer and the time of stockholder approval of the Merger.

•	Terms of the Merger Agreement. The Company Board believed that the provisions of the Merger Agreement, including the respective representations, warranties and covenants and termination rights of the parties and termination fees payable by the Company were favorable to the Company’s stockholders. In particular:

•	No Financing Condition. The Company Board considered the representation of WFMI that it has available sufficient cash and committed financing sources to satisfy its obligations to cause Merger Sub to purchase and pay for Shares pursuant to the tender offer and to cause the Surviving Corporation, to pay the aggregate Merger Consideration and the fact that the tender offer is not subject to a financing condition.

•	Ability to Respond to Certain Unsolicited Takeover Proposals. The Company Board considered the fact that the Merger Agreement, while prohibiting the Company and its subsidiaries from, directly or indirectly, (a) soliciting or initiating any inquiries with respect to the submission of any Acquisition Proposal (as that term is defined in the Merger Agreement), (b) participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or otherwise cooperating in any way with, or knowingly assisting or participating in, facilitating or encouraging, any effort or attempt by any person to make an inquiry in respect of or make any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (c) entering into any agreement or agreement in principle providing for or relating to an Acquisition Proposal, does not prohibit the Company, prior to the purchase of the Shares pursuant to the tender offer, in response to an unsolicited bona fide written proposal received on or after the date of the Merger Agreement (and not withdrawn), with respect to an Acquisition Proposal from a third party, which did not result from a breach of the forgoing prohibitions, to furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party if, and only to the extent that (i) the Company Board, after consultation with and taking into account the advice of its financial advisors and outside legal counsel, determines in good faith that the Company Board would reasonably be likely to breach its fiduciary duties to stockholders under applicable law without taking such action, (ii) prior to taking such action, the Company receives from such person an executed confidentiality agreement having terms no more favorable than the Confidentiality Agreement, (iii) the Company promptly provides to WFMI any non-public information that is provided to the person making such Acquisition Proposal or its representatives which was not previously provided to WFMI or Merger Sub, (iv) the Company Board, after consultation with and taking into account the advice of its financial advisors and legal counsel, determines in good faith that such proposal would, if accepted, be reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (v) the proposal would, if consummated, result in a transaction that is more favorable to Company’s stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement. In addition, the Company Board considered the fact that the Company Board could terminate the Merger Agreement to accept a Superior Proposal, subject to payment of a termination fee prior to the earlier of the purchase of Shares in the tender offer and the time of stockholder approval of the Merger.

•	Conditions to the Consummation of the Tender Offer and the Merger; Likelihood of Closing. The Company Board considered the reasonable likelihood of the consummation of the transactions contemplated by the Merger Agreement in light of the conditions in the Merger Agreement to the obligations of WFMI to accept for payment and pay for the Shares tendered pursuant to the tender offer and to consummate the Merger.

•	Change in Recommendation/Termination Right to Accept Superior Proposals. The Company Board considered the provisions in the Merger Agreement that provide for the ability of the Company Board under certain circumstances to withdraw, modify or change in a manner adverse to WFMI and Merger Sub, the Company Board Recommendation (as defined in the Merger Agreement) if certain conditions are satisfied. In particular, the Company Board considered the fact that the Merger Agreement provides that the Company Board may withdraw or modify the Company Board Recommendation, if, prior to the earlier of the time at which WFMI consummates the purchase of tendered Shares pursuant to the tender offer, which we refer to in this proxy as the “Purchase Time,” or the meeting of the Company’s stockholder to consider the Merger Agreement, if any, (i) the Company Board determines in good faith that an Acquisition Proposal is a Superior Proposal for which financing, to the extent required, is then represented by a bona fide commitment letter, and that the failure to so withdraw or modify the Company Board’s recommendation would constitute a breach of its fiduciary duties to the Company’s stockholders under applicable law, (ii) the Company Board shall have given at least five business days prior written notice to WFMI and Merger Sub of the Company Board’s intent to take such action and provided WFMI and Merger Sub with a reasonable opportunity to respond to any such Superior Proposal, (iii) the Company shall have fully considered any response by WFMI and Merger Sub and concluded that, notwithstanding such response, such Acquisition Proposal continues to be a Superior Proposal in relation to the transactions contemplated by the Merger Agreement, as the terms thereof may be proposed to be revised by such response, and (iv) any such termination of the Merger Agreement shall be accompanied by payment of the Termination Fee.

•	Extension of Offer Period. The Company Board considered the fact that the Merger Agreement provides that, under certain circumstances, Merger Sub would be required to extend the tender offer beyond the initial expiration date of the tender offer if certain conditions to the consummation of the tender offer are not satisfied as of the initial expiration date of the tender offer or, if applicable, certain subsequent expiration dates and to complete the Merger, subject to stockholder approval at a meeting of stockholders, even if Shares are not acquired in the tender offer as a result of the failure of Company stockholders to tender a majority of the outstanding shares of Common Stock or otherwise.

•	Termination Fee. The Company Board considered the termination fee of $15.2 million, approximately 2.2% of the enterprise value of the Company, that could become payable pursuant to the Merger Agreement under certain circumstances, including in the event that the Company Board terminates the Merger Agreement to accept a Superior Proposal, as well as the view of Citigroup that the Termination Fee would not be a significant deterrent to competing offers.

•	Appraisal Rights. The Company Board considered the availability of appraisal rights with respect to the Merger for Company stockholders who properly exercise their rights under Delaware law, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Common Stock at the completion of the Merger.

•	Pre-Closing Covenants. The Company Board considered that, under the terms of the Merger Agreement, the Company has agreed that it will carry on its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that the Company will not take a number of actions related to the conduct of its business without the prior written consent of WFMI. The Company Board further considered that these terms may limit the ability of the Company to pursue business opportunities that it would otherwise pursue.

•	Strategic Alternatives. The Company Board considered the recent evaluations by the Company Board of the Company’s strategic alternatives and the consolidations occurring in the Company’s business. The Company Board also considered the risks inherent with remaining independent and the prospects of the Company going forward as an independent entity.

•	Management. The Company Board also considered the ongoing search for a permanent Chief Executive Officer and a permanent Chief Financial Officer and the risks in finding qualified new management who would develop and implement a new strategic plan for the Company.

•	Failure to Close. The Company Board considered the possibility that the transactions contemplated by the Merger Agreement may not be consummated, and the effect of public announcement of the Merger Agreement, including effects on the Company’s sales, operating results and stock price, and the Company’s ability to attract and retain key management and sales and marketing personnel.

•	Tax Treatment. The Company Board considered that the consideration to be received by the holders of Shares in the tender offer and the Merger would be taxable to such holders for federal income tax purposes.

•	Regulatory Approval and Third Party Consents. The Company Board considered the regulatory approvals and third party consents that may be required to consummate the tender offer and Merger and the prospects for receiving any such approvals and consents, if necessary.

In making its recommendation the Company Board was aware of and took into consideration the interests of certain Company executives, including the Interim Chief Executive Officer, who is a member of the Company Board, in the tender offer and the Merger as a result of the agreements referred to “Interests of Certain Persons in Matters to be Acted Upon” of this proxy statement and their holding of Shares and options to purchase Shares.

The Company Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Company Board viewed their position and recommendations as being based on the totality of the information presented to and considered by them. Individual members of the Company Board may have given different weight to different factors.

Effects of the Merger Not Being Consummated

If the Merger is not consummated for any reason, the Company’s stockholders and holders of stock options, restricted stock and RSUs will not receive the Per Share Merger Consideration. Instead, the Company will remain a public company and the Shares will continue to be listed on the Nasdaq. If the Merger is not consummated, the Company expects to continue to conduct its business in a manner similar to the manner in which it is presently conducted. In such event, the value of your Shares would continue to be subject to risks and opportunities described in the Company’s past filings with the SEC, the risk factors set forth in this proxy statement, and prevailing economic and market conditions. If the Merger is not consummated, adverse market reaction may cause Shares to trade below the levels at which it traded prior to WFMI’s announcement that it would seek to sell its non-strategic assets. If the Merger is not consummated, there can be no assurance that any other transaction similar to the Merger would be available to the Company. Even if such a transaction were available, there can be no assurance that such transaction would be acceptable to the Company Board and would offer the Company’s stockholders the opportunity to receive at least the same price as is payable pursuant to the Merger.

Opinion of Financial Advisor

The Company has retained Citigroup as its financial advisor in connection with the tender offer and the Merger. The Company has also engaged Citigroup to provide a financial opinion letter in connection with the Merger Agreement, the tender offer and the Merger. The full text of the financial opinion letter of Citigroup, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion letter, is attached to this proxy statement as Annex B and is incorporated herein by reference.

Citigroup provided its opinion for the information and assistance of the Company Board in connection with its consideration of the transactions contemplated by the Merger Agreement. The Citigroup financial opinion letter does not constitute a recommendation as to how any holder of Shares should vote with respect to the proposal to approve and adopt the Merger Agreement.

Citigroup was chosen based on its extensive experience in evaluating financial transactions of the nature of the tender offer and Merger and its proposed fee to provide the opinion letter. Citigroup was chosen after interviews were conducted by the interim Chief Executive Officer of the Company with three investment banking firms.

No material relationship, except as described herein, has existed during the past two years between Citigroup and the Company.

Pursuant to the Engagement Letter between Citigroup and the Company, dated January 26, 2007, which we refer to in this proxy as the Engagement Letter, the Company has agreed to pay Citigroup (i) $1,500,000 upon delivery by Citigroup of an opinion as to the fairness, from a financial point of view, to the Company or the holders of the common stock of the Company, of the consideration to be received in the tender offer and the Merger; (ii) 4.5% of the equity consideration received in excess of the Transaction Value (as defined in the Engagement Letter) implied by $17.50 per share, and (iii) 20%, net of direct out-of-pocket expenses incurred by the Company, of any “termination,” “break-up,” “topping” or similar fees or payments or any profits arising from any shares (or option to acquire shares or assets) of any prospective purchaser or its affiliates received by the Company in connection with the termination of any Transaction (as defined in the Engagement Letter). The Engagement Letter specifies however that no such fee shall exceed 50% of the fee that the Company would have paid Citigroup had the Transaction been consummated.

The Company has also agreed in the Engagement Letter to reimburse Citigroup for all reasonable travel and third party expenses (not to exceed $25,000 without the prior approval of the Company) and to indemnify Citigroup and certain related persons from and against any losses, expenses, claims or proceedings relating to or arising out of its engagement. The Company further agreed in the Engagement Letter to reimburse Citigroup for its outside legal counsel expense incurred in connection with the Fairness Opinion up to $25,000 in the aggregate without the Company’s prior written consent, not to be unreasonably withheld.

In reviewing the fairness of the tender offer and the Merger, Citigroup reviewed a draft Merger Agreement, dated February 20, 2007, and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of WFMI regarding the business, prospects and operations of the Company. They also reviewed both publicly available and nonpublic business and financial information related to the Company. Citigroup reviewed the financial terms of the tender offer and the Merger in relation to, among other things: current and historical market prices and trading volumes of common stock of the Company; the historical and projected 2007 earnings and other operating data of the Company; and the capitalization and financial condition of the Company. They considered publicly available financial terms of other transactions, which Citigroup considered relevant in evaluating the tender offer and the Merger, and analyzed certain financial, stock market and other publicly available information relating to other companies, whose operations Citigroup considered relevant, in evaluating those of the Company. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as they deemed appropriate in arriving at its opinion. Citigroup concluded that the offer price of $18.50 per share, net to the stockholders, in the tender offer and the Merger is fair from a financial point of view to the holders of the Shares.

Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of the Company concerning the tender offer or the Merger.

Interests of Certain Persons In Matters To Be Acted Upon

Certain members of management and the Company Board may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from or in addition to their interests as Company stockholders generally. The Company Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. As described below, consummation of the tender offer and/or the Merger will constitute a change in control of the Company for the purposes of determining the entitlements due to the executive officers and directors of the Company to certain severance and other benefits.

Equity Interests of Directors and Officers

As of the Effective Time, all granted but unvested stock options and restricted stock units, or RSUs, will become fully vested. Each Share issuable pursuant to an option will be converted to the right to receive the excess of the Per Share Merger Consideration over the exercise price of such option, and each share of restricted stock and each share represented by an RSU will be converted to the right to receive the Per Share Merger Consideration. The following table sets forth the number and cash value, assuming the Merger is consummated, using the Per Share Merger Consideration, and the weighted average exercise price by optionee for all stock options, held by those individuals who were, during fiscal 2006 and as of the date of this schedule, directors and executive officers of the Company:

					Total		Total
	RSU	Total	Option(2)	Weighted	Value of	Restricted	Value of
	Awards(1)	Value of	Awards	Average Option	Option Awards	Stock Awards	Restricted
Name	(# Shares)	RSUs ($)	(# Shares)	Exercise Price(3)	($)	(# Shares)(4)	Stock	Total ($)

Stacey J. Bell	19,400	358,900.00	40,413	9.11	379,478.07	—	—	738,378.07
Brian K. Devine	19,125	353,812.50	103,056	11.39	732,728.16	—	—	1,086,540.60
Hal Brice	7,570	140,045.00	20,000	17.58	18,400.00	—	—	158,445.00
John Shields	17,522	324,157.00	209,226	10.08	1,761,682.90	—	—	2,085,839.90
David J. Gallitano	23,781	439,948.50	41,742	9.24	386,530.92	—	—	826,479.42
Gregory Mays	9,035	167,147.50	20,000	17.58	18,400.00	—	—	185,547.50
David Chamberlain(5)	238	4,403.00	—	—	—	—	—	4,403.00
Robert Miller(5)	200	3,700.00	—	—	—	—	—	3,700.00
Mark Retzloff(5)	238	4,403.00	—	—	—	—	—	4,403.00
Freya R. Brier	—	—	154,621	10.31	1,266,345.90	8,334	154,179.00	1,420,524.90
Roger Davidson	—	—	100,000	18.17	33,000.00	—	—	33,000.00
Samuel Martin	—	—	100,000	12.19	631,000.00	—	—	631,000.00
Perry D. Odak(6)	—	—	—	—	—	4,167	77,089.50	77,089.50
Robert Dimond(7)	—	—	—	—	—	2,083	38,535.50	38,535.50
Bruce Bowman(8)	—	—	—	—	—	2,083	38,535.50	38,535.50
Steven Kaczynski(9)	—	—	—	—	—	2,083	38,535.50	38,535.50
Peter Williams(10)	—	—	—	—	—	2,083	38,535.50	38,535.50

(1)	Ownership information is based on the last report on Form 4 filed by the individual.

(2)	Reflects outstanding options as of the date of this Schedule. All outstanding options expire 30 to 60 days, based on their terms, after resignation of individual.

(3)	Weighted average price is calculated based on the exercise price of all outstanding options held by the individual as of the date of this Schedule.

(4)	Ownership information is based on the last report on Form 4 filed by the individual.

(5)	Mr. Miller declined to stand for reelection in May 2006.

(6)	Mr. Odak resigned in October 2006.

(7)	Mr. Dimond resigned in December 2006.

(8)	Mr. Bowman retired in June 2006.

(9)	Mr. Kaczynski resigned in March 2006.

(10)	Mr. Williams resigned in November 2006.

Executive Officer Severance Agreements

As part of the Company’s executive retention strategy, the Company previously entered into severance agreements applicable in the event of certain terminations following a “change in control” with each of the following executive officers: Freya Brier, the Company’s Senior Vice President, General Counsel and Corporate Secretary, Roger E. Davidson, the Company’s Senior Vice President of Merchandising and Marketing, and Sam Martin, the Company’s Senior Vice President of Operations and one additional member of Company management. The severance agreements renew from year to year unless terminated, and provide for certain payments in the event the individual’s employment with the Company is terminated by the Company other than for “cause” (as defined in such agreements) or by the individual for “good reason” (as defined in such agreements), in each case (“cause” and “good reason”) within 24 months following a “change in control” (31% of outstanding stock is transferred, certain mergers or changes in the constitution of the Company Board, or other events defined in the severance agreements) of the Company.

The principal benefits under the severance agreements, which are in lieu of any severance benefit otherwise payable to the recipient, consist of (i) a lump sum severance payment equal to two times the individual’s salary and bonus, (ii) a lump sum payment in lieu of Company contributions that would have been made on the individual’s behalf to the Company’s savings plan had the individual’s employment continued for two additional years, (iii) accelerated vesting of all options, (iv) a lump sum payment equal to any accrued but unpaid incentive compensation with respect to any completed performance periods plus a pro rata portion of any incentive compensation payable with respect to any incomplete performance period in which the termination occurred, (v) continuation of life, disability, accident and health insurance benefits for a period of two years following such termination of employment and (vi) a payment equal to the amount necessary to reimburse the individual for the full effect of any excise tax levied on “excise parachute payments”. In the event that the conditions triggering the benefits under the severance agreement are satisfied, the individual is subject to certain restrictive covenants relating to non-competition and solicitation of employees, customers or suppliers of the Company for two years following a termination of employment. The executives covenant that for two years following termination under change-in-control circumstances to certain restrictions on competition, solicitation and disparagement and to maintain the confidentiality of certain information. In the event of breach, the Company may recoup the pro rata portion of any payments and benefits previously provided. Under the individual severance agreements, each person would receive continuation of life, disability, accident and health insurance for two years, as well as a gross-up payment for taxes for the amounts paid out as specified below. Specified below is the approximate value of the payments and benefits (excluding the value of continued life, disability, accident and health insurance, any incentive compensation payable for any completed performance period or incomplete performance period and any tax gross-up payment) that each executive would be entitled to receive if the executive was terminated by the Company other than for “cause” or by the executive for “good reason” in connection with the Merger and based on salary and bonus information as of May 2007. Mr. Davidson would receive $787,500 in severance (two times his annual base salary of $350,000 plus two times his guaranteed 2006 bonus of $43,750), plus $33,000 for acceleration of his outstanding unvested stock options and $17,500 for the Company contributions to the deferred compensation plan; Mr. Martin would receive $995,000 in severance (two times his annual base salary of $350,000 plus two times his 2006 bonus, payable in 2007, of $147,500), plus $631,000 for acceleration of his outstanding unvested stock options and $17,500 for the Company contributions to the deferred compensation plan; and Ms. Brier would receive $988,000.00 in severance (two times her annual base salary of $315,000 plus two times her 2006 bonus, payable in 2007, of $179,000) plus $239,059.50 for acceleration of unvested stock options and unvested restricted stock and $15,750 for the Company contributions to the deferred compensation plan.

The foregoing summary is qualified in its entirety by reference to the Severance Agreement, dated November 7, 2002, by and between the Company and Freya Brier, the Severance Agreement, dated October 30, 2006, by and between the Company and Roger E. Davidson, and the Severance Agreement, dated January 12, 2006, by and between the Company and Sam Martin, each of which was filed as an exhibit to the Schedule 14D-9, dated February 27, 2007, filed by the Company with the SEC, and are incorporated by reference herein.

Incentive Bonus Agreement

On February 21, 2007, the Company entered into an Incentive Bonus Agreement with Gregory Mays. The Incentive Bonus Agreement provides for an increase in Mr. Mays’ compensation as interim Chief Executive Officer of the Company from the rate of $50,000 per month, as reported by the Company on its Current Report on Form 8-K, dated October 26, 2006, to the rate of $100,000 per month commencing on February 1, 2007, as well as a $750,000 cash bonus to Mr. Mays, payable upon the consummation of the tender offer, Merger or other sale of the Company. The Incentive Bonus Agreement also confirms the following grant to Mr. Mays of the RSUs included in the initial interim CEO compensation arrangement reported by the Company on its Current Report on Form 8-K, dated October 26, 2006: 20,000 fully vested RSUs, and 10,000 RSUs, which will vest on the earlier to occur of (i) the sale of the Company including the consummation of the tender offer and/or the Merger) or (ii) the appointment of a new CEO of the Company. Finally, in the event that the Merger Agreement is terminated and no other sale of the Company has occurred, the Incentive Bonus Agreement provides for the grant of an additional 15,000 fully vested RSUs, exchangeable for 15,000 shares of the Company’s unrestricted common stock on a date selected by Mr. Mays at his discretion, upon the earlier of the hiring of a new CEO or December 31, 2007. If the Contingent RSUs (as defined in the Incentive Bonus Agreement) have been issued prior to the payment of the bonus, the cash bonus will be decreased by the product of the number of Contingent RSUs multiplied by the price per share on the date of grant. The RSUs will be issued from and subject to the terms of the Company’s 2006 Equity Incentive Plan.

The foregoing summary is qualified in its entirety by reference to the Incentive Bonus Agreement, dated as of February 21, 2007, by and between the Company and Gregory Mays, a copy of which was filed as an exhibit to the Schedule 14D-9, dated February 27, 2007, filed by the Company with the SEC, and is incorporated by reference herein.

Deferred Compensation Plan

In 1999, the Company adopted the Wild Oats Markets, Inc. Deferred Compensation Plan, effective November 1, 1999. The Company Board, in accordance with Section 11.1 of the Deferred Compensation Plan, has adopted a resolution terminating the plan effective immediately following the Effective Time. Pursuant to the terms of Section 11.1 of the Merger Agreement, upon termination of the Deferred Compensation Plan, all account balances under the plan will be paid-out in a lump sum to the applicable participants as soon as administratively practicable following such termination. As of February 20, 2007, two individuals had such account balances: Ms. Brier had an account balance of $324,844 under the Deferred Compensation Plan, and Mr. Martin had an account balance of $1,173.

The foregoing summary is qualified in its entirety by reference to the Wild Oats Markets, Inc. Deferred Compensation Plan, a copy of which is filed as an exhibit to the Company’s Form 10-K for the year ended January 1, 2000, and is incorporated by reference herein.

Service Credit for Employee Benefits

The Merger Agreement provides that, to the extent permitted by applicable law and the applicable employee benefit plans, each employee of the Company and its subsidiaries shall be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual, including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits, and (iv) benefits under any retirement plan; provided, that credit need not be given for service to the extent such credit would result in duplication of benefits.

The foregoing summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement.

Delisting and Deregistration of Company Common Stock

If the Merger is consummated, the Company common stock will be delisted from the Nasdaq and will be deregistered under the Exchange Act.

Appraisal Rights

Under Section 262 of the DGCL, any holder of the Company’s common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights. Even if the Merger is approved and adopted by the holders of the requisite number of Shares, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the expectation or accomplishment of the Merger. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex F to this proxy statement.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and the applicable statutory provisions are attached to this proxy statement as Annex F.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold shares in the Company as of the date you make your demand for appraisal rights and continue to hold shares in the Company through the Effective Time;

•	you must deliver to the Company a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting;

•	you must not have voted in favor of approval and adoption of the Merger Agreement as a vote in favor of the approval and adoption of the Merger Agreement, whether by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal; and

•	you must file a petition in the Delaware Court of Chancery or the Delaware Court demanding a determination of the fair value of the shares within 120 days after the Effective Time.

If you fail strictly to comply with any of the above conditions or otherwise fail strictly to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. You will receive no further notices from the Company regarding your appraisal rights. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Corporate Secretary
1821 30th Street, Boulder
Colorado, 80301

Only a holder of record of Shares, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the Shares registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to Shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of Shares as to which the demand is made. Where no Shares are expressly mentioned, the demand will be presumed to cover all shares of the Shares held in the name of such record holder.

A demand for the appraisal of Shares owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the Effective Time, or thereafter only with the Company’s approval. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the merger consideration referred to above, without interest.

If the Company consummates the Merger, it will give written notice of the Effective Time within 10 days after the Effective Time to each of the Company’s former stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the Effective Time, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the Shares. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the Shares held by such dissenting stockholders at their fair value as of the Effective Time. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such Shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the Per Share Merger Consideration.

The Delaware courts may also, on application, (1) assess costs among the parties as the Delaware courts deem equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

From and after the Effective Time, former holders of Shares are not entitled to vote their Shares for any purpose and are not entitled to receive payment of dividends or other distributions on the Shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex F to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax considerations to holders of Shares upon the tender of Shares for cash pursuant to the tender offer and the exchange of Shares for cash pursuant to the Merger by U.S. Holders (as defined below). This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary is written for U.S. Holders that hold Shares as “capital assets” for United States federal income tax purposes. This summary does not discuss all aspects of United States federal income taxation that may be important to particular stockholders in light of their individual circumstances, and does not address the tax consequences to stockholders subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, stockholders that hold Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, stockholders that have a functional currency other than the United States dollar, or persons who acquired their Shares through the exercise of employee stock options or other compensation arrangements, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-United States, state, or local tax considerations. Each stockholder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the tender offer and the Merger.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership is a beneficial owner of Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

Regulatory Approvals

Except as set forth below, the Company is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Merger Sub’s and WFMI’s acquisition or ownership of the Shares. Should any such approval or other action be required, the Company currently expects that such approval or action, except as described below under “— State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s or WFMI’s business or that certain parts of the Company’s or WFMI’s business might not have to be disposed of or held separate.

Antitrust Compliance

Under the HSR Act and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds (which include the tender offer and Merger) may not be consummated until specified information and documentary material have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. On February 26, 2007, WFMI and the Company each filed a Premerger Notification and Report Form concerning the tender offer with the FTC and the Antitrust Division. On March 13, 2007, the FTC issued a request for additional documentary material and information, which is commonly referred to as a second request.

On June 7, 2007, the FTC filed a complaint in the U.S. District Court for the District of Columbia challenging WFMI’s acquisition of the Company and authorized the FTC staff to seek a temporary restraining order and preliminary injunction pending an administrative trial on the merits. The FTC’s complaint charges that WFMI’s acquisition of the Company, as proposed, would violate Section 5 of the FTC Act and Section 7 of the Clayton Act, as amended. The FTC’s challenge to the transactions contemplated by the Merger Agreement is based on its contention that the relevant antitrust product market is limited to natural and organic food stores and excludes other supermarkets. By acquiring its closest rival, the complaint alleges that WFMI would be in a position to exercise unilateral market power, resulting in higher prices and reduced quality, service and choice for consumers. WFMI and the Company consented to a temporary restraining order pending the hearing of the preliminary injunction, which has been scheduled for July 31 and August 1, 2007.

While WFMI and the Company are optimistic that the FTC’s case is without legal or factual merit and have agreed to cooperate to vigorously challenge the FTC in court, there can be no assurance that the parties will be successful in this matter or that the matter will be resolved prior to the Outside Date.

State Takeover Laws

A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the tender offer or the Merger, WFMI believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

Source of Funds

Consummation of the Merger is not subject to a financing contingency. WFMI intends to finance the Merger using cash on hand and borrowing capacity under its credit facilities.

THE SPECIAL MEETING OF STOCKHOLDERS

The Company is furnishing this proxy statement to holders of Shares as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting of stockholders.

Date, Time and Place

The Company will hold the special meeting on          , 2007 at  :00 MDT at          , Boulder, Colorado.

Purpose of Special Meeting

The special meeting will be held for the following purposes:

•	to consider and vote on the proposal to approve and adopt the Merger Agreement; and

•	to transact any other business as may properly come before the special meeting or at any adjournment or postponement of the special meeting.

After careful consideration, the Company Board has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders. Accordingly, the Company Board has unanimously approved the Merger Agreement and related transactions. The Company Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of Shares at the close of business on          , 2007, the record date for the special meeting, are entitled to vote at the special meeting. Each record holder will have one vote at the special meeting for each Share as of the close of business on the record date. On the record date,           Shares were issued and outstanding and held by approximately          holders of record. A quorum exists if at least a majority of the votes entitled to be cast at the special meeting are present in person or by proxy. Holders that have tendered their Shares in the tender offer will still be counted for purposes of determining whether a quorum exists. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Pursuant to the Tender and Support Agreement, Yucaipa has agreed to vote Shares they control in favor of the Merger.

Required Vote

Under Delaware law, the approval and adoption of the Merger Agreement requires the affirmative vote of holders representing at least a majority of the outstanding Shares as of          , 2007, the record date for the special meeting. The holders of a majority of the outstanding Shares on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Any Shares held in treasury by the Company or held by any of the Company’s subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes will be counted as Shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those Shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

The approval of any proposal to postpone or adjourn the special meeting if there are not sufficient votes to approve and adopt the Merger Agreement requires the affirmative vote of a majority of those Shares represented in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted against approval and adoption of the Merger Agreement will be voted in favor of any postponement or adjournment of the special meeting.

Under Delaware law, holders of shares of the Company’s common stock are entitled to appraisal rights in connection with the Merger. In order to exercise appraisal rights, you must comply with all applicable requirements of Delaware law. See “Special Factors — Appraisal Rights” and Annex F for information on the requirements of Delaware law regarding appraisal rights.

Voting of Proxies

There are four different ways that those who are stockholders as of close of business on the record date can cast their vote at the special meeting. You may cast your vote by:

1. Telephone, using the toll-free number listed on each proxy card (if you are a stockholder of record) or vote instruction card (if your shares are held by a bank or broker). Telephonic votes may be cast through 12:00 p.m. (noon) Eastern Time on            , 2007;

2. The Internet, at the website provided on each proxy or vote instruction card. Internet votes may be cast through 12:00 p.m. (noon) Eastern Time on            , 2007;

3. Marking, signing, dating and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all of the proposals; or

4. Attending the special meeting (if your shares are registered directly in your name on the Company’s books and not held through a broker, bank or other nominee). Please note, however, that if a broker, bank or other nominee is the record holder of your shares (i.e. the shares are held in “street name”) and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve and adopt the Merger Agreement.

Shares represented at the special meeting but not voted, including broker non-votes, and Shares for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum for the transaction of all business.

Only shares affirmatively voted “FOR” the approval and adoption of the Merger Agreement and properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposal.

The Company does not expect that any matters other than those described in this proxy statement will come before the special meeting. If any other matters are properly brought before the special meeting for action, however, the Company intends that the persons named as proxies on the enclosed proxy card will vote in accordance with their best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if the Company Board so determines, except that proxies that are voted against the merger proposal may not be voted by the persons named on the enclosed proxy card for an adjournment or postponement of the special meeting. If any adjournment or postponement is made, the Company may solicit additional proxies during the adjournment or postponement period.

Your vote is important. Please return your signed proxy card or submit your proxy by telephone or Internet so your shares can be represented, even if you plan to attend the special meeting in person.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or by telephone or Internet does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by (1) filing a written notice of revocation with the Corporate Secretary of the Company at our executive offices at 1821 30th Street, Boulder, Colorado 80301, (2) submitting a duly executed proxy, or otherwise casting your vote in the manner set forth above, bearing a later date than the original proxy or (3) voting in person at the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of the proxy. If you have instructed your broker, bank or other nominee to vote your shares, you must follow the procedures provided by your broker, bank or other nominee to change those instructions.

Solicitation of Proxies

The Company and its proxy solicitation firm,          , may solicit proxies in person or by telephone, fax or other means. The Company will pay           a fee of $     , plus reasonable expenses, for its services. The Company will also pay all other reasonable expenses for solicitation. In addition, proxies may be solicited by officers and directors and other employees of the Company, without additional remuneration, in person or by telephone, fax or other means.

Please mail in your proxy or submit it by telephone or the Internet without delay. If you hold Shares through a broker, bank or other nominee, please follow the instructions on the proxy form supplied by your broker, bank or other nominee, which may provide for voting by telephone or through the Internet. The Company will also reimburse brokers, banks and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Please do not send your stock certificate(s) evidencing your Shares with your proxy. As soon as reasonably practicable after the Merger is consummated, you will receive written instructions from the exchange agent to be appointed by WFMI on how to exchange your Share certificates or book-entry Shares for the Per Share Merger Consideration. You will receive cash for your Shares from the exchange agent after you comply with these instructions. If your Shares are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” Shares and receive cash for those Shares.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This proxy statement includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, which include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and similar and related expressions. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference:

•	The occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including failure to close by the Outside Date;

•	The outcome of any legal proceedings that have been or may be instituted against the Company, WFMI or Merger Sub related to the Merger Agreement, including the action brought by the FTC challenging the Merger;

•	The inability to consummate the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the consummation of the Merger;

•	Risks that the proposed Merger disrupts current plans and operations;

•	The inability to retain key personnel during any delay in closing the Merger caused by the FTC challenge to the Merger;

•	The amount of the costs, fees, expenses and charges related to the Merger.

•	The inability to enter into leases, material contracts or amendments thereto, pending consummation of the Merger.

Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the SEC, available for viewing on the Company’s website at www.wildoats.com. All forward-looking statements are based on information available at the Company on the date of this proxy statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MERGER AGREEMENT

The following is a brief description of the material terms of the Merger Agreement. While the Company believes that the following description covers the material terms of the Merger Agreement, the description may not contain all of the information that is important to you. The Company encourages you to carefully read this entire proxy statement, including the Merger Agreement (which is attached to this proxy statement as Annex A) for a more complete understanding of the Merger and related transactions.

The Tender Offer

Pursuant to the Merger Agreement, Merger Sub made a cash tender offer disclosed in a Tender Offer Statement on Schedule TO dated February 27, 2007 filed with the SEC to purchase all outstanding Shares at a price of $18.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal, copies of which are filed as Annexes D and E hereto and are incorporated herein by reference.

The current expiration date of the tender offer is June 20, 2007, which may be extended from time to time by WFMI but not beyond the Outside Date without the Company’s consent.

Holders that have tendered their Shares in the tender offer are counted for the purpose of determining whether a quorum exists and are eligible to vote their Shares at the special meeting. We urge you to vote your Shares “FOR” the proposal to approve and adopt the Merger Agreement.

The Merger

Promptly following either of

•	the Merger having been approved by stockholders of record owning a majority of our Shares (whether or not the tender offer closes), or

•	at least 90% of the Shares being tendered to and purchased by Merger Sub in the tender offer, allowing Merger Sub to merge with the Company under Delaware’s “short form” merger statute at the Effective Time, and subject to the other conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company, and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of WFMI. At the Effective Time, the certificate of incorporation and bylaws of the Company will be amended and restated in their entirety to read as the certificate of incorporation and bylaws, respectively, of

Merger Sub in effect immediately prior to the Effective Time (except that the name of the surviving corporation shall be “Wild Oats Markets, Inc.”). The directors and officers of WFMI immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation. All surviving corporation directors and officers will hold their positions in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation. For a description of the conditions to the Merger, see “ — Conditions to Consummation of the Merger.”

The Company or WFMI may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the approval by our stockholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in “ — Termination of the Merger Agreement.”

Closing; Effective Time

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the first business day after the satisfaction or waiver of the conditions described under “ — Conditions to Consummation of the Merger.”

The Merger will be effective in accordance with applicable law after the time the certificate of merger is filed with the Secretary of State of the State of Delaware. We expect to consummate the Merger as promptly as practicable after we obtain the necessary regulatory approvals and our stockholders approve the Merger Agreement. See “Special Factors — Regulatory Approvals.”

Merger Consideration

Each Share issued and outstanding immediately prior to the Merger (other than Shares held in the treasury of the Company, owned by Merger Sub, WFMI or any wholly-owned subsidiary of WFMI or the Company, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder, be converted at the Effective Time into the right to receive the Per Share Merger Consideration, payable to such holder upon surrender of the certificate formerly representing such Shares, without interest and less any required withholding taxes. At the consummation of the Merger, each Share held in the treasury of the Company and each Share owned by Merger Sub, WFMI or any wholly-owned subsidiary of WFMI or the Company will be canceled, and no payment or distribution will be made with respect to such Shares. At the consummation of the Merger, each share of Merger Sub common stock issued and outstanding immediately prior will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation.

After the Merger is effective, each holder of Shares will cease to have any rights with respect to the Shares, except for the right to receive the Per Share Merger Consideration.

Treatment of Stock Options, ESPP and RSUs

Stock Options

The Merger Agreement provides that, no later than the Effective Time, each outstanding and unexercised option to acquire Shares granted under any of the Company’s equity incentive plans, whether vested or unvested, will automatically be terminated and will thereafter solely represent the right to receive, in exchange, an amount in cash equal to the product of the number of Shares subject to such option and the excess, if any, of the Per Share Merger Consideration, without interest, over the exercise price per Share subject to such option, less any required withholding taxes. Options having an exercise price per Share equal to or greater than the Per Share Merger Consideration will, at the Effective Time, be cancelled without payment of any consideration.

ESPP

The Company Board has taken actions under the Company’s Employee Stock Purchase Plan, or ESPP, such that no further offering periods for the purchase of Shares thereunder would commence following the expiration of the offering period that ended December 31, 2006. All Shares previously purchased pursuant to the ESPP will be treated the same as all other outstanding Shares.

Restricted Stock and RSUs

Immediately prior to the Effective Time, all granted but unvested restricted stock units, or RSUs, will become fully vested. Each Share of restricted stock and each Share represented by an RSU will, at the Effective Time, be cancelled and converted into the right to receive the Per Share Merger Consideration.

Exchange Agent and Paying Procedures

Prior to the Effective Time, WFMI will designate a bank or trust company as exchange agent for the payment of the Per Share Merger Consideration. From time to time after the Effective Time, WFMI will deposit with the exchange agent for the benefit of the Company’s stockholders, cash in the amount necessary for the payment of the aggregate Per Share Merger Consideration. As soon as reasonably practicable after the Effective Time, the surviving corporation will cause the exchange agent to mail a letter of transmittal to each holder of record of a stock certificate or book-entry Share, which will specify, among other things, instructions for use in effecting the surrender of the certificates or book-entry Shares in exchange for the Per Share Merger Consideration.

Upon surrender of a stock certificate or book-entry Share for cancellation to the exchange agent (or its designee), together with a letter of transmittal duly completed and validly executed in accordance with the instructions provided, and such other documents as may reasonably be required by the exchange agent, the holder of such stock certificate or book-entry Share will be entitled to receive the Per Share Merger Consideration and the certificate so surrendered shall be cancelled.

You should not send your Company common stock certificates to the exchange agent until you have received the transmittal materials from the exchange agent. Do not return your Company common stock certificates with the enclosed proxy, and do not forward your stock certificates to the exchange agent without a letter of transmittal.

Representations and Warranties

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement — the information contained in this disclosure schedule modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement other than claims for willful breach;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

By the Company

In the Merger Agreement, the Company has made customary representations and warranties to WFMI and Merger Sub with respect to, among other matters:

•	its organization and qualification, capitalization, authority to enter into the Merger and related transactions, and the vote of stockholders required to approve the Merger

•	governmental consents and approvals required to consummate the Merger

•	compliance with applicable laws

•	governmental permits

•	forms and financial statements filed with the SEC

•	absence of changes or events since December 31, 2006 which has had a Material Adverse Effect

•	undisclosed liabilities, including pending or threatened litigation

•	employee benefit plans

•	labor and employment matters

•	information included in this proxy statement, in the Schedule 14D-9 filed by the Company and in the Offer to Purchase filed by WFMI, and any other ancillary documents related to the tender offer

•	real property owned or leased by the Company

•	intellectual property

•	tax matters

•	environmental matters

•	material contracts

•	affiliate transactions

•	opinion of Citigroup

•	no payment of brokers’ fees except to Citigroup

•	inapplicability of state takeover laws

By WFMI and Merger Sub

WFMI and Merger Sub have made customary representations and warranties to the Company with respect to, among other matters, organization and qualification, authority, consents and approvals, litigation, information included in the Schedule 14D-9, the tender offer documents and any proxy or information statement to be sent to stockholders in connection with the Merger, brokers’ fees, financing and ownership of shares.

Definition of Material Adverse Effect

As defined in the Merger Agreement, Material Adverse Effect means any effect, change, fact, event, development, occurrence or circumstance that, individually or together with any other effect, change, fact, event, development, occurrence or circumstance, (a) is materially adverse to the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Company and all of its subsidiaries, taken as a whole; or (b) materially and adversely effects the consummation of the transactions contemplated by the Merger Agreement; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect:

•	any changes resulting from or arising out of general market, economic or political conditions, provided that such changes do not have a substantially disproportionate impact on the Company and its subsidiaries, taken as a whole;

•	any changes resulting from or arising out of general market, economic or political conditions in the industry in which the Company or any of its subsidiaries conduct business, provided that such changes do not have a substantially disproportionate impact on the Company and its subsidiaries, taken as a whole;

•	any changes resulting from or arising out of actions taken pursuant to (and required by) the Merger Agreement or at the request of WFMI or Merger Sub or the failure to take any actions due to restrictions set forth in the Merger Agreement;

•	any changes in the price or trading volume of the Company’s stock, in and of itself;

•	any failure by the Company to meet published revenue or earnings projections, in and of itself;

•	any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to the Merger Agreement, the tender offer or the Merger; or

•	other changes reasonably foreseeable as a result of the announcement of the transactions contemplated by the Merger Agreement.

Conduct of Business Pending Consummation of Merger

The Merger Agreement obligates the Company to conduct its business in the ordinary course consistent with past practice during the period, which we refer to in this proxy as the Interim Period, from the date of the Merger Agreement to the earliest of the time when designees of WFMI first constitute at least a majority of the Company Board, the Merger is consummated and the termination of the Merger Agreement. The Merger Agreement also provides that during the Interim Period, the Company will not take certain actions without the prior written consent of WFMI including, among other things and subject to certain exceptions:

•	amending its certificate of incorporation or bylaws

•	issuing or selling its securities or granting options, declaring or paying any dividends, or reclassifying or redeeming its securities

•	making material acquisitions or dispositions

•	entering into, terminating or amending certain material contracts

•	opening new stores

•	authorizing or making any capital expenditures in excess of certain agreed amounts

•	incurring or guaranteeing indebtedness for borrowed money in excess of certain agreed amounts

•	making any loans or investments

•	entering into or amending any employment, severance or similar agreements

•	increasing compensation or adopting new employee benefit plans, or accelerating the vesting or payment of compensation under any employee benefit plan

•	changing accounting principles

•	making material tax elections inconsistent with those made in prior periods or entering into tax settlements

•	settling litigation or other claims

•	failing to keep insurance policies in force, or

•	agreeing to take any of the foregoing actions.

In addition, the Company has agreed not to knowingly take or knowingly omit to take any action that is reasonably likely to result in any failure of its representations and warranties contained in the Merger Agreement to be true and correct.

No Solicitation of Alternative Acquisition Proposals

Pursuant to the Merger Agreement, the Company has agreed not to, and to cause its officers, directors, employees, representatives and agents not to, directly or indirectly, until the tender offer is completed, initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or to engage in any discussions or negotiations with respect to, or otherwise participate in or facilitate, any proposal by a third party regarding acquisition of the Company or its assets.

Under the Merger Agreement, “Acquisition Proposal” means any inquiry, proposal, offer or indication of interest from any person (other than by or on behalf of WFMI or Merger Sub) relating to (i) any direct or indirect acquisition or purchase of a business or assets of the Company that constitutes a substantial portion of the net revenues, net income or assets, or 15% or more beneficial ownership of any class of equity securities of the Company or any of its significant subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any third party beneficially owning 15% or more of any class of equity securities of the Company or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company, in each case other than the transactions contemplated by the Merger Agreement and any transaction by the Company permitted by Section 5.1 of the Merger Agreement (i.e., covenants regarding Company conduct during the Interim Period).

The Company may, prior to the purchase of Shares pursuant to the tender offer, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with, any person who has made an unsolicited bona fide written proposal that is received on or after the date of the Merger Agreement (and not withdrawn), with respect to an Acquisition Proposal from such person, only if: (i) the Company Board, after consultation with and taking into account the advice of its financial advisors and outside legal counsel, determines in good faith that the Company Board would reasonably be likely to breach its fiduciary duties to stockholders under applicable law without taking such action, (ii) prior to taking such action, the Company receives from such person an executed confidentiality agreement, (iii) the Company promptly provides to WFMI any non-public information that is provided to the person or entity making such acquisition proposal that was not previously provided to WFMI, (iv) the Company Board, after consultation with and taking into account the advice of its financial advisors and legal counsel, determines in good faith that such proposal would, if accepted, be reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (v) the proposal would, if consummated, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement.

In addition, the Merger Agreement requires the Company to notify WFMI of any Acquisition Proposal or indication of interest in making an Acquisition Proposal.

Under the Merger Agreement, the Company may not approve, recommend or enter into a written Acquisition Proposal. However, if, at any time prior to the earlier of (i) the purchase of Shares by Merger Sub in the tender offer and (ii) a meeting of the Company’s stockholders to vote on the Merger, the Company Board determines in good faith after consultation with its legal counsel and financial advisors that an Acquisition Proposal is a Superior Proposal (as defined in the Merger Agreement), then the Company Board may withdraw or modify its recommendation in respect of the tender offer and Merger in response to such Acquisition Proposal and terminate the Merger Agreement, subject to certain conditions described in the Merger Agreement, including without limitation, (a) the Company Board having determined in good faith (after consultation with and taking into account the advice of its financial advisors and legal counsel) it is necessary to withdraw or modify its recommendation in respect of the tender offer and Merger to comply with its fiduciary duties to stockholders under applicable law and (b) the Company paying WFMI the Termination Fee described below under “— Termination Fee” substantially concurrently with such termination.

Employee Matters

The Merger Agreement provides that, to the extent permitted under any applicable law and the benefit plans of WFMI, each employee of the Company will be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, programs, policies and arrangements maintained by WFMI in which they participate or in which they become participants after the Effective Time for purposes of eligibility, vesting and benefit accrual, including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided, that credit is not required to be given for service to the extent such credit would result in duplication of benefits.

Indemnification and Insurance

Under the Merger Agreement, Merger Sub and WFMI have agreed that the certificate of incorporation and bylaws of the surviving corporation in the Merger will contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the present or former directors, officers, employees and agents of the Company than those in effect as of the date of the Merger Agreement. The Merger Agreement also provides that WFMI and the surviving corporation will indemnify each present and former officer and director of the Company in respect of acts of omissions occurring at or prior to the Effective Time to the fullest extent the Company is permitted to do so under applicable law and its certificate of incorporation or bylaws and shall purchase tail policies to the Company’s directors’ and officers’ liability insurance policies as in effect on the date of the Merger Agreement, which are at least as protective to such directors and officers as the coverage provided by the Company’s directors’ and officers’ liability insurance policies as of the date of the Merger Agreement.

Reasonable Best Efforts; HSR Act

The Merger Agreement provides that, subject to its terms and conditions, each of the Company, WFMI and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the tender offer, the Merger and the other transactions contemplated by the Merger Agreement. However, this obligation does not require WFMI or Merger Sub to keep the tender offer open or consummate the Merger beyond the Outside Date. Pursuant to the Merger Agreement, the parties will, to the extent required, make filings under the HSR Act or antitrust or competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership and take other actions necessary to obtain any consents, approvals or clearances required in connection with the transactions contemplated by the Merger Agreement.

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a government entity or private party challenging the Merger or any transaction contemplated by the Merger Agreement, each of WFMI, Merger Sub and the Company is required by the Merger Agreement to cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by the Merger Agreement. Each have further agreed to take all reasonable actions that are necessary, proper or advisable to avoid any obstacle that may be asserted by any governmental authority under applicable antitrust laws to enable the Merger to be completed as soon as possible, and to cause the termination of the applicable HSR waiting periods. WFMI has agreed that its reasonable best efforts will include the divestiture, if required, of certain of the Company’s stores, but that in no event will it be required to divest any existing WFMI stores.

Notification of Certain Matters

The Company has agreed to give prompt notice to WFMI, and WFMI has agreed to give prompt notice to the Company, upon obtaining knowledge of the occurrence or non-occurrence of any event which is likely to cause any representation or warranty to be untrue or inaccurate in any material respect or that might result in a Material Adverse Effect if made as of any time at or prior to the Outside Date or to result in any material failure of such party to comply with any covenant, condition or agreement to be complied with, including any offer condition. The delivery of any notice will not cure any breach of any representation or warranty requiring disclosure or otherwise affect the remedies available to the party receiving such notice.

Conditions to Consummation of the Merger

Conditions to All Parties’ Obligations

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

•	unless the Merger is consummated as a “short-form” merger under Section 253 of the Delaware General Corporation Law, the Merger and the Merger Agreement shall have been approved and adopted by the affirmative vote of holders of at least a majority of the total voting power of the outstanding Shares;

•	the applicable waiting period under the HSR Act shall have expired or been terminated; and

•	no statute, rule, regulation, judgment, writ, decree, order or injunction or similar action shall have been promulgated, issued or taken by any governmental entity of competent jurisdiction that makes illegal or prohibits consummation of the Merger.

Conditions to Company’s Obligations

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

•	WFMI and Merger Sub having complied in all material respects with their respective agreements contained in the Merger Agreement; and

•	all material representations and warranties of WFMI or Merger Sub contained in the Merger Agreement being true and correct, except for certain breaches of representations and warranties that do not have a material adverse effect on WFMI’s and Merger Sub’s ability to consummate the Merger.

Conditions to WFMI’s and Merger Sub’s Obligations

Unless Merger Sub shall have accepted for purchase Shares tendered (and not withdrawn) pursuant to the tender offer, the obligations of WFMI and Merger Sub to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

•	the Company having complied in all material respects with its agreements contained in the Merger Agreement;

•	all material representations and warranties of the Company contained in the Merger Agreement being true and correct, except for certain breaches of representations and warranties that are not reasonably expected to have a Material Adverse Effect;

•	no change, event or circumstance shall have occurred since the date of the Merger Agreement that has a Material Adverse Effect; and

•	certain third party consents required to transfer certain contracts in the Merger shall have been obtained except where the failure to obtain any such consent is not reasonably expected to have a Material Adverse Effect.

Termination of the Merger Agreement

The Merger Agreement provides that it may be terminated and the Merger may be abandoned (in which case WFMI will also be entitled to terminate the tender offer):

•	by mutual written consent of WFMI and the Company;

•	by either party, if (i) any governmental entity issues an order, decree or ruling or takes any other action restraining, enjoining, or otherwise prohibiting the tender offer or the Merger, and such order, decree, ruling or other action has become final and nonappealable, or (ii) the Merger shall not have been consummated by the Outside Date; provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date, or (iii) the Merger has not been approved by the stockholders of the Company;

•	by either party if the other breaches or fails to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, or the other party’s representations and warranties fail to be true and correct under the relevant materiality standards provided in the Merger Agreement, and the breach or failure to perform or comply is not capable of being cured within 30 days following notice or, if capable of being cured within that period, has not been so cured; but neither party can terminate if it is in material breach of the Merger Agreement; or

•	by the Company under the circumstances described above in the fourth paragraph of “— No Solicitations of Alternative Acquisition Proposals.”

As used in this proxy statement, Outside Date refers to June 30, 2007, the latest date the Merger can be consummated, unless, as of June 30, 2007, either:

•	all of the conditions to the consummation of the Merger are satisfied, other than (A) the Merger being approved by the Company’s stockholders; or (B) the applicable HSR Act waiting periods being expired or terminated; or

•	any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the tender offer or the Merger (as applicable) and such order, decree, ruling or other action has not become final and nonappealable, in which case, the latest date the Merger can be consummated is August 31, 2007.

Termination Fee

In the event that the Merger Agreement is terminated under the circumstances described above in the fourth paragraph of “— No Solicitations of Alternative Acquisition Proposals”, the Company has agreed to pay WFMI a termination fee of $15,200,000, which we refer to in this proxy statement as the Termination Fee. The Company has also agreed to pay WFMI the Termination Fee if:

•	the Merger Agreement is terminated under the circumstances described in clause (ii) or (iii) of the second bullet under “ — Termination of the Merger Agreement”, and both the following conditions are satisfied:

•	at any time on or after the date of the Merger Agreement and before such termination, an Acquisition Proposal has been made to the Company’s board of directors or to the Company or has been publicly announced and not irrevocably withdrawn, or any person has publicly announced (and not irrevocably withdrawn) an intention to make an Acquisition Proposal; and

•	within 12 months after the date of such termination, the Company consummates any transaction specified in the definition of Acquisition Proposal (provided that, for this purpose, references in the definition of Acquisition Proposal to 15% will be replaced by 50%); or

•	the Company shall have withdrawn or modified its recommendation to its stockholders regarding the tender offer and the Merger, and the Merger shall not have been approved by the stockholders of the Company.

In the event that the Merger Agreement is terminated for a breach by either party of its representations, warranties, covenants or obligations under the Merger Agreement, then the breaching party will pay the non-breaching party a termination fee of $4,000,000. If WFMI would be entitled to terminate the Merger Agreement and receive a termination fee, then the right to terminate and receive a termination fee will be the exclusive remedy of WFMI and Merger Sub in respect of any breach of the Company’s covenants, agreements or representations and warranties under the Merger Agreement.

Other Fees and Expenses

Except as described above under the “— Termination Fee,” each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the tender offer.

WFMI and Merger Sub, on the one hand, and the Company, on the other hand, each will bear one-half of the HSR Act filing fee.

Amendments

The Merger Agreement may be amended by the parties at any time before the Effective Time (subject, in the case of the Company, to certain actions requiring the approval of the Continuing Directors, as such term is defined in the Merger Agreement), whether before or after adoption of the Merger Agreement by the stockholders of the Company, but (a) after WFMI purchases Shares pursuant to the tender offer, no amendment may be made that decreases the Per Share Merger Consideration, and (b) in the event that the Merger Agreement is adopted by the Company’s stockholders, no amendment may be made which by law or stock exchange rule requires the further approval of the Company’s stockholders without such approval.

Waivers

At any time prior to the Effective Time, any party to the Merger Agreement (subject, in the case of the Company, to certain actions requiring the approval of the Continuing Directors, as such term is defined in the Merger Agreement) may extend the time for performance for any of the acts of the other parties, waive any inaccuracies in the representations and warranties contained in the Merger Agreement, and, subject to the requirements of applicable law, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement, except that the Minimum Tender Condition (as such term is defined in the Merger Agreement) may be waived by WFMI only with the prior written consent of the Company.

Specific Performance

The parties to the Merger Agreement are entitled to seek specific performance of the terms of the Merger Agreement in the event any such terms are breached, this remedy being in addition to any other remedy available under the Merger Agreement, including the termination rights discussed above, or any other remedy available at law or in equity.

OTHER AGREEMENTS

Tender and Support Agreement

The Company, WFMI and Merger Sub entered into a Tender and Support Agreement with Yucaipa American Alliance Fund I, L.P., a Delaware limited partnership, and Yucaipa American Alliance (Parallel) Fund I, L.P., a Delaware limited partnership, which we refer to in this proxy statement as Yucaipa, dated as of the date of the Merger Agreement. Pursuant to the Tender and Support Agreement, Yucaipa has agreed to tender its Shares in the tender offer (together with any Shares that are issued to or otherwise acquired or owned by Yucaipa prior to the termination of the Tender and Support Agreement), which we refer to in this proxy statement as the Subject Shares, within five business days after its receipt of all documents or instruments required to be delivered pursuant to the terms of the tender offer, and not to withdraw such tender unless the tender offer shall have been terminated in accordance with its terms or the Tender and Support Agreement shall have been terminated in accordance with its terms. Additionally, Yucaipa has agreed, at every meeting of the stockholders of the Company, and at every adjournment or postponement of such a meeting, to vote, or cause the holder of record on any applicable record date to vote the Subject Shares (to the extent that any of such Subject Shares are not purchased in the tender offer) (i) in favor of the Merger Agreement and the transactions contemplated under the Merger Agreement, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal (as defined in the Merger Agreement), (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its subsidiaries or (C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the tender offer or the Merger or that would reasonably be expected to dilute materially the benefits to WFMI of the transactions contemplated by the Merger Agreement, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by WFMI that are necessary or appropriate in order to effectuate the foregoing. As of the date of the Tender and Support Agreement, Yucaipa owned 5,375,600 shares of Common Stock representing approximately 18% of the outstanding Shares.

Confidentiality Agreement

On January 8, 2007, WFMI and the Company entered into a letter agreement, which we refer to in this proxy statement as the Confidentiality Agreement, that provided, in part, that as a condition to being furnished certain information by the Company, WFMI would (subject to limited exceptions) keep such information confidential for a period of two years from the date of the Confidentiality Agreement, unless otherwise required by law, and not use such information for any purpose other than in connection with evaluating a potential transaction with the Company. WFMI also agreed, among other things, that for a period of one year after the date of the Confidentiality Agreement WFMI will not, directly or indirectly, alone or in concert with others, (i) propose any business combination, acquisition or other extraordinary transaction involving the Company, its successors, securities or any substantial part of its assets, or acquire or propose to acquire any additional Shares, (ii) seek or propose to influence or control, through any solicitation of proxies, the voting securities of the Company, or otherwise, the board of directors, management or policies of the Company, or (iii) make any public disclosure or take any action that could require the Company to make any public disclosure with respect to those actions. WFMI further agreed that, for a period ending on the earliest of the consummation of a definitive agreement for a transaction and the expiration of two years after execution of the Confidentiality Agreement, subject to specified exceptions, it would not offer to hire or hire any person currently or formerly employed by the Company that is senior vice president level or higher, nor to initiate or maintain contact with any officer, director or employee of the Company with respect to the Company’s confidential information for purposes of making an acquisition proposal.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY

Price Range of Common Stock and Dividend Information

As of          , 2007, the Company had           Shares outstanding. The Company’s common stock is traded on the Nasdaq National Market under the symbol “OATS.” If the Merger is consummated, the Company’s common stock will be delisted from the Nasdaq and will be deregistered under the Exchange Act. The following table shows the high and low closing prices on the Nasdaq exchange as of the end of each calendar quarter for the past two years:

Quarter	High Price	Low Price

1st Quarter 2005	$10.80	$6.11
2nd Quarter 2005	12.34	9.81
3rd Quarter 2005	13.88	11.57
4th Quarter 2005	12.92	10.91
1st Quarter 2006	20.33	11.75
2nd Quarter 2006	19.49	15.70
3rd Quarter 2006	20.27	15.35
4th Quarter 2006	18.67	14.02
1st Quarter 2007	18.52	13.88

No cash dividends have been declared previously on our common stock, and the Company does not anticipate declaring a cash dividend in the near future. The Company’s existing credit facility contains restrictions on its ability to pay cash dividends.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding the ownership of Shares as of May 1, 2007 by: (i) each director, (ii) the Named Executive Officers, (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of the Company’s Shares. All share amounts have been adjusted for 3-for-2 splits of the common stock in January 1998 and December 1999.

	Number of	Percent
	Shares	Beneficially
	Beneficially	Owned
Name of Beneficial Owner	Owned(1)	(%)(2)

Yucaipa Group(3)	5,375,600	18.0%
c/o The Yucaipa Companies LLC, 9130 W. Sunset
Boulevard, Los Angeles, California 90069
T. Rowe Price Associates, Inc (4)	2,438,990	8.2%
100 E. Pratt Street, Baltimore, MD 21202
Aletheia Research and Management, Inc.(5)	1,995,327	6.8%
100 Wilshire Boulevard, Suite 1960, Santa Monica, CA 90401
The TCW Group, Inc.(6)	1,790,870	6.0%
865 South Figueroa Street, Los Angeles, CA 90017
The Sultan Center for Trading and General contracting W.L.L.(7)	1,662,000	5.6%
P.O. Box 26567, 13126 Safat, Kuwait
Greg Mays(8)	44,035	*
Stacey J. Bell(9)	59,715	*
Hal Brice(10)	22,570	*
Brian D. Devine(11)	122,181	*
David J. Gallitano(12)	66,285	*
John A. Shields(13)	268,509	*
Freya R. Brier(14)	159,445	*
Roger Davidson	0	*
Sam Martin(15)	37,499	*
All executive officers and directors as a group (9 persons)(16)	752,821	2.5%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership information is based on most recent Form 3, 4 and 5 and 13D and 13G filings with the Securities and Exchange Commission and reports made directly to the Company. Shares subject to options, restricted stock, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of May 1, 2007, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

(2)	Percentage of ownership is based on 29,883,087 Shares outstanding as of May 1, 2007. Percentage of ownership and Shares outstanding reflect the acquisition of Shares by the Company, as discussed in Management Indebtedness.

(3)	The Yucaipa Group consists of the following: (i) Ronald W. Burkle, (ii) Yucaipa American Management, LLC, a Delaware limited liability company (“Yucaipa American”), (iii) Yucaipa American Funds, LLC, a Delaware limited liability company (“Yucaipa American Funds”), (iv) Yucaipa American Alliance Fund I, LLC, a Delaware limited liability company (“YAAF LLC”), (v) Yucaipa American Alliance Fund I, LP, a Delaware limited partnership (“YAAF”) and (vi) Yucaipa American Alliance (Parallel) Fund I, LP (“YAAF

Parallel”) and, together with Mr. Burkle, Yucaipa American, Yucaipa American Funds, YAAF LLC and YAAF, the “Reporting Persons”). Mr. Burkle is the managing member of Yucaipa American, which is the managing member of Yucaipa American Funds, which is the managing member of YAAF LLC, which, in turn, is the general partner of each of YAAF and YAAF Parallel. Mr. Burkle, Yucaipa American, Yucaipa American Funds, and YAAF LLC have shared voting power and shared dispositive power over the full number of Shares. YAAF is the direct beneficial owner of 2,999,564 Shares. YAAF Parallel is the direct beneficial owner of 2,102,636 Shares. Mr. Burkle disclaims any beneficial ownership of the Shares (except to the extent of his pecuniary interest in YAAF and YAFF Parallel. The Yucaipa Group has entered into a Tender Agreement to tender their stock. See “Tender and Support Agreement.”

(4)	T. Rowe Price Associates, Inc. has sole voting power over 592,800 Shares and sole dispositive power over 2,438,990 Shares, and disclaims that it is the beneficial owner of such securities.

(5)	Consists of 1,995,327 Shares of which Aletheia Research and Management, Inc. has sole voting and dispositive power and it disclaims beneficial ownership as to certain or all Shares being reported as beneficially owned for Section 13(g) filing purposes.

(6)	The TCW Group, Inc., is the parent holding company and is the beneficial owner, along with its relevant subsidiaries: Trust Company of the West, TCW Asset Management Company, TCW Investment Management Company (collectively, the “TCW Business Unit”). The TCW Group, Inc. has shared power to vote 909,570 Shares and shared dispositive power over 1,790,870 Shares.

(7)	Consists of 1,662,000 Shares of which The Sultan Center for Trading and General Contracting W.L.L. has sole voting and dispositive power.

(8)	Consists of 44,035 RSUs and Shares subject to stock options that are exercisable within 60 days of May 1, 2007 held by Mr. Mays.

(9)	Consists of 59,715 RSUs and Shares subject to stock options that are exercisable within 60 days of May 1, 2007 held by Dr. Bell.

(10)	Consists of 22,570 RSUs and Shares subject to stock options that are exercisable within 60 days of May 1, 2007 held by Mr. Brice.

(11)	Consists of 122,181 RSUs and Shares subject to stock options that are exercisable within 60 days of May 1, 2007 held by Mr. Devine.

(12)	Consists of 1,000 Shares and 65,285 RSUs and Shares subject to stock options that are exercisable within 60 days of May 1, 2007 held by Mr. Gallitano.

(13)	Consists of 41,761 Shares and 226,748 RSUs and Shares subject to stock options that are exercisable within 60 days of May 1, 2007, held by Mr. Shields.

(14)	Consists of 12,679 Shares and 146,766 Shares subject to stock options exercisable within 60 days of May 1, 2007, held by Ms. Brier.

(15)	Consists of 37,499 Shares subject to stock options exercisable within 60 days of May 1, 2007, held by Mr. Martin.

(16)	Includes Shares directly and indirectly owned, restricted stock units, and options exercisable within 60 days of May 1, 2007, for executive officers and directors as a group.

OTHER STOCKHOLDER PROPOSALS

Other Matters For Action at Special Meeting

The Company does not expect that any matter other than those described in this proxy statement will come before the special meeting. If any other matters are properly brought before the special meeting for action, however, the Company intends that the persons named as proxies on the enclosed proxy card will vote in accordance with their best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if the Company’s board of directors so determines, except that proxies that are voted against the merger proposal may not be voted by the persons named on the enclosed proxy card for an adjournment or postponement of the special meeting. If any adjournment or postponement is made, the Company may solicit additional proxies during the adjournment or postponement period.

Future Stockholder Proposals

If the Merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meeting of Company stockholders. However, if the Merger is not consummated or if the Company is otherwise required to do so under applicable law, the Company will hold a 2007 annual meeting of stockholders. The Company’s Amended and Restated Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing to the Secretary of the Company. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than one hundred twenty (120) calendar days in advance of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

The Company’s Amended and Restated Bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. If the Company does not receive timely notice of any such proposal, the proposal will not be considered at the annual meeting of stockholders. If the Company does receive timely notice of any such proposed business, the proxy holders may exercise discretionary authority with respect to that proposal, but only to the extent permitted by the regulations of the SEC.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. The Company does not incorporate the contents of its website into this proxy statement.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this proxy statement and before the Special Meeting:

Company SEC Filings	Period and Date Filed

Schedule 14D-9 and Amendments thereto	Initial Schedule 14D-9 filed on February 27, 2007; Amendments filed on June 6, 2007, May 23, 2007, April 25, 2007, March 22, 2007, March 15, 2007, February 27, 2007

Quarterly Report filed on Form 10-Q	Quarter Ended March 31, 2007 filed on May 9, 2007

Annual Report filed on Form 10-K	Fiscal Year Ended December 30, 2006 filed on March 15, 2007

Current Reports filed on Form 8-K	Filed on June 13, 2007, June 6, 2007, May 3, 2007, March 14, 2007, February 26, 2007, February 22, 2007

In addition, the Company incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You may obtain the Company’s documents filed with the SEC, without charge, by requesting them in writing or by telephone from the Company at the following address:

Wild Oats Markets, Inc.
1821 30th Street,
Boulder, Colorado 80301
Attention: Senior Vice President and Corporate Secretary
Telephone: 303-440-5220

If you would like to request documents from the Company, please do so by          , 2007 to receive them before the special meeting.

If you are a stockholder of record and have further questions about the exchange of your Shares for the Per Share Merger Consideration, you should contact the Company’s proxy solicitor,          . You should not send in your Company stock certificate(s) evidencing your Shares until you receive the transmittal materials from the exchange agent.

The Company Board knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the special meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Freya R. Brier
Senior Vice President and Corporate Secretary

Boulder, Colorado
          , 2007

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
WILD OATS MARKETS, INC.,
WFMI MERGER CO.
AND
WHOLE FOODS MARKET, INC.
DATED AS OF
FEBRUARY 21, 2007

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Page

2006 Draft Form 10-K	21
Acquisition Proposal	38
Affiliate	51
Affiliate Transactions	33
Agreement	1
Antitrust Law	51
Certificates	10
Claim	35
Cleanup	51
Closing	12
Closing Date	13
Code	11
Committed Stores	34
Company	1
Company Board	1
Company Board Recommendation	19
Company Common Stock	1
Company’s Bank Credit Agreement	52
Company Disclosure Schedule	16
Company Material Contracts	30
Company Stockholders’ Meeting	15
Confidentiality Agreement	52
Control	52
Copyrights	29
Current Form 10-K	20
DGCL	1
DOJ	42
Dissenting Shares	9
Effective Time	7
Employee Plans	22
Environmental Claim	52
Environmental Laws	52
ERISA	22
ERISA Affiliate	22
ESPP	12
Exchange Act	2
Exchange Agent	10
Exchange Fund	10
FTC	42
GAAP	52
Governmental Entity	7
Hazardous Materials	52
HSR Act	14

A-iv

Page

Indemnified Parties	43
Independent Directors	6
Intellectual Property Rights	29
Interim Period	33
Joint Venture	18
knowledge	52
Leased Real Property	26
Liens	13
Material Adverse Effect	16
Merger	1
Merger Consideration	8
Merger Sub	1
Merger Sub Common Stock	8
Nasdaq	3
Offer	1
Offer Conditions	2
Offer Documents	3
Offer Price	1
Option Plans	12
Options	12
Outside Date	52
Owned Real Property	26
Patents	29
Permits	24
Permitted Liens	26
Person	53
Proxy Statement	15
Purchase Time	12
Purchaser	1
Purchaser’s Bank Credit Agreement	15
Purchaser Disclosure Schedule	13
Real Property	27
Real Property Leases	27
Regulatory Laws	14
Release	53
Required Approvals	43
Rights	1
Rights Agreement	1
Sarbanes-Oxley	21
Schedule TO	3
Schedule 14D-9	4
SEC	3
SEC Reports	20
Securities Act	7

A-v

Page

Shares	1
Significant Subsidiary	38
Software	29
Subsidiary	17
Superior Proposal	37
Support Agreement	2
Surviving Corporation	7
Takeover Statute	32
Tax Return	53
Taxes	53
Top-Up Option	6
Top-Up Shares	6
Trademarks	29
Treasury Regulations	53
WARN Act	32

A-vi

INDEX OF SCHEDULES

Purchaser Disclosure Schedules:
3.4(b)	Consents and Approvals
Company Disclosure Schedules:
4.2(a)	Subsidiaries
4.2(b)	Joint Ventures
4.3	Capitalization
4.5	Consents and Approvals
4.6	Supplemental Information and Schedules Furnished to the Purchaser
4.7	Absence of Certain Changes
4.8	Litigation
4.9	Employee Benefit Plans
4.11	Exceptions to Permits Representations
4.12	Tax Matters
4.13	Environmental Matters
4.14(a)	Leased Real Property
4.14(b)	Owned Real Property
4.15	Use of Company Real Property
4.16	Intellectual Property
4.17	Material Contracts
4.18	Brokers
4.19	Collective Bargaining and Labor Compliance
5.1	Exceptions to Ordinary Course Operations
5.12	D&O Insurance Premium
8.4	Company Knowledge
Jointly Prepared Schedule
5.1(q)	Agreed Capital Expenditures

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2007 (the “Agreement”), by and among Wild Oats Markets, Inc., a Delaware corporation (the “Company”), WFMI Merger Co., a Delaware corporation (“Merger Sub”), and Whole Foods Market, Inc., a Texas corporation (“Purchaser”).

WHEREAS, the board of directors of each of Purchaser and the Company has approved the acquisition of the Company by Purchaser on the terms and conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, as amended, dated May 22, 1998, by and between the Company and Wells Fargo Bank, N.A., as successor in interest to Norwest Bank Minneapolis, N.A. (the “Rights Agreement”) (the shares of Common Stock, together with the Rights, being referred to collectively as the “Shares”), at a price of $18.50 per Share, net to the seller in cash (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, following the consummation, or under certain conditions, the termination of the Offer, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Merger Sub, Purchaser or any direct or indirect wholly-owned Subsidiary of Merger Sub or the Company immediately prior to the Effective Time, which will be canceled with no consideration issued in exchange therefor, and other than Dissenting Shares) will be canceled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the Delaware General Corporation Law (the “DGCL”), and (iii) determined, as of the date hereof, to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement;

WHEREAS, the board of directors of Purchaser has, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and Purchaser and or a wholly-owned Subsidiary of Purchaser (in each case, in its capacity as the sole stockholder of Merger Sub) has adopted the “agreement of merger” set forth in this Agreement in each case, in accordance with the DGCL;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto have entered into a Tender and Support Agreement, dated even date herewith, with Yucaipa American Alliance Fund I, L.P. and Yucaipa American Alliance (Parallel) Fund I, L.P. (the “Support Agreement”); and

WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 9.4, unless otherwise noted.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1.  The Offer.

(a) (i) Merger Sub shall, and Purchaser shall cause Merger Sub to, promptly (but in no event later than February 27, 2007) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all outstanding shares of Company Common Stock, at the Offer Price. The obligations of Merger Sub to, and of Purchaser to cause Merger Sub to, accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject to only those conditions set forth in Exhibit A hereto (the “Offer Conditions”). The initial expiration date of the Offer shall be the twentieth business day following (and including the day of) the commencement of the Offer. Merger Sub expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of shares of Company Common Stock sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Exhibit A), (D) add to the conditions set forth on Exhibit A, (E) amend or modify the conditions set forth on Exhibit A in a manner adverse to the holders of shares of Company Common Stock, (F) extend the expiration of the Offer except as required or permitted by Section 1.1(a)(ii) or (iii), or (G) make any other change in the terms or conditions of the Offer which is adverse to the holders of shares of Company Common Stock.

(ii) Subject to the satisfaction or waiver by Merger Sub of the Offer Conditions as of the time of any scheduled expiration of the Offer (including at the expiration of any extension of the Offer as described below), Merger Sub shall, and Purchaser shall cause Merger Sub to, accept for payment and promptly pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer. Merger Sub may, without the consent of the Company, (A) extend the Offer for one or more periods of time of up to twenty business days per extension if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the Nasdaq Global Market (“Nasdaq”) applicable to the Offer, or (C) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act, provided that Merger Sub shall not extend the Offer pursuant to clause (A) of this Section beyond the Outside Date without the consent of the Company. The Offer Price may be increased, and the Offer may be extended to the extent required by law in connection with such increase in the Offer Price, in each case without the consent of the Company.

(iii) Subject to the terms and conditions of this Agreement, Merger Sub shall extend the Offer on one or more occasions for periods determined by Merger Sub of up to twenty business days per extension if, at any scheduled expiration of the Offer, any of the Offer Conditions have not been satisfied or waived; provided, that (A) if all Offer Conditions other than the Minimum Tender Condition are satisfied or waived as of any scheduled expiration of the Offer, Merger Sub shall not be obligated to extend the Offer unless required by applicable Law or any applicable rule or regulation of any stock exchange (but shall be entitled to extend the Offer), and (B) if at any scheduled expiration of the Offer (x) the Offer Condition set forth in Paragraph 2(a) of Exhibit A has not been satisfied or waived (other than by reason of a judgment, injunction or order that is not final or remains subject to appeal) or (y) the Offer Condition set forth in Paragraph 2(d) of Exhibit A has not been satisfied or waived by Merger Sub and, in the case of clause (y), the breach or failure to perform or comply that has caused such non-satisfaction is not capable of being cured within 30 days after receipt by the Company of notice of such breach or failure or, if capable of being cured within such period, has not been cured within such period, then Merger Sub shall not be obligated (but shall be entitled) to extend the Offer; provided, further, that Merger Sub shall not, and shall not be required to, extend the Offer (1) beyond the Outside Date or (2) at any time that it is permitted to terminate this Agreement pursuant to Article VII.

(b) On the date of commencement of the Offer, Purchaser and Merger Sub shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Company Common Stock. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and the Purchaser and Merger Sub shall give reasonable and good faith consideration to any comments made by Company and their counsel. Purchaser and Merger Sub agree to provide the Company with

(i) any comments or other communications, whether written or oral that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to participate in the response of Purchaser and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Purchaser and Merger Sub or their counsel in any discussions or meetings with the SEC. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Purchaser, Merger Sub or any of their respective Affiliates, directors or officers, should be discovered by the Company or Purchaser which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law or any applicable rule or regulation of any stock exchange.

(c) Purchaser shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and Merger Sub shall maintain such funds exclusively for such purpose.

Section 1.2.  Company Consent; Schedule 14D-9.

(a) The Company hereby approves of and consents to the Offer.

(b) On the date the Offer Documents are filed, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Section 5.3, the recommendations of the Company Board described in Section 4.4(b). Each of Purchaser and Merger Sub shall promptly furnish to the Company in writing all information concerning Purchaser or Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company hereby consents to the inclusion of the recommendations of the Company Board described in Section 4.4(b) in the Offer Documents (it being understood that such consent shall not be deemed to limit the Company Board’s rights under Section 5.3) and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders. Purchaser and Merger Sub shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Purchaser and Merger Sub and their counsel. The Company agrees to provide Purchaser and Merger Sub with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or their counsel in any discussions or meetings with the SEC. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Purchaser, Merger Sub or any of their respective Affiliates, directors or officers, should be discovered by the Company, Purchaser or Merger Sub which should be set forth in an amendment or supplement to the Schedule 14D-9, so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law or any applicable rule or regulation of any stock exchange.

Section 1.3.  Stockholder Lists.  In connection with the Offer, the Company shall cause its transfer agent to, promptly (but in any event on or before February 23, 2007), furnish Purchaser and Merger Sub with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Purchaser and Merger Sub with such information and assistance (including periodic updates of such information) as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable law, and except for such actions as are reasonably necessary to disseminate the Offer Documents and otherwise to perform its obligations hereunder, Merger Sub shall hold all information and documents provided to it under this Section 1.3 in confidence in accordance with the Confidentiality Agreement, and shall use such information and documents only in connection with the Offer, and if this Agreement shall have been terminated, Purchaser and Merger Sub shall promptly deliver (and use their respective reasonable best efforts to cause their agents to deliver) to the Company all such information and documents (and all copies, extracts or summaries thereof).

Section 1.4.  Directors.

(a) Promptly upon the purchase by Merger Sub pursuant to the Offer of such number of Shares as represents at least a majority of the then-outstanding shares of Company Common Stock, and from time to time thereafter, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Merger Sub representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the total number of shares of Company Common Stock outstanding, and the Company shall, upon request by Merger Sub, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Merger Sub with such level of representation and shall cause Merger Sub’s designees to be so elected or appointed. The Company shall also use its reasonable best efforts to cause individuals designated by Merger Sub to constitute the same percentage of each committee of the Company Board as the percentage of the entire Company Board represented by individuals designated by Merger Sub. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. At the request of Merger Sub, the Company shall take all actions necessary to effect any such election or appointment of Merger Sub’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Merger Sub otherwise elects, shall be so mailed on a date not less than ten (10) days prior to the expiration of the initial Offer. Purchaser and Merger Sub will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.

(b) Following the election or appointment of Merger Sub’s designees pursuant to Section 1.4(a) and prior to the Effective Time, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Purchaser or Merger Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement, any action to seek to enforce any obligation of Purchaser or Merger Sub under this Agreement (or any other action by the Company Board with respect to this Agreement or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of shares of Company Common Stock other than Purchaser or Merger Sub) may only be authorized by, and will require the authorization of, a majority of the directors of the Company then in office who were not designated by Merger Sub.

(c) In the event that Purchaser’s designees are elected or appointed to the Company Board pursuant to Section 1.4(a), until the Effective Time, (i) the Company Board shall have at least such number of directors as may be required by the Nasdaq rules or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”) and (ii) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules or the federal securities laws to be composed solely of Independent Directors shall be so composed; provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the Nasdaq rules and the federal securities laws, to fill such vacancies who shall not be stockholders or Affiliates of Purchaser or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

Section 1.5.  Top-Up Option.

(a) The Company hereby irrevocably grants to Merger Sub an option (the “Top-Up Option”), exercisable only after the acceptance by Merger Sub of, and payment for, Shares tendered in the Offer, to purchase that number (but not less than that number) of Shares (the “Top-Up Shares”) as is equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser, Merger Sub and any Subsidiaries or Affiliates of Purchaser or Merger Sub, taken as a whole, at the time of such exercise, shall constitute one share more than 90% of the total shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Shares) at a price per share equal to the Offer Price; provided, however, that (i) in no event shall the Top-Up Option be exercisable (x) for a number of shares of Company Common Stock in excess of the Company’s then authorized and unissued shares of Common Stock (including as authorized and unissued shares of Common Stock, for purposes of this Section 1.5, any shares of Company Common Stock held in the treasury of the Company), or (y) if the issuance of shares of Company Common Stock by the Company in connection with the exercise of the Top-Up Option by Merger Sub would violate applicable Nasdaq rules, (ii) Merger Sub shall, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Merger Sub shall (and Purchaser shall cause Merger Sub to) consummate the Merger in accordance with Section 253 of the Delaware GCL as contemplated by this Agreement, and (iii) the Top-Up Option may not be exercised if any provision of applicable law or any judgment, injunction, order or decree of any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) shall prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity or the Company’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable.

(b) Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

(c) Purchaser and Merger Sub understand that the shares of Company Common Stock that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Purchaser and Merger Sub represent and warrant to the Company that Merger Sub is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE II

THE MERGER

Section 2.1.  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the “Surviving Corporation.”

Section 2.2.  Effective Time.  As promptly as practicable, and in any event within one business day after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the “Effective Time”).

Section 2.3.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL (including Section 259 of the DGCL). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.5.  Certificate of Incorporation; By-Laws; Directors and Officers.

(a) At and after the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the DGCL, except that such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be that of the Company.

(b) At and after the Effective Time, the By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter altered, amended or repealed as provided therein or in the Certificate of Incorporation of the Surviving Corporation and the DGCL, except that such By-Laws shall be amended to change the name of the Surviving Corporation to the Company’s name.

(c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Certificate of Incorporation and By-Laws, or as otherwise provided by applicable law.

Section 2.6.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holder of any shares of Company Common Stock, or the holder of any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Company Common Stock.  Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(c) and Dissenting Shares) or issuable pursuant to any outstanding equity awards granted under the Option Plans or otherwise shall be converted automatically into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 2.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in respect of such holder’s shares. Notwithstanding the foregoing, the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend, reorganization, recapitalization, consolidation, exchange or other like change with respect to the Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

(b) Merger Sub Common Stock.  Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Purchaser.

(c) Cancellation of Treasury Stock and Purchaser- and Merger Sub-Owned Company Common Stock.  All shares of Company Common Stock that are owned by the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Purchaser, Merger Sub or any subsidiary of Purchaser or Merger Sub or held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(d) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal of the “fair value” of such Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall be cancelled and terminated and shall cease to have any rights with respect to Dissenting Shares other than such rights as are granted pursuant to Section 262 of the DGCL, except that all Dissenting Shares held by holders of Company Common Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights for an appraisal of such shares under the DGCL shall thereupon be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive the Offer Price in accordance with Section 2.6(a) upon surrender in the manner provided in Section 2.6(f) of the certificate or certificates that formerly evidenced such shares of Company Common Stock. Any payments made in respect of Dissenting Shares shall be made in accordance with the DGCL solely by the Surviving Corporation out of its own funds. The Company shall give prompt notice to Purchaser and Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock and of attempted withdrawals of such notice and any other instruments served pursuant to the DGCL and received by the Company relating to stockholder rights of appraisal, and Purchaser and Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands.

(e) Exchange Agent.  From time to time after the Effective Time, the Purchaser shall, and shall cause the Surviving Corporation to, when and as required, deposit with a bank or trust company designated by Purchaser (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, an amount equal to the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(f) Exchange Procedure for Certificates.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a): (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.6(a), and the Certificate so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6(f), each Certificate (other than a Certificate representing shares of Company Common Stock cancelled in accordance with Section 2.6(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.6(a). No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate.

(g) No Further Ownership Rights in Company Common Stock.  All consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to any obligation of the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been authorized or made with respect to shares of Company Common Stock that remain unpaid or unsatisfied at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by applicable law.

(h) Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration and, if applicable, any unpaid dividends or other distributions that such holder may be due on Company Common Stock, under applicable law.

(i) No Liability.  None of the Company, Merger Sub, Purchaser, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, stockholder, agent or affiliate thereof, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(k) Withholding Rights.  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(l) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such

Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.7.  Stock Plans.

(a) Not later than the Effective Time, the Company shall take all actions necessary to provide that, either (i) at the Effective Time (or to the extent practicable, immediately prior to the time (the “Purchase Time”) at which the Purchaser consummates the purchase of tendered Shares pursuant to the Offer), each then outstanding option to purchase shares of Company Common Stock (the “Options”) granted under any of the Company’s stock option plans listed in Section 4.3 of the Company Disclosure Schedule, each as amended (collectively, the “Option Plans”), or granted otherwise, whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive from Merger Sub or the Surviving Corporation an amount in cash in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price thereof and (y) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding Taxes) or (ii) any Option that is not cancelled as described in Section 2.7(a)(i) above shall represent, upon exercise on or after the Effective Time, the right to receive Company Common Stock which has been converted into the right to receive the Merger Consideration.

(b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate no later than the Effective Time and, except as set forth in Section 2.7(c), cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company or any of its Subsidiaries to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Option Plans or anyone other than Purchaser shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(c) Substantially concurrently with the approval of this Agreement, the Compensation Committee of the Company Board will take any and all actions with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that: (i) all offering periods under the ESPP will be immediately suspended and any contributions made for the current offering periods will be returned to ESPP participants, and (ii) the ESPP will terminate, effective immediately as of the Purchase Time, except that all administrative and other rights and authorities granted under the ESPP to the Company, the Company Board or any committee or designee thereof shall remain in effect and reside with the Company following the Purchase Time.

Section 2.8.  Time and Place of Closing.  Unless otherwise mutually agreed upon in writing by Purchaser and the Company, the closing of the Merger (the “Closing”) will be held at 10:00 a.m., Austin, Texas time, on the first business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the “Closing Date”). The place of Closing shall be at the offices of the Purchaser in Austin, Texas, or at such other place as may be agreed between Purchaser and the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PURCHASER

Except as set forth in the Disclosure Schedule delivered by Purchaser and Merger Sub to the Company at or prior to the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”), each of Merger Sub and Purchaser hereby represents and warrants to the Company as follows:

Section 3.1.  Organization.  Each of Merger Sub and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.2.  Capitalization.  The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date hereof, 100 of such shares are issued and outstanding, duly authorized, validly issued, fully paid and nonassessable and owned beneficially and of record by Purchaser free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever (“Liens”). There are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Merger Sub to issue or sell any shares of capital stock of or other equity interests in Merger Sub. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. Merger Sub does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

Section 3.3.  Authority.  Each of Merger Sub and Purchaser has the necessary corporate power and authority to enter into this Agreement and carry out their respective obligations hereunder. The execution and delivery of this Agreement by each of Merger Sub and Purchaser and the consummation by each of Merger Sub and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Merger Sub or Purchaser, the performance by each of Merger Sub and Purchaser of their respective obligations hereunder and the consummation by each of Merger Sub and Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Merger Sub and Purchaser and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of each of Merger Sub and Purchaser, enforceable against each of Merger Sub and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4.  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Merger Sub and Purchaser does not, and the performance of this Agreement by each of Merger Sub and Purchaser and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 3.4(b), conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or Purchaser or by which their respective property is bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Merger Sub or the Certificate of Incorporation or By-Laws of Purchaser or (iii) subject to the requirements, filings, consents and approvals referred to in Section 3.4(b) and Section 3.4(c)), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the property or assets of Merger Sub or Purchaser pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Merger Sub or Purchaser is a party or by which either Merger Sub or Purchaser or any of their respective property is bound or subject except, in the case of clause (iii), for such breaches, defaults, rights or Liens that would not materially impair the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby.

(b) Except for applicable requirements, if any, of the Exchange Act, the Securities Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing and recordation of the Certificate of Merger as required by the DGCL, and except as set forth in Section 3.4(b) of the Purchaser Disclosure Schedule, neither Purchaser nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under Regulatory Laws, as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Purchaser or Merger Sub in connection with their execution, delivery or performance of this Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them. For purposes of this Agreement, “Regulatory Laws” means any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization applicable to, governing or relating to the legal or regulatory status or the activities of the Company or its Subsidiaries, including, without limitation, with respect to alcoholic beverage control, health and safety and fire safety.

(c) Although Purchaser does not require the approval of its lenders under that certain Third Amended and Restated Credit Agreement, dated as of October 1, 2004 and as amended to date, to which the Purchaser, its Subsidiaries and JPMorgan Chase Bank, N.A., as agent, are parties (“Purchaser’s Bank Credit Agreement”) to consummate the Merger, such approval would be required in order to consummate the Offer; and Purchaser reasonably anticipates obtaining such approval.

Section 3.5.  Financing.  Purchaser has available sufficient cash and committed financing sources to satisfy its obligations to cause Merger Sub to purchase and pay for Shares pursuant to the Offer and to cause the Surviving Corporation to pay the aggregate Merger Consideration. Notwithstanding any other provision of this Agreement to the contrary, there is no financing contingency to the closing of the Offer or the Merger.

Section 3.6.  Brokers.  Except for RBC Capital Markets, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub or Purchaser.

Section 3.7.  Offer Documents; Schedule 14D-9; Proxy Statement.

(a) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company expressly for inclusion therein. The Offer Documents will, at the time the Offer Documents are filed with the SEC and, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) None of the information to be supplied in writing by Merger Sub or Purchaser specifically for inclusion in the proxy statement contemplated by Section 5.4 (together with any amendments and supplements thereto, the “Proxy Statement”) or the Schedule 14D-9 will, at the times such documents are filed with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed to stockholders and at the time of the meeting of the Company’s stockholders to consider the Merger Agreement (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.8  Ownership of Company Common Stock.  Neither Purchaser nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to Purchaser and Merger Sub at or prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants on behalf of itself and its Subsidiaries to Merger Sub and Purchaser as follows:

Section 4.1.  Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any effect, change, fact, event, development, occurrence or circumstance that, individually or together with any other effect, change, fact, event, development, occurrence or circumstance, (A) is materially adverse to the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Company and all of its Subsidiaries, taken as a whole, or (B) materially and adversely effects the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (A) any changes resulting from or arising out of general market, economic or political conditions, provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industry in which the Company or any of its Subsidiaries conduct business, provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Purchaser or Merger Sub or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of the Company’s stock, in and of itself, (E) any failure by the Company to meet published revenue or earnings projections, in and of itself, (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to this Agreement, the Offer or the Merger, or (G) other changes reasonably foreseeable as a result of the announcement of the transactions contemplated hereby.

Section 4.2.  Subsidiaries and Joint Ventures.  (a) Each Subsidiary of the Company is identified on Section 4.2(a) of the Company Disclosure Schedule. Except as set forth on Section 4.2(a) of the Company Disclosure Schedule, all the outstanding equity interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens. All of the capital stock or other equity interests of each Subsidiary of the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any Liens and preemptive or other similar rights except as set forth on Section 4.2(a) of the Company Disclosure Schedule. There are no proxies or voting agreements with respect to any shares of capital stock of any such Subsidiary. There are no options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person. The Company does not directly or indirectly own a greater than 1.0% equity interest in any Person that is not a Subsidiary or Joint Venture (as defined below) of the Company. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) at least a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

(b) Neither the Company nor any Subsidiary of the Company is a party to or member of, or otherwise holds, any Joint Venture. With respect to the joint ventures of the Company and the Subsidiaries of the Company that are not Joint Ventures, (i) except as set forth on Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is liable for any material obligations or material liabilities of any such joint ventures, (ii) except as set forth on Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is obligated to make any loans or capital contributions to, or to undertake any guarantees or obligations with respect to, such joint ventures, (iii) none of such joint ventures own or hold any assets that are material to the continued conduct of the business of the Company and the Subsidiaries of the Company, taken as a whole, substantially as it is presently conducted, (iv) except as set forth on Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to any material limitation on its right to compete or any material limitation on its right to otherwise conduct business by reason of any agreement relating to such joint venture and (v) to the knowledge of the Company, each joint venture is in material compliance with all applicable laws. As used herein, “Joint Venture” shall mean those direct or indirect joint ventures of the Company or any Subsidiary of the Company (i) that are not otherwise a direct or indirect Subsidiary of the Company and (ii) in which the Company or any Subsidiary of the Company as of the date of this Agreement have invested, or made commitments to invest, $1.0 million or more, but “Joint Venture” and “joint venture” shall not include any entities whose securities are held solely for passive investment purposes by the Company or any Subsidiary of the Company. Section 4.2(b) of the Company Disclosure Schedule contains, as of the date of this Agreement, a correct and complete list of each joint venture of the Company or any Subsidiary of the Company that is not a Joint Venture.

Section 4.3.  Capitalization.  Except as set forth on Section 4.3 of the Company Disclosure Schedule, the authorized and outstanding capital stock of the Company is as set forth in the consolidated balance sheet forming a part of the 2006 Draft Form 10-K (as defined below). All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. Except as disclosed in Section 4.3 of the Company Disclosure Schedule, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests or any debt securities of the Company and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (whether or not dependent on conversion or other trigger event).

Section 4.4.  Authority.

(a) The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (i) duly authorized and adopted by the unanimous vote of the Company Board, (ii) determined to be fair to, advisable and in the best interests of the stockholders of the Company by the Company Board and (iii) duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company’s stockholders in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board (at a meeting or meetings duly called and held) has unanimously: (i) determined that this Agreement, the Offer and the Merger are advisable and fair to and in the best interests of, the Company and its stockholders; (ii) adopted and approved this Agreement and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement; (iii) directed that the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement be submitted to the stockholders of the Company for adoption (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 5.5(b)); and (iv) resolved to recommend acceptance of the Offer and adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the stockholders of the Company (the “Company Board Recommendation”), which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

Section 4.5.  No Conflict; Rights Agreement; Required Filings and Consents.

(a) Except as set forth on Section 4.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) assuming that all consents, approvals and authorizations contemplated by Section 4.5(c) have been obtained, conflict with or violate any law, regulation, court order, judgment or decree or Regulatory Laws applicable to the Company or any of its Subsidiaries or by which each of their respective properties are bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Company or the comparable charter documents or organizational documents of any of its Subsidiaries, (iii) assuming that all consents, approvals and authorizations contemplated by Section 4.5(c) have been obtained, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any contract, agreement, indenture, note, bond, mortgage, deed of trust, agreement, Employee Plan, lease or other instrument or obligation of any kind, permit, license, certificate or franchise to which the Company or any of its Subsidiaries is a party, of which the Company or any of its Subsidiaries is the beneficiary or by which the Company or any of its Subsidiaries or any of their respective property is bound or subject, except, with respect to clause (iii), for breaches, defaults, terminations, cancellations or rights of termination, acceleration or cancellation which, in the aggregate, and assuming the exercise of any rights of termination, acceleration or cancellation, would not reasonably be expected to result in a Material Adverse Effect or (iv) assuming that all consents, approvals and authorizations contemplated by Section 4.5(c) have been obtained, violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or subject.

(b) Prior to the date of this Agreement, the Company has amended the Rights Agreement in accordance with its terms to render the Rights Agreement inapplicable to this Agreement and the transactions contemplated by this Agreement, including the Offer, the Support Agreement and the Merger, and has taken all actions necessary so that either prior to or simultaneously with the completion of the transactions contemplated by this Agreement, the Rights will permanently expire, and the Company and the Surviving Corporation, as the case may be, shall have no further obligations in respect thereof.

(c) Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and filing and recordation of the Certificate of Merger as required by the DGCL, and except as set forth on Section 4.5(c) of the Company

Disclosure Schedule, the Company and its Subsidiaries are not required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Entity or third party under any Material Contract (as defined below) or Real Property Lease (as defined below) in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

Section 4.6.  SEC Filings; Financial Statements; 2006 Draft Form 10-K.

(a) Except as set forth on Section 4.6(a) of the Company Disclosure Schedule, the Company has timely filed all forms, reports, documents, proxy statements and exhibits required to be filed with the SEC since December 31, 2003 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as set forth on Section 4.6(b) of the Company Disclosure Schedule, the consolidated financial statements contained in the SEC Reports complied, as of their respective dates of filing with the SEC, and the SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, and the SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and Article 10 of Regulation S-X and except as may be indicated in the notes thereto) and fairly present, and the financial statements contained in the SEC Reports filed after the date of this Agreement will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows of the Company for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments. There is no investigation or inquiry pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Entity in connection with revenue recognition practices, restructuring charges, amortization, writeoffs or any other accounting matter, whether or not a restatement of financial statements is required.

(c) Except for those liabilities and obligations that are reflected or reserved against on the balance sheet (or footnotes thereto) contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Current Form 10-K”) or in the balance sheets (or footnotes thereto) contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 or September 30, 2006, neither the Company nor any of its Subsidiaries has any material liabilities or obligations that are of a nature that would be required to be disclosed on a balance sheet of the Company or the footnotes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) incurred since September 30, 2006 in the ordinary course of business consistent with past practice, (ii) disclosed in SEC Reports filed during the period from and after September 30, 2006 to and including the date of this Agreement, or (iii) reflected in the Company’s draft Annual Report on Form 10-K for the year ended December 31, 2006, a copy of which has been included in Section 4.6(c) of the Company Disclosure Schedule (the “2006 Draft Form 10-K”).

(d) The 2006 Draft Form 10-K has been prepared in all material respects in accordance with the requirements of the Exchange Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than the disclosure of the transactions contemplated herein which will be included prior to the filing of the 2006 Draft Form 10-K. The supplemental schedules and information furnished to the Purchaser by the Company and attached as Section 4.6(d) of the Company Disclosure Schedule do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) The Company is in compliance, and has complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (collectively, “Sarbanes-Oxley”).

Section 4.7.  Absence of Certain Changes or Events.  Since December 31, 2006, except as contemplated by this Agreement or as set forth on Section 4.7 of the Company Disclosure Schedule or in the SEC Reports filed prior to the date of this Agreement or in the 2006 Draft Form 10-K, there has not been (i) any event or state of fact that, individually or in the aggregate, has had a Material Adverse Effect; or (ii) any event, action or occurrence, that, if taken after the date hereof without the consent of Purchaser and Merger Sub, would violate Section 5.1 hereof.

Section 4.8.  Litigation.  Except as disclosed in the SEC Reports filed prior to the date of this Agreement, in the 2006 Draft Form 10-K or in Section 4.8 of the Company Disclosure Schedule, (i) there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights of the Company or any of its Subsidiaries or any of their respective officers or directors in their capacity as such, before any Governmental Entity, (ii) nor any internal investigations (other than investigations in the ordinary course of the Company’s or any of its Subsidiaries’ compliance programs) being conducted by the Company or any of its Subsidiaries concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues, which in the case of clause (i) or clause (ii) would reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, in the 2006 Draft Form 10-K or in Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree material to the conduct of the businesses of the Company or its Subsidiaries.

Section 4.9.  Employee Benefit Plans.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other bonus, stock option, restricted stock grant, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements sponsored, maintained, contributed to or required to be contributed to by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries (together, the “Employee Plans”).

(b) Except as set forth on Section 4.9(c) of the Company Disclosure Schedule, neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Employee Plan.

(c) Except as set forth on Section 4.9(c) of the Company Disclosure Schedule, all Employee Plans have been administered in material compliance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code and there are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.

(d) Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

(e) Except as set forth on Section 4.9(e) of the Company Disclosure Schedule, all contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made by the Effective Time or properly reflected on the Company’s books.

(f) Neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g) No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law.

(h) Except as set forth in Section 4.9(h)(i) of the Company Disclosure Schedule, no amounts payable under any Employee Plan or otherwise will fail to be deductible to the Company, the Surviving Corporation or their Subsidiaries for federal income tax purposes by virtue of Section 162(m) or 280G of the Code. Except as set forth in Section 4.9(h)(ii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (x) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any other payment, (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (z) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or otherwise.

Section 4.10.  Offer Documents; Schedule 14D-9; Proxy Statement.

(a) None of the information supplied or to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the Purchase Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Merger Sub or Purchaser or any Affiliate of Merger Sub or Purchaser expressly for inclusion in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time it is mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b) The Proxy Statement will not, at the time the Proxy Statement is first mailed and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Merger Sub or Purchaser or any Affiliate of Merger Sub or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will, at the time the Proxy Statement is first mailed, at the time any amendment or supplement thereto is filed with the SEC, and at the time of the Company Stockholders’ Meeting, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.11.  Conduct of Business; Permits.  Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 4.11 of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being (and since January 1, 2004 has not been) conducted in default or violation of any term, condition or provision of (i) the Certificate of Incorporation or By-Laws of the Company or the comparable charter documents or by-laws of any of its Subsidiaries, (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) any federal, state, county, regional, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or their respective businesses, including, without limitation, Regulatory Laws, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries have all material permits, licenses, approvals, certifications and authorizations from Governmental Entities, including, without limitation, those obtained under Regulatory Laws (collectively, “Permits”) required for business presently conducted by the Company and its Subsidiaries. Except as set forth on Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written claim or notice nor has any knowledge indicating that the Company or any of its Subsidiaries is not in compliance with the terms of any such Permits and with all requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Section 4.11 of the Company Disclosure Schedule, to the knowledge of the Company none of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

Section 4.12.  Taxes.

(a) Except as set forth on Section 4.12 of the Company Disclosure Schedule:

(i) each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(ii) each of the Company and its Subsidiaries has timely paid all Taxes required to be paid by it (whether or not shown due on any Tax Return), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(iii) each of the Company and its Subsidiaries has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries not yet due, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(iv) each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(v) no pending or, to the knowledge of the Company, threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(vi) no written claim has been made by any tax authority in a jurisdiction where the Company and its Subsidiaries does not file a Tax Return that any of the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same or substantially similar to a “listed transaction” as described in Treasury Regulation Section 1.6011-4(b)(2).

(c) There are no Liens for Taxes upon the assets or properties of any of the Company or its Subsidiaries, except for Permitted Liens.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (iii) any ruling received from the Internal Revenue Service.

Section 4.13.  Environmental Matters.

(a) Except as set forth on Section 4.13(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, to the knowledge of the Company and there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future, in each case which would reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Schedule, there is no Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, in each case which would reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Section 4.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, in each case which would reasonably be expected to result in a Material Adverse Effect.

Section 4.14.  Title to Real Property; Liens.

(a) Leased Real Property.  Set forth on Section 4.14(a) of the Company Disclosure Schedule is a list of all real property leased by the Company or any of its Subsidiaries. Each of the leases relating to Leased Real Property is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries. Except as disclosed on Section 4.14(a) of the Company Disclosure Schedule, each Leased Real Property is free of subtenancies and other occupancy rights and Liens (other than Permitted Liens), and is a valid and binding obligation of the Company or any of its Subsidiaries, enforceable against the Company or any of its Subsidiaries in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Owned Real Property.  Set forth on Section 4.14(b) of the Company Disclosure Schedule is a complete list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”).

(c) For purposes of this Agreement:

(i) “Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

(ii) “Permitted Liens” shall mean: (A) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the SEC Reports; (B) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or repairmen’s liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the SEC Reports; (C) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; (D) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the use of such Leased Real Property; and (E) Liens securing indebtedness of the Company which will be retired in connection with the transactions contemplated hereby.

(iii) “Real Property” shall mean the Leased Real Property and the Owned Real Property.

(iv) “Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

(d) Each of the Company and its Subsidiaries has good fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its tangible and intangible assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the respective business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except Permitted Liens.

Section 4.15.  Use of Company Real Property.

(a) Except as set forth on Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any material portion of the Real Property other than in the ordinary course of business. Except as set forth on Section 4.15(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has vacated or abandoned any portion of the Real Property or given notice to any third party of their intent to do the same.

(b) Except as set forth on Section 4.15(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(c) Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, neither the Company nor any applicable Subsidiary has received notice of or has knowledge of an expropriation or condemnation proceeding pending, threatened or proposed against any material Real Property.

(d) Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, to the Company’s knowledge, the Company has not received any written notice that its present use of the Real Property is not in conformity in any material respect with all applicable laws, rules, regulations and ordinances, including, without limitation, all applicable zoning laws, ordinances and regulations and with all registered deeds, restrictions of record or other agreements affecting such Real Property. Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, to the Company’s knowledge, there exists no conflict or dispute with any regulatory authority or other Person relating to any Real Property or the activities thereon which would be reasonably likely to result in a Material Adverse Effect. No damage or destruction has occurred with respect to any of the Real Property that would reasonably be expected to result in a Material Adverse Effect.

(e) With respect to the Leased Real Property:

(i) except as disclosed on Section 4.15(e)(i) of the Company Disclosure Schedule, neither the Company, nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(ii) except as disclosed on Section 4.15(e)(ii) of the Company Disclosure Schedule, no consent by the landlord under the Real Property Leases is required in connection with the consummation of the transactions contemplated herein;

(iii) except as disclosed on Section 4.15(e)(iii) of the Company Disclosure Schedule, no Real Property Lease contains any “radius restriction” clauses; and

(iv) Section 4.15(e)(iv) of the Company Disclosure Schedule sets forth a list of each Real Property Lease, with applicable remaining term and any available options for renewal periods.

Section 4.16.  Intellectual Property.

(a) Section 4.16 of the Company Disclosure Schedule sets forth a true, correct and complete in all material respects list of all material U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) Software, in each case, which is owned by the Company or its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the material Intellectual Property Rights set forth on Section 4.16 of the Company Disclosure Schedule, and all such Intellectual Property Rights are subsisting, valid and enforceable, except where the invalidity or unenforceability of such Intellectual Property Rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries own or have a valid right to use, free and clear of all Liens, all Intellectual Property Rights necessary for, or used or held for use in connection with, the business of the Company and its Subsidiaries, taken as a whole, except where the failure to so own or have a valid right to use such Intellectual Property Rights, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, and there has been no such claim asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except, in each of the foregoing cases, where such infringements, misappropriations or violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d) Except as set forth on Section 4.16(d) of the Company Disclosure Schedule, to the Company’s knowledge, no third Person has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has asserted or threatened such a claim against any Person, except, in each of the foregoing cases, where such infringements, misappropriations or violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e) As used herein, “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and rights in all documentation, including user manuals and training materials, related to any of the foregoing (but excluding commercially available third party software licensed from third parties) (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

Section 4.17.  Material Contracts.

(a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or on Section 4.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any contract or agreement (other than a lease of the Leased Real Property) for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $250,000 or more (excluding those contracts and agreements terminable upon 180 days’ notice or less without liability to the Company exceeding $250,000);

(iii) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in the amount of $250,000 or more;

(iv) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

(v) any voting or other agreement governing how any shares of Company Common Stock shall be voted;

(vii) with respect to any acquisition or disposition of any Person or business or material portion thereof pursuant to which the Company or any Subsidiary has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $500,000; or

(viii) that would prevent, materially delay or materially impede the Company’s ability to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as “Company Material Contracts.”

(b) Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries and is in full force and effect, and the Company or one of its Subsidiaries as applicable, has performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect. The Company has not violated, defaulted under or terminated, nor has the Company given or received notice of, any violation, default or termination under (nor, to the knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract, except where such violations, defaults or terminations would not reasonably be expected to result in a Material Adverse Effect.

Section 4.18.  Brokers.  Except for the Persons set forth on Section 4.18 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Purchaser and Merger Sub true, correct and complete information concerning the financial and other arrangements between the Company and its Subsidiaries and the persons set forth on Section 4.18 of the Company Disclosure Schedule pursuant to which such firm(s) would be entitled to any payment as a result of the transactions contemplated hereby.

Section 4.19.  Collective Bargaining; Labor Disputes; Compliance.

(a) There are no collective bargaining agreements to which the Company or any of its Subsidiaries is a party or under which it is bound. The employees of the Company and its Subsidiaries are not represented by any unions. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 4.19 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is currently, or has been during the past three years, the subject of any union organizing campaign or drive with respect to the employees of the Company or its subsidiaries, and (ii) neither the Company nor any of its Subsidiaries is currently, or has been during the past five years, the subject of any labor strike, walk-out, work stoppage, slow down, lockout, or material labor dispute involving employees of the Company or any of its Subsidiaries nor, to the knowledge of the Company, is any such activity threatened.

(b) Except as set forth in Section 4.19 of the Company Disclosure Schedule, there are no employment agreements, severance agreements or severance plans or other documents, arrangements or understandings (whether written or oral) requiring the payment (or setting aside) of any amounts or the providing of any benefits (or acceleration, continuation or modification thereof) to any of the Company’s or its Subsidiaries’ directors, officers or employees in the event of a termination of employment (with or without cause) or as a result of entering into this Agreement or the consummation of the transactions contemplated hereby.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Company and each of its Subsidiaries has complied in all material respects with all laws relating to the employment and safety of labor, including the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts and laws, (ii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other legally protected category in the conditions of employment or its employment practices relating to the Company’s or its Subsidiaries’ employees, and (iii) no action, suit, complaint, charge, grievance, arbitration, employee proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, applicant for employment, or former employee of the Company or any of its Subsidiaries, or any labor organization or other representative of the Company’s or its Subsidiaries’ employees, relating to the Company’s or its Subsidiaries’ employment practices is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 4.19 of the Company Disclosure Schedule.

(d) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or material citation by any Governmental Entity relating to the Company’s or its Subsidiaries’ employees or employment practices relating to the Company’s or its Subsidiaries’ employees, except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 4.19 of the Company Disclosure Schedule.

(e) Except as set forth in Section 4.19 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar foreign, state or local law relating to plant closings and layoffs, and (ii) none of the employees of the Company and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the 90 days prior to the date of this Agreement.

Section 4.20.  Opinion of Financial Advisor.  The Company has received the written opinion of Citigroup Global Markets Inc. the Company’s sole financial advisor, to the effect that, as of the date hereof, the Offer Price to be received by the Company’s stockholders as provided herein is fair to such stockholders from a financial point of view. The Company has delivered, or will deliver substantially concurrent with the execution of this Agreement, a copy of the final written opinion to Purchaser and Merger Sub.

Section 4.21.  Control Share Acquisition.  The Company has taken all actions necessary and within its authority such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested stockholder” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or restrictive provision of any applicable provision in the Certificate of Incorporation or By-Laws of the Company or comparable charter documents and By-laws of any of its Subsidiaries is, or at the Effective Time will be, applicable to the Company, its Subsidiaries, Purchaser, Merger Sub, Company Common Stock, the Merger or any other transaction contemplated by this Agreement.

Section 4.22.  Certain Business Practices.  As of the date hereof, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment where , in the case of clause (a), (b), (c) or (d), such payment or action would be reasonably likely to subject the Company or any of its Subsidiaries to any material liability or penalty under any laws, rules or regulations of any Governmental Entity.

Section 4.23.  Transactions with Affiliates.  All transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”), that were required to be disclosed in the SEC Reports in accordance with Item 404 of Schedule S-K under the Securities Act have been so disclosed. Since January 1, 2004, there have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Schedule S-K under the Securities Act which have not already been disclosed in the SEC Reports.

ARTICLE V

CERTAIN COVENANTS

Section 5.1.  Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees on behalf of itself and its Subsidiaries that, during the period (hereafter, the “Interim Period”) from the date of this Agreement to the earliest of (i) such time as designees of Purchaser or Merger Sub first constitute at least a majority of the Company Board pursuant to Section 1.4(a), (ii) the Effective Time, and (iii) the termination of this Agreement in accordance with Article VII, unless Purchaser and Merger Sub shall otherwise consent in writing, the businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth on Section 5.1 of the Company Disclosure Schedule, during the Interim Period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser and Merger Sub, do any of the following:

(a) amend its Certificate of Incorporation or By-Laws or any material term of any outstanding security issued by the Company;

(b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company), (ii) other than pursuant to the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any Subsidiary, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of the Company or any of its Subsidiaries, other than as described in Section 4.3 of the Company Disclosure Schedule, except for the issuance of shares of Company Common Stock reserved for issuance on the date hereof (x) pursuant to the exercise of currently outstanding options and related securities under the Company’s Option Plans and the acceleration of options and related securities under the Company’s Option Plans as contemplated by existing plans and agreements, and (y) upon conversions, if any, of the Company’s 3.25% Convertible Senior Debentures Due 2034 issued and outstanding under that certain Indenture, dated as of June 1, 2004, between the Company and U.S. Bank National Association, as trustee or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate, except, with respect to clause (ii) above, (A) non-exclusive licenses of IP in the ordinary course of business consistent with past practice, (B) leasehold interests, leasehold improvements, equipment, fixtures, initial inventory, supplies and certain other assets related to six new store openings, but only to the extent required to be made under binding commitments in effect as of the date hereof (the “Committed Stores”), and (C) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice;

(d) except in the ordinary course of business consistent with past practice, amend, enter into or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(e) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets, other than (i) sales of excess or obsolete assets, (ii) sales of inventory in the ordinary course of business consistent with past practice, (iii) licenses or other dispositions of non-material IP in the ordinary course, (iv) dispositions (including assignments and or subletting) of leasehold interests, together with leasehold improvements, equipment, fixtures, inventory, supplies, and related assets, if any, of stores that are closed or proposed to be closed as of the date hereof, and (v) other sales of assets not to exceed $500,000 in the aggregate;

(f) (i) enter into, amend or terminate any employment or severance agreement with or, except as required to comply with applicable law or in accordance with the existing obligations of the Company or any of its Subsidiaries, grant any severance or termination pay to, any officer or director of the Company or any of its Subsidiaries or (ii) hire or agree to hire any new or additional officers at the Vice President level or above;

(g) except (i) as required to comply with applicable law, (ii) in accordance with the existing obligations of the Company or any of its Subsidiaries or (iii) as required by Section 2.7 of this Agreement, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee (other than, in the case of employees who are not officers or directors, in the ordinary course of business consistent with past practice), (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or, other than in the ordinary course of business consistent with past practice, officer or other employee, (C) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan, (D) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; provided, that there shall be no grant or award to any Person of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder, or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

(h) (i) incur or assume any indebtedness, other than normal fluctuations consistent with past practice in the Company’s Bank Credit Agreement, (ii) incur or modify any material indebtedness or other liability, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

(i) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by a change in applicable law or GAAP, other than the change in inventory valuation method disclosed in the footnotes to financial statements contained in the 2006 Draft Form 10-K;

(j) make any change to any of its tax accounting principles or practices with respect to Taxes of the Company or any of its Subsidiaries;

(k) make any Tax election or change in any Tax election, amend any material Tax Returns or, subject to Section 5.1(l) below, enter into any settlement or compromise of any material Tax liability of the Company or its Subsidiaries;

(l) pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal proceeding (each, a “Claim”), except for any settlement or compromise (i) involving any Claim that has been reserved against in accordance with GAAP on the balance sheet (or footnotes thereto) in the 2006 Draft Form 10-K in an amount not to exceed the aggregate reserve relating to all such Claims, (ii) any payment, discharge, settlement, satisfaction or compromise of any Claim in accordance with Section 5.15 of this Agreement or (iii) any other Claim up to an aggregate maximum of $1,000,000, including, in the case of clauses (i) and (iii), all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(m) except as required to comply with applicable law, enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(n) enter into any new material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(o) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(p) enter into or consummate any sale/leaseback agreement or arrangement;

(q) make, authorize or agree to make any capital expenditures other than pursuant to the capital expenditure budget agreed upon by the Purchaser and the Company and included as Schedule 5.1(q) hereto;

(r) enter into an agreement containing any provision or covenant limiting the ability of the Company or any of its Subsidiaries with respect to (i) selling any products or services of or to any other Person, (ii) engaging in any line of business, (iii) competing with or obtaining the products or services of any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries or (iv) selecting, opening or operating any store in any geographical area or location;

(s) terminate or fail to renew any Permit (beyond any applicable cure period) that is material to the conduct of the businesses of the Company or any of its Subsidiaries;

(t) revalue in any material respect any of its assets, including writing-down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as otherwise required by GAAP, and except as disclosed in the footnotes to the financial statements contained in the Draft 2006 Form 10-K related to revaluation of inventory under the cost valuation method;

(u) fail to pay any Taxes or other material debts when due (without giving effect to any grace periods) other than a reserved claim described in Section 5.1(l) above;

(v) fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect, provided that the Company shall not be deemed to be in breach of this covenant if the failure to maintain any particular policy of insurance would not reasonably be expected to have, individually or in the aggregate with any other policy the Company fails to maintain, a Material Adverse Effect;

(w) fail to make in a timely manner any and all filings with the SEC required to be made under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or any filing required under applicable law, excluding Forms 3 and 4 where the failure to so timely file will not result in a Material Adverse Effect;

(x) except for the shortest allowable extensions or renewals of existing Real Property Leases that are scheduled to expire during the Interim Period as to same, (i) amend, extend, renew, otherwise modify or terminate or permit to expire any of the Real Property Leases, (ii) enter into any new Real Property Lease or (iii) open any new stores;

(y) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing paragraphs (a)-(x) of this Section 5.1; and

(z) take any action or omit to take any action that would, or is reasonably likely to result in any of its representations and warranties contained in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied.

Section 5.2.  No Solicitations.

(a) The Company shall not and shall cause its Subsidiaries not to, directly or indirectly, through any officer, director, affiliate, employee, agent, financial advisor, representative or otherwise, (a) solicit or initiate any inquiries with respect to the submission of any Acquisition Proposal (as defined below), (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Person to make an inquiry in respect of or make any proposal or offer that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal or (c) enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal; provided, however, that the Company may, prior to the purchase of the Shares pursuant to the Offer, in response to an unsolicited bona fide written proposal received on or after the date of this Agreement (and not withdrawn), with respect to an Acquisition Proposal from a third party, which did not result from a breach of this Section 5.2, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party only if, and only to the extent that (i) the Company Board, after consultation with and taking into account the advice of its financial advisors and outside legal counsel, determines in good faith that the Company Board would reasonably be likely to breach its fiduciary duties to stockholders under applicable law without taking such action (ii) prior to taking such action, the Company receives from such Person an executed confidentiality agreement having terms no more favorable than the Confidentiality Agreement, (iii) the Company promptly provides to the Purchaser any non-public information that is provided to the Person making such Acquisition Proposal or its representatives which was not previously provided to the Purchaser or Merger Sub, (iv) the Company Board, after consultation with and taking into account the advice of its financial advisors and legal counsel, determines in good faith that such proposal would, if accepted, be reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (v) the proposal would, if consummated, result in a transaction that is more favorable to Company Stockholders, from a financial point of view, than the transactions contemplated by this Agreement (such more favorable Acquisition Proposal hereinafter referred to as a “Superior Proposal”; provided, that for purposes of the definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned below, except that references to “15% or more” shall be deemed to be references to “50% or more”).

(b) The Company shall and shall cause its Subsidiaries and their respective officers, directors, affiliates, employees, agents, financial advisors and representatives to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to the possibility or consideration of any Acquisition Proposal.

(c) The Company shall and shall cause its Subsidiaries to notify Purchaser and Merger Sub promptly (but in no event later than one business day) if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its Subsidiaries, in each case in connection with any Acquisition Proposal. Each notice shall contain the name of any Person making any such proposal, requesting such information or seeking such negotiations or discussions and a summary of the material terms and conditions of any proposals or offers and thereafter the Company shall keep Purchaser and Merger Sub informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(d) The Company shall and shall cause its Subsidiaries to promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to promptly return or destroy all written confidential information heretofore furnished to such Person (whether then in the possession of such Person or its advisors or representatives) by or on behalf of the Company or any of its Subsidiaries. The Company agrees not to release any third party from or waive any provisions of confidentiality in any confidentiality agreement to which the Company is a party or by which it is bound.

(e) The Company shall not take any action to (i) exempt any Person (other than Merger Sub, Purchaser and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL

(or any similar provision of any other Law) or otherwise cause such restrictions not to apply, (ii) exempt any Person (other than Merger Sub, Purchaser and their respective Affiliates) from the provisions on “control share acquisitions” contained in any Takeover Statute or otherwise cause such restrictions not to apply, or (iii) amend or waive the Rights Agreement or redeem the Rights, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.3(b).

(f) Without limiting the foregoing, it is understood that any willful violation of the restrictions set forth in this Section 5.2 by any officer, director, affiliate, employee, agent, financial advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2.

(g) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, offer or indication of interest from any Person (other than by or on behalf of Merger Sub or Purchaser) relating to any direct or indirect acquisition or purchase (including any single or multiple-step transaction) of a business or assets of the Company or its Subsidiaries that constitutes a substantial portion of the net revenues, net income or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 under Regulation S-X of the Securities Act) (a “Significant Subsidiary”), or 15% or more beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning (as determined pursuant to Rule 13d-3 under the Exchange Act) 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries or any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, in each case other than the transactions contemplated by this Agreement and any transaction by the Company permitted by Section 5.1 hereof.

Section 5.3.  Fiduciary Duties.

(a) The Company Board shall not (a) except as set forth in this Section 5.3 or required by Rule 14(e)-2 promulgated under the Exchange Act, withdraw or modify or change in a manner adverse to Purchaser and Merger Sub, the Company Board Recommendation, or (b) except as set forth in this Section 5.3, approve, recommend or cause the Company to enter into any written agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time prior to the earlier of (i) the Purchase Time or (ii) Company Stockholders’ Meeting, the Company Board determines in good faith (after consultation with and taking into account the advice of its financial advisors and legal counsel) that an Acquisition Proposal is a Superior Proposal (for which, in the case of this Section 5.3(a) only, financing, to the extent required, is then represented by a bona fide commitment letter), the Company Board may withdraw or modify the Company Board Recommendation in response to such Superior Proposal and terminate this Agreement in accordance with Section 7.3(b), but only if the Company Board determines in good faith (after consultation with and taking into account the advice of its financial advisor and legal counsel) that the Company Board would breach its fiduciary duties to stockholders under applicable law without taking such action; provided, however, that prior to taking such action, the Company Board shall have (1) given Purchaser and Merger Sub at least five business days prior written notice that the Company intends to take such action and provided Purchaser and Merger Sub with a reasonable opportunity to respond to any such Superior Proposal (which response could include a proposal to revise the terms of the transactions contemplated hereby) and (2) fully considered any such response by Purchaser and Merger Sub and concluded that, notwithstanding such response, such Acquisition Proposal continues to be a Superior Proposal in relation to the transactions contemplated hereby, as the terms hereof may be proposed to be revised by such response; and provided further, that any such termination of this Agreement shall be void and of no force or effect, unless substantially concurrently with such termination the Company pays Purchaser the fee required by Section 7.5(b).

(b) Nothing contained in this Section 5.3 shall prohibit the Company Board from taking and disclosing to the stockholders of the Company a position required by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure (including a withdrawal or modification of the Company Board Recommendation) if the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would be reasonably likely to be a breach of its fiduciary duties under applicable law; provided, that any disclosure other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition

Proposal, or (iii) an express reaffirmation of its recommendation to its stockholders in favor of the Offer and the Merger, shall be deemed to be a withdrawal of the Company Board Recommendation.

Section 5.4.  Proxy Statement.  As soon as practicable after (i) the Purchase Time, unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 5.5(b), or (ii) a termination or expiration of the Offer that does not result in the termination of this Agreement, the Company shall promptly prepare and file with the SEC the Proxy Statement in connection with the Merger. Purchaser and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Purchaser, Merger Sub and their respective affiliates as may be required to be disclosed therein. The Company shall give reasonable and good faith consideration to any other comments made by Purchaser and Merger Sub and their counsel. The Company agrees (i) to provide Purchaser and Merger Sub with any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Proxy Statement promptly upon receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or their counsel in any discussions or meetings with the SEC. The Proxy Statement shall contain the recommendation of the Company Board that the Company’s stockholders approve this Agreement and the transactions contemplated hereby. As promptly as possible after clearance by the SEC of the Proxy Statement, the Company will cause the Proxy Statement to be mailed to its stockholders.

Section 5.5.  Meeting of Stockholders of the Company.

(a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 5.5(b), the Company shall promptly take all action necessary in accordance with applicable law, the Certificate of Incorporation and the By-Laws of the Company to convene the Company Stockholders’ Meeting. The stockholder vote or consent required for approval of the Merger will be no greater than that set forth in the DGCL. The Company shall use reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Merger Sub, advisable to secure any vote or consent of stockholders required by the DGCL to effect the Merger. Merger Sub and Purchaser each agree that, at the Company Stockholders’ Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Merger Sub or Purchaser or any of their direct or indirect Subsidiaries will be voted in favor of the Merger.

(b) If, following the Offer and any subsequent offering period or the exercise of the Top-Up Option, Merger Sub, Purchaser, or any other direct or indirect Subsidiary of Purchaser, shall hold at least 90 percent of the outstanding shares of each class of capital stock of the Company, each of Purchaser, Merger Sub and the Company shall (subject to Section 6.1) take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the Purchase Time, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Section 5.6.  Additional Agreements.  The Company, Merger Sub and Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 5.7.  Notification of Certain Matters.  The Company shall give prompt notice to Purchaser, and Merger Sub and Purchaser and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (b) any material failure of the Company or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence or non-occurrence of any fact, event or circumstance which has or is reasonably expected to result in a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.8.  Access to Information.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective directors, officers, directors, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants financial advisors, representatives and agents of Purchaser and Merger Sub reasonable access during normal business hours to its officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies, but excluding privileged documents or documents or information the disclosure of which is not permitted by applicable law or order of any Governmental Entity in accordance with the written opinion of the Company’s counsel, after consultation with counsel for the Purchaser as to the nature of such excluded information), and shall furnish Purchaser and Merger Sub with all financial, operating and other data and information that Purchaser and Merger Sub, through their officers, employees, consultants or agents, may reasonably request. No information received pursuant to this Section 5.8 shall affect or be deemed to modify or update any representation or warranty of the Company and its Subsidiaries contained in this Agreement.

(b) Each of Purchaser and Merger Sub agrees that it shall, and shall direct its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents, to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement, which shall survive the execution an delivery of this Agreement and any termination hereof pursuant to Article VII.

Section 5.9.  Public Announcements.  Purchaser, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable law or stock exchange rules, in which case the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances.

Section 5.10.  Approval and Consents; Cooperation.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by this Agreement; provided, that nothing in this Section 5.10 shall require Merger Sub or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time). In furtherance and not in limitation of the foregoing, (i) to the extent required under the HSR Act, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in substantial compliance with the requirements of the Antitrust Laws, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) subject to Section 5.10(e), to take all other reasonable actions necessary, proper or advisable to (x) avoid each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (y) cause the expiration or termination of the applicable waiting periods under the HSR Act, including by requesting early termination of the waiting period provided for in the HSR Act.

(b) Each of Purchaser, Merger Sub and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry (including any proceeding initiated by a private party), (ii) promptly inform the other party to this Agreement of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (“DOJ”), the Federal Trade Commission (“FTC”), or any other Governmental Entity, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) If any objections are asserted with respect to the transactions contemplated hereby under the HSR Act or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of the HSR Act or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Merger Sub, Purchaser and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Merger Sub, Purchaser and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement the parties hereto understand and agree that the reasonable best efforts of any party hereto, shall not obligate Merger Sub, Purchaser or any of their respective Affiliates to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agreeing to do any of the foregoing) with respect to (i) any business, asset or property that was owned by the Purchaser or its Subsidiaries prior to the Effective Time or (ii) the Surviving Corporation’s businesses, assets or properties other than those stores set forth on that certain letter agreement between the Purchaser and the Company, dated even date herewith and relating to this Section 5.10.

(f) The parties shall use their respective reasonable best efforts to obtain any other consents of third parties which are disclosed as being required under Section 4.5 of the Company Disclosure Schedule (collectively, the “Required Approvals”) for the purposes of consummation of the transactions contemplated hereby, and shall reasonably cooperate and consult with one another with respect to such efforts; provided, that this Section 5.10(f) shall not require any party to pay any consideration (other than customary attorneys’ fees and nominal transfer or review fees) in order to obtain such consents.

Section 5.11.  Further Assurances.  Subject to Section 5.10, in case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Purchaser and the Surviving Corporation shall take any such reasonably necessary action.

Section 5.12.  Agreement to Defend and Indemnify.

(a) If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced (by a Person other than a party hereto or an Affiliate of such party), whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. Purchaser shall (and shall cause Merger Sub and its Subsidiaries to) indemnify and hold harmless, each present and former director and officer of the Company including, without limitation, officers and directors serving as such on the date hereof and each person who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable law or provided under the Company’s Certificate of Incorporation and By-Laws in effect on the date hereof; provided that (i) such indemnification shall be subject to any limitation required to be imposed from time to time by applicable law; (ii) in connection with any claim as to which indemnification is sought, neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and(iii) neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.12 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have an actual conflict of interest in the outcome of such action.

(b) For six years after the Effective Time, Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and an Indemnified Party. In addition, for a period of six years following the Effective Time, Purchaser shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the Certificate of Incorporation and By-Laws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Certificate of Incorporation and By-Laws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable laws.

(c) In the event that the Company fails to procure the “tail” policy referred to in clause (d) below, for six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties on terms and conditions not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that in no event shall the Surviving Corporation be required to expend more than a cumulative amount for such insurance in excess of 300% of the premium set forth in Section 5.12 of the Company Disclosure Schedule to maintain or procure insurance coverage pursuant hereto, in which case the Surviving Corporation shall provide the greatest coverage that is then available for 300% of such annual premium.

(d) Prior to the Effective Time, the Company shall use reasonable efforts, in consultation with the Purchaser, to purchase tail policies to the current directors’ and officers’ liability insurance policies maintained on the date of this Agreement by the Company, which tail policies (i) shall not have an aggregate premium in excess of 300% of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the existing policies (which amount is set forth in Section 5.12 of the Company Disclosure Schedule), (ii) shall be effective with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (iii) shall contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies (complete and accurate copies of which have been made available to the Purchaser); provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying an aggregate premium in excess of 300% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying an aggregate premium equal to 300% of such amount.

(e) The obligations and liability of Purchaser, the Surviving Corporation and its Subsidiaries under this Section 5.12 shall be joint and several.

(f) The obligations under this Section 5.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the policy referred to in paragraph (c) or (d), as applicable, above (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the policy referred to in paragraph (c) or (d), above (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the policy referred to in paragraph (c) or (d), as applicable, above (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.12, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the policy referred to in paragraph (c) or (d), as applicable, above (and their heirs and representatives)) under’ this Section 5.12 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Certificate of Incorporation, By-Laws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(g) In the event that Purchaser, Surviving Corporation, or any of their Subsidiaries (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors and assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

Section 5.13.  Continuation of Employee Benefits.  To the extent permitted under any applicable law and the benefit plans of the Purchaser, each employee of the Company and its Subsidiaries shall be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, programs policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual, including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided, that credit need not be given for service to the extent such credit would result in duplication of benefits.

Section 5.14.  Takeover Statutes.  If any Takeover Statute enacted under state or federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Purchaser and Merger Sub and the board of directors of each of the Company, Purchaser and Merger Sub shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.15.  Disposition of Litigation.  In connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company shall keep Purchaser and Merger Sub, and any counsel which Purchaser and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Purchaser’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Purchaser and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such stockholder litigation without Purchaser’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

CONDITIONS OF MERGER

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  Unless the Merger is consummated pursuant to Section 253 of the DGCL, the Merger and this Agreement shall have been approved and adopted by the affirmative vote of the stockholders holding a majority of the outstanding shares of Company Common Stock.

(b) HSR.  The applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement, if any, shall have expired or been terminated.

(c) No Challenge.  No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, in any court of competent jurisdiction or by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the Merger.

Section 6.2.  Additional Conditions to Obligation of the Company to Effect the Merger.  Unless the Purchaser has consummated the Offer (in which event this Section 6.2 shall become inapplicable), the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a) Performance of Obligations of Merger Sub.  Purchaser and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Representations and Warranties of Merger Sub.  The representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser and Merger Sub to consummate the transactions contemplated hereby.

Section 6.3.  Additional Conditions to Obligations of Purchaser and Merger Sub to Effect the Merger.  Unless the Purchaser has consummated the Offer (in which event this Section 6.3 shall become inapplicable), the obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Purchaser and Merger Sub:

(a) Performance of Obligations of the Company and its Subsidiaries.  The Company and its Subsidiaries shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Representations and Warranties of the Company and its Subsidiaries.  The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Material Adverse Effect.  No change, event or circumstance shall have occurred since the date hereof that has a Material Adverse Effect

(d) Required Approvals.  All Required Approvals shall have been obtained or furnished except where the failure to obtain any such Required Approvals will not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.  Termination by Mutual Agreement.  This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company, by mutual written consent duly authorized by the Board of Purchaser and the Company.

Section 7.2.  Termination by Either Purchaser or the Company.  This Agreement may be terminated and the Offer and the Merger may be abandoned by Purchaser or the Company:

(a) at any time prior to the Effective Time, if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable (provided that the party seeking to terminate pursuant to this

Section 7.2 shall have complied with its obligations under Section 5.10 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted); or

(b) if the Merger shall not have been consummated by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party whose failure to fulfill and obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; or

(c) the condition set forth in Section 6.1(a) shall not have been satisfied.

Section 7.3.  Termination by the Company.  This Agreement may be terminated and the Offer and Merger may be abandoned by the Company:

(a) in accordance with, and subject to the terms and conditions of, Section 5.3(a); or

(b) if there shall be a breach of or failure to perform any of the Purchaser’s or Merger Sub’s representations, warranties, covenants or other agreements hereunder, which breach or failure to perform would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) to not be satisfied, and such breach or failure to perform is not curable or, if curable, is not cured within 30 days of written notice thereof delivered to the Purchaser; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

Section 7.4.  Termination by the Purchaser.  This Agreement may be terminated and the Offer and Merger may be abandoned by the Purchaser, if there shall be a breach of or failure to perform any of the Company’s representations, warranties, covenants or other agreements hereunder, which breach or failure to perform would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) to not be satisfied, and such breach or failure to perform is not curable or, if curable, is not cured within 30 days of written notice delivered to the Company; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.4 if the Purchaser or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

Section 7.5.  Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of Purchaser, Merger Sub or the Company or any of their respective affiliates, directors, officers, or stockholders, except (i) as set forth in this Section 7.5 and Section 8.3 and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

(b) In the event that:

(i) Company shall have terminated this Agreement pursuant to Section 7.3(a); or

(ii) this Agreement is terminated by Purchaser or Company pursuant to Section 7.2(b) or Section 7.2(c) and both (x) prior to such termination, an Acquisition Proposal shall have been made to the Company Board or the Company or publicly announced and, in each case, not irrevocably withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal which intention has not been irrevocably withdrawn and (y) within twelve months after the date of such termination, the Company consummates any transaction specified in the definition of “Acquisition Proposal;”

then in any such case, the Company shall pay Purchaser a termination fee of $15,200,000 by wire transfer of immediately available funds to the account or accounts designated by Purchaser. Such payment shall be made (1) concurrently with such termination in the case of a termination by the Company pursuant to Section 7.3(a) and (2) on the first business day after the consummation of the transaction referred to in clause (y) of Section 7.5(b)(ii) in the case of a termination fee payable pursuant to Section 7.5(b)(ii). For the avoidance of doubt, the Company shall not be required to pay a termination fee pursuant to more than one clause of this Section 7.5(b). For purposes of this Section 7.5(b), “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.2(a) except that references in Section 5.2(a) to “15%” shall be replaced by “50%”.

(c) If the Company shall have terminated this Agreement pursuant to (i) Section 7.2(b) if the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b) shall have resulted in the Merger not occurring prior to the Outside Date or (ii) Section 7.3(b), then, in any such case, Purchaser shall pay the Company a termination fee of $4,000,000 within one business day following such termination, in immediately available funds by wire transfer to such account or accounts as the Company may designate in writing to the Purchaser.

(d) If the Purchaser shall have terminated this Agreement pursuant to (i) Section 7.2(b) if the failure to satisfy the conditions set forth in Section 6.3(a) or Section 6.3(b) shall have resulted in the Merger not occurring prior to the Outside Date or (ii) Section 7.4, then, in any such case, the Company shall pay the Purchaser a termination fee of $4,000,000 within one business day following such termination, in immediately available funds by wire transfer to such account or accounts as the Purchaser may designate in writing to the Company.

(e) If both (i) the Company shall have withdrawn or modified the Company Board Recommendation pursuant to Section 5.3(b) and (ii) the condition set forth in Section 6.1(a) shall not have been satisfied, then, in any such case, the Company shall pay the Purchaser a termination fee of $15,200,000 within one business day following the termination of this Agreement, in immediately available funds by wire transfer to such account or accounts as the Purchaser may designate in writing to the Company.

(f) The parties acknowledge that the termination fees set forth above constitute a reasonable estimate of the damages that will be suffered by reason of the termination of this Agreement and shall be in full and complete satisfaction of any and all damages arising as a result of such termination. The parties further acknowledge that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

Section 7.6.  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, (i) after Purchaser purchases any Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and (ii) after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law or any applicable rule or regulation of any stock exchange requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.7.  Waiver.  At any time prior to the Effective Time, any party hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein, except that the Minimum Tender Condition may only be waived by Purchaser with the prior written consent of the Company. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Article VII, as the case may be, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

Section 8.2.  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) If to the Purchaser or Merger Sub:

550 Bowie Street
Austin, Texas 78703
Attention: Roberta Lang, General Counsel
Fax: 512-482-7217

With a copy (which shall not constitute notice) to:

Hallett & Perrin
2001 Bryan Street
Suite 3900
Dallas, Texas 75201
Attention: Bruce H. Hallett
Fax: 214-922-4170

(b) If to the Company:

1821 30th Street
Boulder, Colorado 80301
Attention: Gregory Mays, Chief Executive Officer and Freya Brier,
General Counsel
Fax: 303-396-6217

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, California 90071
Attention: Brian J. McCarthy
Fax: 213-687-5600

Section 8.3.  Expenses.  Except as expressly set forth in Section 7.5, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses; provided, however, that Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, each shall bear one-half of the HSR Act filing fee.

Section 8.4.  Definitions.  For purposes of this Agreement, the term:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial orders, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

“Confidentiality Agreement” shall mean the confidentiality letter agreement, dated January 8, 2007, by and between the Company and Purchaser.

“Company’s Bank Credit Agreement” shall mean the Loan and Security Agreement, dated March 31, 2005, by and among the Company, Bank of America, N.A. and the other lenders named therein.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“knowledge” shall mean the actual knowledge, after reasonable investigation, of any of the individuals identified in Section 8.4 of the Company Disclosure Schedule.

“Outside Date” shall mean June 30, 2007; provided, however, that if, as of June 30, 2007, either (i) all of the conditions to the consummation of the Offer or Merger (as applicable) shall have been satisfied other than the conditions set forth in Section 6.1(a) or Section 6.1(b) of this Agreement or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger (as applicable) and such order, decree, ruling or other action has not become final and nonappealable, such date shall mean August 31, 2007.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, liquor, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

Section 8.5.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.7.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Disclosure Schedules, the Confidentiality Agreement and the letter agreement referred to in Section 5.10(e) hereof, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto, other than (i) the provisions of Section 5.12 hereof (and expressly excluding Section 5.13 hereof), (ii) after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration at the Effective Time (in accordance with the provisions of Section 2.6 hereof) and (iii) the holders of Options to receive the consideration set forth in Section 2.7 hereof in accordance with the provisions thereof.

Section 8.8.  Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any other wholly-owned Subsidiary of Purchaser; provided that no such assignment shall relieve Purchaser or Merger Sub of its obligations hereunder.

Section 8.9.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State and without regard to the conflict of law provisions thereof.

Section 8.10.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.11.  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY

HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12.  Interpretation.

(a) The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(b) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

Section 8.13.  Disclosure Generally.  All of the Company Disclosure Schedule and Purchaser Disclosure Schedule are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any section of the Company Disclosure Schedule or Purchaser Disclosure Schedule shall be deemed to refer to this entire Agreement, including all sections of the Company Disclosure Schedule and Purchaser Disclosure Schedule; provided, however, that information furnished in any particular section of the Company Disclosure Schedule or Purchaser Disclosure Schedule shall be deemed to be included in another section of the Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, only to the extent a matter in such section of the Company Disclosure Schedule or Purchaser Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other section of this Agreement reasonably apparent on its face.

Section 8.14  Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, each of the Company, Merger Sub and Purchaser has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

WILD OATS MARKETS, INC.

By:	/s/ Greg Mays
Name: Greg Mays

Title:	Chairman and CEO

WFMI MERGER CO.

By:	/s/ Roberta Lang
Name: Roberta Lang

Title:	President

WHOLE FOODS MARKET, INC.

By:	/s/ Glenda Chamberlain
Name: Glenda Chamberlain

Title:	EVP, Chief Financial Officer

Exhibit A

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1. Notwithstanding any other provision of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the Expiration Date:

(a) there shall have been validly tendered in the Offer and not properly withdrawn that number of shares of Company Common Stock (including the shares of Company Common Stock subject to the Support Agreement), which, together with the number of Shares, if any, then owned beneficially by Purchaser, Merger Sub and any Subsidiary or Affiliate of Purchaser or Merger Sub, taken as a whole, constitutes at least a majority of the total number of then-outstanding shares of Company Common Stock on a fully diluted basis (which shall mean, as of any time, the number of shares of Company Common Stock outstanding, together with all           shares of Company Common Stock (if any) which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into shares of Company Common Stock or otherwise, but only to the extent then exercisable, other than potential dilution attributable to the Rights on the date shares of Company Common Stock are accepted for payment (the “Minimum Tender Condition”); and

(b) the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement, if any, shall have expired or been terminated.

2. Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered in connection with the Offer and, subject to the terms of the Merger Agreement, including Section 1.1, may terminate or amend the Offer if any of the following conditions exist:

(a) there shall have been any law, decree, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity that would directly or indirectly (i) restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger; (ii) impose material limitations on the ability of Purchaser, Merger Sub or any of their respective Subsidiaries or Affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the shares of Company Common Stock, including the right to vote the shares of Company Common Stock purchased by it pursuant to the Offer on an equal basis with all other shares of Company Common Stock on all matters properly presented to the stockholders of the Company; or (iii) require, or condition any approval on, the divestiture by Purchaser, Merger Sub or any of their respective Subsidiaries or Affiliates of any shares of Company Common Stock, or require Merger Sub, Purchaser, the Company, or any of their respective Subsidiaries or Affiliates to take, or condition any approval on, any action referred to in clauses (i) and (ii) of Section 5.10(e) of the Merger Agreement, except as expressly provided therein;

(b) there shall be pending, any action, proceeding or counterclaim by any Governmental Entity challenging the making or consummation of the Offer or the Merger or seeking, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iii) of Paragraph 2(a) above;

(c) any change, event or circumstance has occurred since the date hereof that has a Material Adverse Effect;

(d) (i) the Company shall have materially breached or failed to comply in any material respect with any of its agreements contained in the Merger Agreement or (ii) any representation or warranty of the Company contained in the Merger Agreement shall not be true and correct except for such breaches of representations and warranties that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect as of any scheduled expiration of the Offer (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date);

(e) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer; which, in the reasonable judgment of Purchaser or Merger Sub, in any case, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares; or

(f) the Purchaser shall not have received the required approval under the Purchaser’s Bank Credit Agreement to consummate the Offer.

The conditions set forth in Paragraphs 1 and 2 of this Exhibit A are for the benefit of Purchaser and Merger Sub and, regardless of the circumstances, may be asserted by Purchaser or Merger Sub in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Purchaser or Merger Sub in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Annex B

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 21, 2007, is by and among Whole Foods Market, Inc., a Texas corporation (“Purchaser”), WFMI Merger Co., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), Wild Oats Markets, Inc., a Delaware corporation (the “Company”), Yucaipa American Alliance Fund I, L.P., a Delaware limited partnership (“YAAF”), and Yucaipa American Alliance (Parallel) Fund I, L.P., a Delaware limited partnership (“YAAF Parallel”) (each of YAAF and YAAF Parallel being referred to herein as a “Securityholder”).

WHEREAS, as of the date hereof, YAAF and YAAF Parallel beneficially own 3,160,296 and 2,215,304 shares, respectively, of common stock of the Company (“Company Common Stock”) (such shares, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned by any Securityholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof, among Purchaser, Merger Sub and the Company, Purchaser and Merger Sub have required that each Securityholder, and in order to induce Purchaser and Merger Sub to enter into the Merger Agreement each Securityholder (only in such Securityholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01.  Agreement to Tender.  Unless this Agreement shall have been terminated in accordance with its terms, each Securityholder shall validly tender or cause to be tendered in the Offer all of such Securityholder’s Subject Shares pursuant to and in accordance with the terms of the Offer. As promptly as practicable, but in any event no later than five Business Days after receipt by such Securityholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, including but not limited to the letter of transmittal, each Securityholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Securityholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Securityholder agrees that, once its Subject Shares are tendered, such Securityholder will not withdraw any of such Subject Shares from the Offer, unless and until (i) the Offer shall have been terminated by Merger Sub in accordance with the terms of the Merger Agreement or (ii) this Agreement shall have been terminated in accordance with its terms.

Section 1.02.  Merger Consideration.  Any amount of Merger Consideration paid for each share of Company Common Stock in excess of the Offer Price must be paid, promptly after the Effective Time, to each Securityholder in respect of such Securityholder’s Subject Shares.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

Each Securityholder represents and warrants to Purchaser and Merger Sub as to itself, severally and not jointly, that:

Section 2.01.  Authorization; Binding Agreement.  The consummation of the transactions contemplated hereby are within such Securityholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Securityholder. Such Securityholder signing this Agreement has full power and authority to execute, deliver and perform this Agreement.

Section 2.02.  Non-Contravention.  The execution, delivery and performance by such Securityholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any certificate of incorporation, bylaws or other organizational documents of such Securityholder, (ii) violate any law applicable to such Securityholder, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Securityholder is entitled under any provision of any agreement or other instrument binding on such Securityholder or (iv) result in the imposition of any Lien on any asset of such Securityholder, in the case of each of clauses (ii) through (iv) such as would impair or adversely affect such Securityholder’s ability to perform its obligations hereunder.

Section 2.03.  Ownership of Subject Shares; Total Shares.  Such Securityholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of its Subject Shares and, as of the date of Merger Sub’s acceptance of the shares of Company Common Stock in the Offer, such Subject Shares will be free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act.

Section 2.04.  Voting Power.  Such Securityholder has full voting power, with respect to its Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Subject Shares. None of such Securityholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

ARTICLE 3

ADDITIONAL COVENANTS OF THE SECURITYHOLDERS

Each Securityholder hereby covenants and agrees as to itself, severally and not jointly, that:

Section 3.01.  Voting of Subject Shares.

(a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, such Securityholder shall, or shall cause the holder of record on any applicable record date to, vote its Subject Shares (to the extent that any of such Securityholder’s Subject Shares are not purchased in the Offer) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries or (C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to Purchaser of the transactions contemplated by the Merger Agreement and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Purchaser that are necessary or appropriate in order to effectuate the foregoing.

(b) In order to secure the performance of such Securityholder’s obligations under this Agreement, by entering into this Agreement, such Securityholder hereby irrevocably grants a proxy appointing each executive officer of

Purchaser as such Securityholder’s attorney-in-fact and proxy, with full power of substitution, for and in its name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 3.01(a) above as such attorney-in-fact and proxy, in its sole discretion, deems proper with respect to such Securityholder’s Subject Shares. The proxy granted by such Securityholder pursuant to this Section 3.01(b) shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms. Such Securityholder hereby revokes any and all previous proxies granted with respect to its Subject Shares.

(c) Each Securityholder shall retain at all times the right to vote such Securityholder’s Subject Shares in such Securityholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 3.01(a) above that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 3.02.  No Inconsistent Arrangements.  Except as provided hereunder or under the Merger Agreement, such Securityholder shall not, directly or indirectly, (i) create or permit to exist any Lien on any such Subject Shares, (ii) enter into any contract with respect to any transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of each Securityholder herein untrue or incorrect.

Section 3.03.  No Exercise of Appraisal Rights.  Such Securityholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of its Subject Shares that may arise with respect to the Merger.

Section 3.04.  Documentation and Information.  Such Securityholder (i) consents to and authorizes the publication and disclosure by Purchaser of its identity and holding of Subject Shares, the nature of its commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case that Purchaser reasonably determines is required to be disclosed by applicable law in any press release, the Offer Documents or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (ii) agrees promptly to give to Purchaser any information it may reasonably require for the preparation of any such disclosure documents. Such Securityholder agrees to promptly notify Purchaser of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

ARTICLE 4

MISCELLANEOUS

Section 4.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Purchaser, Merger Sub or the Company, in accordance with the provisions of the Merger Agreement and (ii) if to YAAF or YAAF Parallel, to 9130 W. Sunset Boulevard, Los Angeles, California 90069 (attention: Robert P. Bermingham), or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 4.02.  Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Each Securityholder shall have the right to terminate this Agreement immediately following (A) any change in the nature of the consideration payable in the Offer or the Merger, (B) any decrease in consideration payable in the Offer or the Merger or (C) any increase in the consideration payable to holders of Subject Shares that is not made equally available to holders of all shares of Company Common Stock. Notwithstanding the foregoing, nothing set forth in this Section 4.02 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.

Section 4.03.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 4.04.  Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.05.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.06.  Binding Effect; Benefit; Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Purchaser and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Purchaser or Merger Sub of any of its obligations hereunder.

Section 4.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 4.08.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.09.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

Section 4.10.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.11.  Specific Performance.  The parties hereto agree that each of Purchaser and Merger Sub would be irreparably damaged if for any reason any Securityholder fails to perform any of its obligations under this Agreement, and that each of Purchaser and Merger Sub would not have an adequate remedy at law for money damages in such event. Accordingly, each of Purchaser and Merger Sub shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

The parties are executing this Agreement on the date set forth in the introductory clause.

Whole Foods Market, Inc.

By:	/s/ Glenda Chamberlain
Glenda Chamberlain, Executive Vice
President and Chief Financial Officer

WFMI Merger Co.

By:	/s/ Roberta Lang
Roberta Lang, President

Wild Oats Markets, Inc.

By:	/s/ Greg Mays
Name: Greg Mays

Title:	Chairman and CEO

Signature Page to
Tender and Support Agreement

Yucaipa American Alliance Fund I, LP

By: Yucaipa American Alliance Fund I, LLC
Its: General Partner

By: Yucaipa American Funds, LLC
Its: Managing Member

By: Yucaipa American Management, LLC
Its: Managing Member

By:	/s/ Robert P. Bermingham
Robert P. Bermingham
Vice President

Yucaipa American Alliance (Parallel) Fund I, LP

By: Yucaipa American Alliance Fund I, LLC
Its: General Partner

By: Yucaipa American Funds, LLC
Its: Managing Member

By: Yucaipa American Management, LLC
Its: Managing Member

By:	/s/ Robert P. Bermingham
Robert P. Bermingham
Vice President

Signature Page to
Tender and Support Agreement

Annex C

February 20, 2007

The Board of Directors
Wild Oats Markets, Inc.
3375 Mitchell Lane
Boulder, Colorado 80301

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Wild Oats Markets, Inc. (the “Company”) of the Cash Consideration (defined below) to be received by such holders, pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Company, Nugget Acquisition Co. (“Merger Sub”) and Whole Foods Market, Inc. (“Buyer”). As more fully described in the Merger Agreement, (i) Buyer will cause Merger Sub to commence a tender offer to purchase all outstanding shares of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) at a purchase price of $18.50 per share, net to the seller in cash (the “Cash Consideration” and, such tender offer, the “Tender Offer”), and (ii) subsequent to the Tender Offer Merger Sub will be merged with and into the Company (the “Merger” and, together with the Tender Offer, the “Transaction”), and each outstanding share of Company Common Stock not previously tendered (other than Company Common Stock owned by Buyer or Merger Sub) will be converted into the right to receive the Cash Consideration. Concurrent with the execution of the Merger Agreement certain stockholders of the Company are entering into a Tender and Support Agreement with Buyer, Merger Sub and the Company.

In arriving at our opinion, we reviewed a draft dated February 20, 2007 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Buyer concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as other information and data relating to the Company which were provided to or discussed with us by the management of the Company, including a financial forecast for the calendar year 2007 prepared by the management of the Company and not publicly available. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected 2007 earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecast for calendar year 2007 and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of

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the Company that such forecast and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Transaction. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent on the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Buyer for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Buyer and their respective affiliates. We note, in this regard, that we and our affiliates in the past have provided services to certain affiliates of the Company’s largest stockholder unrelated to the proposed Transaction, for which services we and such affiliates have received compensation.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares in the Tender Offer, or how such stockholder should vote or act on any matters relating to the proposed Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

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Annex D
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
WILD OATS MARKETS, INC.
at
$18.50 Net Per Share
by
WFMI Merger Co.
a wholly-owned subsidiary of
Whole Foods Market, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 27, 2007, UNLESS THE OFFER IS EXTENDED.

WFMI Merger Co., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Whole Foods Market, Inc., a Texas corporation (“WFM”), is offering to purchase for cash all outstanding shares of common stock, par value $0.001 (together with the associated preferred stock purchase rights, “Shares”), of Wild Oats Markets, Inc., a Delaware corporation (“Wild Oats”), at a price of $18.50 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated February 21, 2007 (the “Merger Agreement”), among Purchaser, Wild Oats, and WFM, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Wild Oats and Wild Oats will be the surviving corporation (the “Merger”). There is no financing condition to the Offer, but the Offer is subject to other conditions set forth in this Offer to Purchase. See Section 13 — “Certain Conditions of the Offer”.

In connection with the Offer and the Merger Agreement, WFM and Purchaser entered into a Tender and Support Agreement, dated February 21, 2007 (the “Tender Agreement”), with Yucaipa American Alliance Fund I, L.P., a Delaware limited partnership, and Yucaipa American Alliance (Parallel) Fund I, L.P., a Delaware limited partnership (collectively, the “Yucaipa Stockholders”), and Wild Oats. In the Tender Agreement, the Yucaipa Stockholders have agreed to accept the Offer and tender (and not withdraw) all Shares beneficially owned by them in the Offer, and to vote all their Shares in favor of the Merger. The Shares owned by the Yucaipa Stockholders represent approximately 18% of the outstanding Shares.

The Wild Oats board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to and in the best interests of the holders of Shares. The Wild Oats board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

IMPORTANT

Any stockholder of Wild Oats wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Tendering Shares” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

Any stockholder of Wild Oats who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 — “Procedures for Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Information Agent for the Offer is:	The Dealer Manager for the Offer is:

February 27, 2007

SUMMARY TERM SHEET

This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer (as defined below), the Merger (as defined below) and the related transactions. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Purchaser (as defined below).

WFMI Merger Co., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Whole Foods Market, Inc., a Texas corporation (“WFM”), is offering to purchase for cash all outstanding shares of common stock, par value $0.001 (together with the associated preferred stock purchase rights, the “Shares”), of Wild Oats Markets, Inc., a Delaware corporation (“Wild Oats”), at a price of $18.50 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

We are WFMI Merger Co., a Delaware corporation formed for the purpose of making this Offer. We are a wholly-owned subsidiary of WFM. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Purchaser and WFM.” The Offer is being made in connection with the Agreement and Plan of Merger, dated February 21, 2007 (the “Merger Agreement”), among Purchaser, Wild Oats and WFM, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Wild Oats and Wild Oats will be the surviving corporation (the “Merger”).

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all of the Shares that are outstanding during the offering period for the Offer, including all outstanding restricted stock and restricted stock units and any shares of common stock that may be issued upon exercise of existing stock options or the conversion of Wild Oats’ outstanding convertible debentures after we commence the Offer. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $18.50 per Share net to you, in cash. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

WFM, our parent company, will provide us with sufficient funds to purchase all Shares successfully tendered in the Offer and to provide funding for our Merger with Wild Oats, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon any financing arrangements. WFM intends to provide us with the necessary funds from cash on hand, a new $700 million senior credit facility and an increase in WFM’s existing revolving credit facility. See Section 12 — “Source and Amount of Funds.”

D-i

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all Shares outstanding on a fully diluted basis solely for cash;

•	we, through our parent company, WFM, will have sufficient funds available to purchase all Shares successfully tendered in the Offer in light of our combined financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price in the Merger.

See Section 12 — “Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

The initial offering period for the Offer will end at 12:00 midnight, New York City time, on March 27, 2007, unless we extend the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Sections 1 — “Terms of the Offer” and 3 — “Procedures for Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances?

Yes. We have agreed in the Merger Agreement to extend the Offer for one or more periods determined by us of up to 20 business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived by us, except that we are not required (but will be entitled) to extend the Offer under certain circumstances, including if, at the time the Offer is scheduled to expire:

•	the Minimum Tender Condition (as defined below) is not satisfied but all other conditions to the Offer are satisfied or waived, unless an extension is required by law or a stock exchange rule;

•	the offer condition set forth in subparagraph 2(a) of Section 13 — “Certain Conditions of the Offer” is not satisfied or waived (other than by reason of a judgment, injunction or order that is not final or that remains subject to appeal); or

•	Wild Oats is in breach of the Merger Agreement, the breach would result in a failure of the offer condition set forth in subparagraph 2(d) of Section 13 — “Certain Conditions of the Offer” to be satisfied, and the breach either is not capable of being cured within 30 days following notice to Wild Oats or, if capable of being cured within that period, has not been so cured.

The term “Minimum Tender Condition” is defined in Section 13 — “Certain Conditions of the Offer” and generally requires that (A) the number of Shares which have been validly tendered and not withdrawn prior to the expiration of the Offer, plus (B) the number of Shares, if any, then beneficially owned by WFM, Purchaser and any subsidiary or affiliate of WFM or Purchaser, taken as a whole, constitutes at least a majority of the total number of the then-outstanding Shares on a fully diluted basis (which means, as of any time, the number of Shares outstanding, together with all Shares, if any, which Wild Oats would be required to issue, pursuant to any then-outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but only to the extent then exercisable). Pursuant to the Tender Agreement, the Yucaipa Stockholders have agreed to tender all 5,375,600 Shares owned by them (the “Yucaipa Shares”), representing approximately 18% of the issued and outstanding Shares. The Yucaipa Shares must be validly tendered (and not withdrawn) in order for the Minimum Tender Condition to be satisfied.

In any event, Purchaser is not required to extend the Offer beyond the Outside Date (as defined below), or at any time when Purchaser is permitted to terminate the Merger Agreement,, and Purchaser is not permitted to extend

D-ii

the Offer beyond the Outside Date without the prior written consent of Wild Oats. See Sections 1 — “Terms of the Offer” and 13 — “Certain Conditions of the Offer.” In this Offer to Purchase, the “Outside Date” shall mean June 30, 2007; provided, that if, as of June 30, 2007, either (i) all of the conditions to the consummation of the Offer or the Merger (as applicable) shall have been satisfied, other than (A) the Merger Agreement being approved by the Wild Oats stockholders, or (B) the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated, or (ii) any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger (as applicable) and such order, decree, ruling or other action has not become final and nonappealable, then the Outside Date shall mean August 31, 2007.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	satisfaction of the Minimum Tender Condition; and

•	expiration or termination of all statutory waiting periods (and any extensions thereof) applicable to the purchase of Shares in the Offer under the HSR Act.

The Offer is also subject to a number of other important conditions. We can waive some of these conditions without Wild Oats’ consent. However, we cannot waive the Minimum Tender Condition without the consent of Wild Oats. See Section 13 — “Certain Conditions of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through DTC. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three Nasdaq Global Market trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3 — “Procedures for Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by April 27, 2007, you may withdraw them at any time after that date until we accept your Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

D-iii

What does the Wild Oats board of directors think of the Offer?

The Wild Oats board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Wild Oats board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. See “Introduction” and Section 10 — “Background of the Offer; Contacts with Wild Oats” below. A more complete description of the reasons of the Wild Oats board of directors’ approval of the Offer and the Merger is set forth in Wild Oats’ Solicitation Recommendation Statement on Schedule 14D-9 that is being mailed to its stockholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

Have any stockholders previously agreed to tender their Shares?

Yes. The Yucaipa Stockholders, who collectively beneficially own approximately 18% of the outstanding Shares, have agreed to tender (and not withdraw) their Shares in the Offer and to vote all their Shares in favor of the Merger. See Section 11 — “Purpose of the Offer and Plans for Wild Oats; Merger Agreement.”

If a majority of the Shares are tendered and accepted for payment, will Wild Oats continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Wild Oats no longer will be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that Wild Oats’ common stock will no longer be eligible to be traded through the Nasdaq Global Market or other securities exchanges, there may not be an active public trading market for Wild Oats common stock, and Wild Oats may no longer be required to make filings with the Securities and Exchange Commission (the “Commission”) or otherwise comply with the Commission rules relating to publicly held companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

Will the Offer be followed by a Merger if all of the Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for at least a majority of the Shares on a fully diluted basis, we expect to effect our Merger with and into Wild Oats. If that Merger takes place, WFM will own all of the Shares and all remaining stockholders of Wild Oats (other than any subsidiaries of WFM and any of its subsidiaries) will receive $18.50 per Share in cash (or any higher price per Share that is paid in the Offer). See the “Introduction” to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest being paid on such amount. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase the tendered Shares, but the Merger does not occur, there may be so few remaining stockholders and publicly traded Shares that Wild Oats common stock will no longer be eligible to be traded through the Nasdaq Global Market or other securities exchanges and there may not be an active public trading market for Wild Oats common stock. Also, as described above, Wild Oats may no longer be required to make filings with the Commission or otherwise comply with the Commission rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

D-iv

What is the market value of my Shares as of a recent date?

On February 20, 2007, the last trading day before we announced the Offer, the last sale price of Wild Oats common stock reported on the Nasdaq Global Market during normal trading hours was $15.78 per share. On February 23, 2007, the second to last trading day before we commenced the Offer, the last sale price of Wild Oats common stock reported on the Nasdaq Global Market during normal trading hours was $18.43 per share. We encourage you to obtain a recent quotation for Shares of Wild Oats common stock in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

Who should I call if I have questions about the Offer?

You may call Georgeson Inc. at (866) 313-2357 (toll free) or RBC Capital Markets Corporation (“RBC Capital Markets”) at (415) 633-8668 (direct) and (800) 777-9315 x 8668 (toll free). Georgeson Inc. is acting as the information agent (the “Information Agent”) and RBC Capital Markets is acting as the dealer manager (the “Dealer Manager”) for the Offer. See the back cover of this Offer to Purchase.

D-v

To All Holders of Shares of Common Stock of
WILD OATS MARKETS, INC.:

INTRODUCTION

WFMI Merger Co., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Whole Foods Market, Inc., a Texas corporation (“WFM”), hereby offers to purchase all outstanding shares of common stock, par value $0.001 (“Shares”) of Wild Oats Markets, Inc., a Delaware corporation (“Wild Oats”), at a price of $18.50 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Shares tendered for sale in the Offer shall include the associated preferred stock purchase rights for such Shares (“Rights”) that are issued pursuant to the Rights Agreement, dated May 22, 1998 (as amended, the “Rights Agreement”), by and between Wild Oats and Wells Fargo Bank, N.A., as successor in interest to Norwest Bank Minneapolis, N.A., as Rights Agent. Unless the context otherwise requires, all references to “Shares” include the associated Rights for those shares.

The Offer is being made in connection with the Agreement and Plan of Merger, dated February 21, 2007 (the “Merger Agreement”), among Purchaser, Wild Oats and WFM, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Wild Oats and Wild Oats will be the surviving corporation (the “Merger”). At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares held in the treasury of Wild Oats, owned by WFM, Purchaser or any wholly-owned subsidiary of WFM, Purchaser or Wild Oats, or held by stockholders who properly demanded and perfected appraisal rights under Delaware law) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest thereon and subject to any required withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for Wild Oats; Merger Agreement.” Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger” below describes certain material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

Consummation of the Merger is conditioned upon, among other things, the adoption of the “agreement of merger” (as such term is used in Section 251 of the Delaware General Corporation Law (the “DGCL”)) set forth in the Merger Agreement by the requisite vote of stockholders of Wild Oats. Under the DGCL, the affirmative vote of a majority of the outstanding Shares to adopt the agreement of merger is the only vote of any class or series of Wild Oats’ capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of Wild Oats’ stockholders. If, following the purchase of Shares by Purchaser pursuant to the Offer, the Top-Up Option (as defined in Section 11 below), or otherwise, Purchaser and its affiliates own more than 90% of the outstanding Shares, Purchaser will be able to effect the Merger without seeking the affirmative vote of any other stockholder. WFM and Purchaser have agreed pursuant to the Merger Agreement that all Shares acquired pursuant to the Offer or otherwise owned by WFM, Purchaser or their controlled affiliates will be voted in favor of the Merger.

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then beneficially owned by WFM, Purchaser and their respective subsidiaries or affiliates, taken as a whole, includes all of the Shares subject to the Tender Agreement and constitutes at least a majority of the total number of then-outstanding Shares, on a fully diluted basis (as more fully described in Section 13, the “Minimum Tender Condition”), and (b) subject to certain exceptions, no effect, change, fact, event, development, occurrence or circumstance that, individually or together with any other effect, change, fact, event, development, occurrence or circumstance, (a) is materially adverse to the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of Wild Oats and all of its subsidiaries, taken as a whole; or (b) materially and adversely effects the consummation of the transactions contemplated by the Merger Agreement, shall have occurred after the date of the Merger Agreement. The Offer is also subject to certain other terms and conditions. See Section 13 — “Certain Conditions of the Offer.”

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 27, 2007, UNLESS EXTENDED. SEE SECTIONS 1, 13 AND 15 — “TERMS OF THE OFFER,” “CERTAIN CONDITIONS OF THE OFFER,” AND “CERTAIN LEGAL MATTERS.”

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether they charge any service fees. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger.” Purchaser will pay all charges and expenses of the Computershare Trust Company, N.A. (the “Depositary”) and Georgeson Inc. (the “Information Agent”).

The Wild Oats board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Wild Oats board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

For factors considered by the board of directors of Wild Oats, see Wild Oats’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

Citigroup Global Markets Inc. (“Citigroup”) has delivered to the Wild Oats board of directors a written opinion, dated February 20, 2007, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of Citigroup’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, is attached as an exhibit to the Schedule 14D-9.

The DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a “short-form merger”). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, Purchaser owns at least 90% of the outstanding Shares, including Shares acquired in any subsequent offering period and through any exercise of the Top-Up Option, WFM will effect a short-form merger of Purchaser into Wild Oats in accordance with the DGCL as soon as reasonably practicable. See Section 15 — “Certain Legal Matters.”

No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15 — “Certain Legal Matters.”

This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Tuesday, March 27, 2007, unless Purchaser, in accordance with the Merger Agreement, has extended the initial offering period of the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13 — “Certain Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Wild Oats, (a) decrease the Offer Price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought pursuant to the Offer, (c) amend or waive the Minimum Tender Condition, (d) add to the conditions to the Offer described in Section 13 — “Certain Conditions of the Offer,” (e) amend or modify those conditions in a manner adverse to the holders of Shares, (f) extend the Offer, except as required or permitted by the Merger Agreement, or (g) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, as of the Expiration Date, promptly following such date we will accept for payment, purchase and pay for any and all Shares validly tendered and not withdrawn by the Expiration Date. We may, without Wild Oats’ consent, (a) extend the Offer for one or more periods of time up to 20 business days per extension if, at the time the Offer is scheduled to expire, any of the offer conditions are not satisfied, until such time as such offer conditions are satisfied or waived, (b) extend the Offer for any period required by any rule, regulation or requirement of the Commission or the Nasdaq Global Market applicable to the Offer, or (c) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, without the prior written consent of Wild Oats, we will not extend the Offer beyond the Outside Date.

We have agreed under the Merger Agreement to extend the Offer for one or more periods determined by us of up to 20 business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived by us, except that we are not required (but will be entitled) to extend the Offer under certain circumstances, including if, at the time the Offer is scheduled to expire:

•	the Minimum Tender Condition is not satisfied but all other conditions to the Offer are satisfied or waived, unless an extension is required by law or a stock exchange rule;

•	the offer condition set forth in subparagraph (a) of paragraph 2 of Section 13 — “Certain Conditions of the Offer” is not satisfied or waived (other than by reason of a judgment, injunction or order that is not final or that remains subject to appeal); or

•	Wild Oats is in breach of the Merger Agreement, the breach would result in a failure of the offer condition set forth in subparagraph (d) of paragraph 2 of Section 13 — “Certain Conditions of the Offer” to be satisfied, and the breach either is not capable of being cured within 30 days following notice to Wild Oats or, if capable of being cured within that period, has not been so cured.

In any event, Purchaser is not required to extend the Offer beyond the Outside Date, or at any time when Purchaser is permitted to terminate the Merger Agreement, and Purchaser is not permitted to extend the Offer beyond the Outside Date without the consent of Wild Oats. See Sections 1 and 13 — “Terms of the Offer” and “Certain Conditions of the Offer.”

There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to stockholders.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 — “Certain Conditions of the Offer” have not been satisfied or waived. Under certain circumstances, WFM and Purchaser may terminate the Merger Agreement and the Offer.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15. See Sections 13 — “Certain Conditions of the Offer” and 15 — “Certain Legal Matters,” without prejudice to our rights set forth in Section 13 — “Certain Conditions of the Offer.” The reservation by Purchaser of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the Commission.

As of the date of this Offer to Purchase, the Rights do not trade separately from the Shares. Accordingly, by tendering Shares, you are automatically tendering a corresponding number of Rights. If, however, the Rights detach and separate certificates representing the Rights are issued, tendering stockholders will be required to deliver the certificates representing such Rights with the Shares.

Pursuant to Rule 14d-11 under the Exchange Act, we may provide a subsequent offering period upon expiration of the initial offering period of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time of between three business days and 20 business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the initial offering period of the Offer on the Expiration Date, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

Wild Oats has agreed to provide Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Wild Oats’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, any and all Shares validly tendered and not properly withdrawn at the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section 13 — “Certain Conditions of the Offer.” In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the Commission, Purchaser reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15 — “Certain Legal Matters.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15 — “Certain Legal Matters.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3 — “Procedures for Tendering Shares.”

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

Purchaser reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to one or more direct or indirect wholly-owned subsidiaries of WFM, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Under the Merger Agreement, Purchaser may assign any of its rights to any direct or indirect wholly-owned subsidiary of WFM, but no such assignment will relieve Purchaser or WFM from its obligations under the Merger Agreement.

3.	Procedures for Tendering Shares

Valid Tender of Shares.  Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

Guaranteed Delivery.  A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•	the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the Nasdaq Global Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements.  Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement.  The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.  By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Wild Oats, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of WFM, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, unless and until theretofore accepted for payment by Purchaser pursuant to the Offer, such Shares may also be withdrawn at any time after April 27, 2007.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of WFM, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Expiration Date.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after April 27, 2007 unless theretofore accepted for payment as provided herein.

In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.	Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of certain material U.S. federal income tax consequences to holders of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares in the Offer or the Merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the Offer and the Merger and, in particular, may not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their Shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own Shares as capital assets.

We urge holders of Shares to consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a “U.S. Holder”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the Shares is more than one year at the time of the exchange of such holder’s Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting

Payments made with respect to Shares exchanged for cash in the Offer or the Merger will be subject to information reporting and U.S. federal backup withholding tax (at a rate of 28%) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a Substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of Shares that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Shares

Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

(a) the gain on Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of a Substitute Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty));

(b) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in such event the Non-U.S. Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year); or

(c) the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

Backup Withholding Tax and Information Reporting

In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer or the Merger if you have provided the Depositary with an IRS Form W-8BEN (or an IRS Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

6.	Price Range of Shares; Dividends

According to Wild Oats’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the Shares are traded on the Nasdaq Global Market under the symbol “OATS.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the Nasdaq Global Market as reported in Wild Oats’

Annual Report on Form 10-K for the fiscal year ended December 31, 2005 with respect to periods occurring in 2005 and as reported by published financial sources with respect to periods occurring in 2006 and 2007:

Fiscal Year	High	Low

2005:
First Quarter	$10.80	$6.11
Second Quarter	$12.34	$9.81
Third Quarter	$13.88	$11.57
Fourth Quarter	$12.92	$10.91
2006:
First Quarter	$20.33	$11.75
Second Quarter	$19.49	$15.70
Third Quarter	$20.27	$15.35
Fourth Quarter	$18.67	$14.02
2007:
First Quarter (through February 23, 2007)	$18.52	$13.88

On February 20, 2007, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the Nasdaq Global Market during normal trading hours was $15.78 per Share. On February 23, 2007, the second to last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq Global Market during normal trading hours was $18.43 per Share. Wild Oats has never paid dividends. Under the terms of the Merger Agreement, Wild Oats is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of WFM. See Section 14 — “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq Global Market. According to the published guidelines of The NASDAQ Stock Market, LLC (“Nasdaq”), Nasdaq would consider disqualifying the Shares for listing on the Nasdaq Global Market (though not necessarily for listing on The Nasdaq Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, Wild Oats has stockholders’ equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, Nasdaq would consider delisting the Shares from Nasdaq altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (f) (i) Wild Oats has stockholders’ equity of less than $2.5 million, (ii) the market value of Wild Oats’ listed securities is less than $35 million over a 10 consecutive business day period, and (iii) Wild Oats’ net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Wild Oats, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Wild Oats, there are approximately 29,840,000 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for the Nasdaq Global Market or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Wild Oats upon application to the Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Wild Oats to its stockholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Wild Oats. Furthermore, the ability of “affiliates” of Wild Oats and persons holding “restricted securities” of Wild Oats to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing or reporting on Nasdaq. Purchaser intends to seek to cause Wild Oats to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Shares might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning Wild Oats

The following description of Wild Oats and its business has been taken from Wild Oats’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Wild Oats’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, and is qualified in its entirety by reference to such reports.

Wild Oats is a Delaware corporation with its principal executive offices located at 1821 30th Street, Boulder, Colorado 80301. Wild Oats’ telephone number at such principal executive offices is (303) 440-5220.

Wild Oats is one of the largest natural and organic foods supermarket chains in North America. As of September 30, 2006, Wild Oats operated 114 natural foods stores in 24 states and British Columbia, Canada under several names, including Wild Oats Marketplace (nationwide), Henry’s Farmers Market (southern California), Sun Harvest (Texas), and Capers Community Market (British Columbia, Canada)

Wild Oats is dedicated to providing a broad selection of natural, organic and gourmet foods, environmentally friendly household products and natural vitamins, supplements, herbal and homeopathic remedies and body care products at competitive prices, in an inviting and educational store environment that emphasizes customer service. Wild Oats’ broad selection of natural and organic products appeals to health-conscious shoppers while offering virtually every product category found in a conventional supermarket, including dry grocery, produce, meat, poultry, seafood, dairy, frozen, prepared foods, bakery, vitamins and supplements, health and body care, and household items.

Available Information.  Wild Oats is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Wild Oats’ business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Wild Oats’ securities, any material interests of such persons in transactions with Wild Oats, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Wild Oats’ stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s Public Reference Room in Washington, DC can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Wild Oats, who file electronically with the Commission. The address of that site is http://www.sec.gov.

Sources of Information.  Except as otherwise set forth herein, the information concerning Wild Oats contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of WFM, Purchaser, or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Wild Oats contained in such documents and records or for any failure by Wild Oats to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Purchaser and WFM

Purchaser.  Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is wholly-owned subsidiary of WFM. The principal executive offices of Purchaser are located at 550 Bowie Street, Austin, Texas 78703, and Purchaser’s telephone number at such principal executive offices is (512) 477-4455.

WFM.  WFM is a public company whose common stock is traded on the Nasdaq Global Select Market under the symbol “WFMI”. WFM is the largest food retailer of natural and organic products. Our mission is to promote the vitality and well-being of all individuals by supplying the highest quality, most wholesome foods available. Since the purity of our food and the health of our bodies are directly related to the purity and health of our environment, our core mission is devoted to the promotion of organically grown foods, food safety concern, and the sustainability of our entire ecosystem. Through our growth, we have had a large and positive impact on the natural and organic foods movement throughout the United States, helping lead it to nationwide acceptance over the last 26 years.

WFM is a Texas corporation incorporated in 1980. WFM is based in Austin, Texas and conducts business through various wholly-owned subsidiaries. WFM’s principal offices are located at 550 Bowie Street, Austin, Texas 78703, and its phone number is (512) 477-4455.

WFM opened its first store in Austin, Texas in 1980 and completed its initial public offering in January 1992. WFM operate 191 stores organized into 11 geographic operating regions, each with its own leadership team: 182 stores in 31 U.S. states and the District of Columbia; three stores in Canada; and six stores in the United Kingdom. WFM’s stores are supported by regional distribution centers, bakehouse facilities, commissary kitchens, seafood-

processing facilities, produce procurement centers, a national meat purchasing office and a specialty coffee procurement and roasting operation.

Additional Information.  The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of WFM and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

None of WFM, Purchaser or, to the knowledge of WFM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (a) none of WFM, Purchaser or, to the knowledge of WFM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A (other than one of our directors, as noted below) or any associate or majority-owned subsidiary of WFM, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Wild Oats (one of our directors, Mr. Hass Hassan, received 1,000 shares of Wild Oats common stock when Wild Oats purchased Boulder-based Alfalfa’s Markets, which Mr. Hassan co-founded, in July 1996); (b) none of WFM, Purchaser or, to the knowledge of WFM or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Wild Oats during the past 60 days; (c) none of WFM, Purchaser, their subsidiaries or, to the knowledge of WFM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Wild Oats (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between any of WFM, Purchaser, their subsidiaries or, to the knowledge of WFM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Wild Oats or any of its executive officers, directors or affiliates, on the other hand; and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of WFM, Purchaser, their subsidiaries or, to the knowledge of WFM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Wild Oats or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Wild Oats’ securities, an election of Wild Oats’ directors or a sale or other transfer of a material amount of assets of Wild Oats.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash; (b) the Offer is not subject to any financing condition; (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger; and (d) WFM has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

10.	Background of the Offer; Contacts with Wild Oats

WFM and Wild Oats are both leaders in natural and organic foods. WFM was founded in 1980 in Austin, Texas through the combination of Safer Way Natural Foods (which was owned by WFM’s CEO and Chairman, John Mackey) and Clarksville Natural Grocery. Wild Oats was founded in 1987 in Boulder Colorado through the purchase of an existing vegetarian natural foods store, Crystal Market. WFM has approached Wild Oats from time to time over the last 15 years to inquire if Wild Oats’ management had any interest in a strategic business combination, but all of those contacts were informal, and none of them led to any substantive discussions or negotiations of a possible transaction, such as the Merger.

During the last several months of 2006, Wild Oats’ former CEO, Perry Odak, resigned his position and, subsequently, Robert Dimond provided notice of resignation from his position as Chief Financial Officer, effective December 31, 2006. Greg Mays, a director of Wild Oats, has been serving as acting CEO during the search for a successor to Mr. Odak. WFM believed that these departures might afford an opportunity to discuss a potential business combination, given the efforts and cost that would be required for Wild Oats to rebuild its management team and implement the new strategic goals that a new team was likely to bring with them. On January 4, 2007, Mr. Mackey called Mr. Mays to assess Wild Oats’ interest in a possible acquisition of Wild Oats by WFM.

On January 8, 2007, WFM and Wild Oats executed a confidentiality agreement in connection with WFM’s evaluation of a possible acquisition of Wild Oats.

On January 10, 2007, members of Wild Oats’ senior management met with members of WFM management. During that meeting, representatives of Wild Oats provided representatives of WFM with an overview of Wild Oats’ business. Following these sessions, WFM provided a preliminary price range for a proposed transaction, subject to confirmatory due diligence.

On January 12 and 15, 2007, WFM made two separate requests for due diligence materials regarding Wild Oats’ business and legal obligations.

On January 18, 2007, Wild Oats provided initial due diligence materials to WFM and its management team. WFM held a meeting with RBC Capital Markets regarding the status of the proposed transaction, forecast assumptions and financing alternatives. WFM conducted an internal strategic assessment and evaluation of Wild Oats, and on January 20, 2007, the WFM management team made a preliminary recommendation to its board of directors to pursue an acquisition of Wild Oats.

On January 20, 2007, Mr. Mackey delivered on behalf of WFM a verbal offer of $17.50 per share of Wild Oats’ common stock, subject to further due diligence by WFM’s management team.

On January 25, 2007, WFM met with RBC Capital Markets to discuss a variety of financing alternatives for the proposed acquisition of Wild Oats. Wild Oats provided some additional due diligence materials for review by WFM’s management team and advisors.

On January 26, 2007, WFM engaged RBC Capital Markets to act as its financial advisor for the proposed transaction. On January 30, 2007, WFM and RBC Capital Markets had a telephone conference to discuss financing alternatives for the proposed acquisition of Wild Oats.

On January 26, 2007, Wild Oats engaged Citigroup to act as its financial advisor for the proposed acquisition transaction.

On February 7, 2007, WFM sent a nonbinding written offer of $18.50 per share to Wild Oats’ board of directors. Wild Oats requested a copy of the proposed merger agreement in order that Citigroup and Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel to Wild Oats, could advise Wild Oats’ board of directors of any additional business issues attendant to WFM’s offer.

On February 9, 2007, Hallett & Perrin, securities counsel to WFM, distributed to Skadden an initial draft of a merger agreement providing for the acquisition of Wild Oats by WFM pursuant to a first step all cash tender offer to be followed by a merger at the same cash price per share. On February 10, 2007, the parties discussed certain requested revisions to the conditions precedent to the completion of the tender offer and merger in order to assure Wild Oats’ board of directors that any transaction, once announced, might have a higher degree of certainty of being consummated. Based upon these discussions and a detailed review of the proposed transactions, Wild Oats’ board of directors authorized its management and advisors to proceed with the negotiation of the merger agreement.

On February 12, 2007, WFM’s board of directors met to review the proposed transactions and the financing alternatives presented by RBC Capital Markets. After a detailed review of these matters, WFM’s board authorized its management and advisors to proceed with the negotiation of the merger agreement and the arrangement of financing alternatives.

Throughout the week of February 12, representatives from WFM and Wild Oats and their respective advisors had numerous conferences regarding the ongoing negotiations of the merger agreement, as well as due diligence and business integration issues.

On February 20, 2007, the Wild Oats board of directors met to discuss and evaluate the Merger, the Merger Agreement, the Offer and related transactions. Citigroup gave the Wild Oats board of directors a detailed presentation of its fairness opinion analysis. The Wild Oats board of directors approved all those matters on February 20, 2007, contingent upon the successful completion of negotiations and the final execution and delivery of the merger agreement on February 21, 2007.

On the morning of February 21, 2007, the WFM board of directors met to discuss and evaluate the Merger, the Merger Agreement, the Offer and related transactions. RBC Capital Markets gave the Wild Oats board of directors a detailed presentation of its fairness opinion analysis. The WFM board of directors approved all those matters on February 21, 2007, contingent upon the successful completion of negotiations and the final execution and delivery of the merger agreement later on February 21, 2007.

At the close of trading on February 21, 2007, WFM and Wild Oats entered into the Merger Agreement, and immediately issued a joint press release announcing the proposed business combination. On February 27, 2007, Purchaser commenced the Offer. During the pendency of the Offer, WFM and Purchaser intend to have regular ongoing contacts with Wild Oats that are customary to the consummation of a proposed business combination.

11.	Purpose of the Offer and Plans for Wild Oats; Merger Agreement

Purpose of the Offer and Plans for Wild Oats.  The purpose of the Offer and the Merger is for WFM, through Purchaser, to acquire control of, and the entire equity interest in, Wild Oats. Pursuant to the Merger, WFM will acquire all of the capital stock of Wild Oats not purchased pursuant to the Offer, the Top-Up Option or otherwise. Stockholders of Wild Oats who sell their Shares in the Offer will cease to have any equity interest in Wild Oats or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Wild Oats. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Wild Oats will not bear the risk of any decrease in the value of Wild Oats.

Assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, WFM is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the board of directors of Wild Oats. See “The Merger Agreement — Directors” below. The purchase of Shares pursuant to the Offer by the Purchaser will result in the acceleration of indebtedness under Wild Oats’ bank credit agreement and permit the holders of Wild Oats’ outstanding convertible debentures to cause Wild Oats to repurchase their debentures (to the extent not then converted). Purchaser and WFM expect to fund all such amounts which may become due and payable by Wild Oats as a result of the purchase of the Shares. In the event that the Purchaser is unable to fund such amounts, the financial condition of Wild Oats would be impaired.

In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer (the time of such purchase, the “Purchase Time”), WFM will acquire the remaining Shares pursuant to the Merger. In the event that a sufficient number of Shares are tendered in the Offer to entitle us to purchase Shares pursuant to the Top-Up Option so as to own more than 90% of the outstanding Shares, we may acquire Shares pursuant to the Top-Up Option.

WFM and Purchaser are conducting a detailed review of Wild Oats and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. WFM and Purchaser will continue to evaluate the business and operations of Wild Oats during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, WFM intends to review such information as part of a comprehensive review of Wild Oats’ business, operations, capitalization and management with a view to optimizing development of Wild Oats’ potential in conjunction with WFM’s existing businesses. Possible changes could include changes in Wild Oats’ business, banners, product offerings, store locations, corporate structure, charter, by-laws, capitalization and management, although, except as disclosed in this Offer to Purchase, WFM and Purchaser have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, neither Purchaser nor WFM has any present plans or proposals that would result in an extraordinary corporate transaction involving Wild Oats or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Wild Oats’ capitalization, corporate structure, business or composition of its management or board of directors.

The Merger Agreement.  The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as an exhibit to the Tender Offer Statement on Schedule TO that WFM and Purchaser have filed with the Commission on February 27, 2007 (the “Schedule TO”) and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 under “Available Information.”

The Offer.  The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13 — “Certain Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn by the Expiration Date. For purposes of the Merger Agreement, “Expiration Date” means March 27, 2007, as the same may (or, to the extent required by the Merger Agreement, shall) be extended from time to time. Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect; provided that, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Wild Oats, (a) decrease the Offer Price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought pursuant to the Offer, (c) amend or waive the Minimum Tender Condition, (d) add to the conditions to the Offer described in Section 13 — “Certain Conditions of the Offer,” (e) amend or modify those conditions in a manner adverse to the holders of Shares, (f) extend the expiration of the Offer, except as required or permitted by the Merger Agreement, or (g) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Purchaser will be required to accept for payment and pay for any and all Shares validly tendered and not withdrawn that are accepted for payment. Purchaser may, without Wild Oats’ consent, (a) extend the Offer for one or more periods of time up to 20 business days per extension if, at the time the Offer is scheduled to expire, any of the offer conditions are not satisfied until such time as such offer conditions are satisfied or waived, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the Nasdaq Global Market applicable to the Offer, or (c) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, Purchaser may increase the Offer Price or extend the Offer to the extent required by law in connection with such increase. See Sections 1 — “Terms of the Offer” and 13 — “Certain Conditions of the Offer.”

Purchaser has agreed under the Merger Agreement to extend the Offer for one or more periods determined by Purchaser of up to 20 business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived by Purchaser, except that Purchaser is not required to extend the Offer under certain circumstances, including if, at the time the Offer is scheduled to expire:

•	the Minimum Tender Condition is not satisfied but all other conditions to the Offer are satisfied or waived, unless an extension is required by law or a stock exchange rule;

•	the offer condition set forth in subparagraph (a) of paragraph 2 of Section 13 — “Certain Conditions of the Offer” is not satisfied or waived (other than by reason of a judgment, injunction or order that is not final or that remains subject to appeal); or

•	Wild Oats is in breach of the Merger Agreement, the breach would result in a failure of the offer condition set forth in subparagraph (d) of paragraph 2 of Section 13 — “Certain Conditions of the Offer” to be satisfied, and the breach either is not capable of being cured within 30 days following notice to Wild Oats or, if capable of being cured within that period, has not been so cured.

In any event, Purchaser is not required to extend the Offer beyond the Outside Date or at any time when Purchaser is permitted to terminate the Merger Agreement, and Purchaser is not permitted to extend the Offer beyond the Outside Date without the consent of Wild Oats. See Sections 1 — “Terms of the Offer” and 13 — “Certain Conditions of the Offer.”

Recommendation.  Wild Oats has represented to us in the Merger Agreement that its board of directors (at a meeting or meetings duly called and held) has unanimously (a) determined that the Merger Agreement, the Offer and the Merger are advisable and fair to, and in the best interests of, Wild Oats and its stockholders, (b) adopted and approved the Merger Agreement, including the “agreement of merger” (as such term is used in the DGCL) contained therein, and (c) resolved to recommend that Wild Oats’ stockholders accept the Offer and adopt the “agreement of merger” set forth in the Merger Agreement. Wild Oats has further represented to us that its board of directors has approved, for purposes of Section 203 of the DGCL, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, has irrevocably resolved to elect, to the extent permitted by law, for Wild Oats not to be subject to any anti-takeover laws, and has taken all necessary action with respect to the outstanding Rights, to render the Rights inapplicable to the Offer, the Merger, the Tender Agreement and the other transactions contemplated by the Merger Agreement.

Directors.  The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, after Purchaser has purchased pursuant to the Offer at least a majority of the outstanding Shares, Purchaser has the right to designate a number of directors of Wild Oats, rounded up to the next whole number, that is equal to the product of the total number of directors on the Wild Oats board of directors and the percentage that the number of Shares purchased bears to the total number of Shares outstanding. Wild Oats will, upon request by Purchaser, promptly increase the size of its board of directors or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and will cause Purchaser’s designees to be so elected or appointed. Wild Oats has also agreed in the Merger Agreement to use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Wild Oats board of directors as the percentage of the entire board represented by the individuals designated by Purchaser. However, the Merger Agreement further provides that until the Effective Time certain actions of Wild Oats may only be authorized by, and will require the authorization of, a majority of the directors of Wild Oats who were not appointed by us (the “Continuing Directors”), or their successors as appointed by such Continuing Directors. In the event Purchaser’s designees are elected or appointed to the Wild Oats board of directors as described above, the Merger Agreement requires that until the Effective Time the Wild Oats board of directors shall have at least the number of independent directors, if any, as may be required by the Nasdaq rules or the federal securities laws and each committee of the Wild Oats board of directors that is required under such rules or laws to be composed of independent directors shall be so composed.

Top-Up Option.  Wild Oats has irrevocably granted to Purchaser an option (the “Top-Up Option”), exercisable only after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer, to purchase that number (but not less than that number) of Shares as is equal to the lowest number of Shares that, when added to the number of Shares owned or controlled directly or indirectly by WFM and Purchaser, taken as a whole, at the time of such exercise, will constitute one share more than 90% of the total Shares then outstanding (assuming the issuance of the Shares purchased under the Top-Up Option). The price per Share payable under the Top-Up Option would be equal to the Offer Price. However, the Top-Up Option will be exercisable only once, and may only be exercised on or before the 20th business day after the expiration of the Offer or the expiration of any subsequent offering period. In no event will the Top-Up Option be exercisable for a number of Shares in excess of Wild Oats’ then authorized and unissued Shares (including as authorized and unissued shares of common stock of Wild Oats any such shares held in the treasury of Wild Oats) or in an amount that would violate applicable Nasdaq rules or regulations. In addition, the Top-Up Option may not be exercised if any provision of applicable law or any judgment, injunction, order or decree of any governmental entity prohibits, or requires any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any governmental entity or the Wild Oats stockholders in connection with, the exercise of the Top-Up Option or the delivery of the Shares to be purchased under the Top-Up Option, if such action, consent, approval, authorization or permit, action, filing or notification has not been obtained or made, as applicable, before such exercise. Also, under the Merger Agreement Purchaser is required, concurrently with any exercise of the Top-Up Option, to give written notice to Wild Oats that, as promptly as practicable following such exercise, Purchaser intends to (and Purchaser and WFM are required to, as promptly as practicable after such exercise) consummate the Merger as a short-form merger pursuant to Section 253 of the DGCL.

The Merger.  The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Wild Oats and Wild Oats will be the surviving corporation. WFM and Purchaser have agreed in the Merger Agreement that, unless WFM and Purchaser effect a short-form merger pursuant to Delaware law, Wild Oats will hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of adopting the Merger Agreement. WFM and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by WFM or Purchaser or any of their respective controlled affiliates will be voted in favor of the Merger.

The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, any subsequent offering period, or the exercise of the Top-Up Option, WFM, Purchaser or any other subsidiary of WFM holds at least 90% of the outstanding shares of each class of capital stock of Wild Oats, each of WFM, Purchaser and Wild Oats will, subject to the satisfaction or waiver of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger without action of the stockholders of Wild Oats.

Charter, Bylaws, Directors, and Officers.  At the Effective Time, the certificate of incorporation of Wild Oats will be amended and restated in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time (except that Article I of the amended certificate of incorporation shall read as follows: “The name of the Corporation is Wild Oats Markets, Inc.”). Also at the Effective Time, the bylaws of Wild Oats will be amended and restated in their entirety so as to read as the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that such bylaws will be amended to reflect that the name of the surviving corporation will be Wild Oats Markets, Inc. The directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation.

Conversion of Shares.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Wild Oats, owned by WFM, Purchaser or any wholly-owned subsidiary of WFM or Wild Oats, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder, be converted at the Effective Time into the right to receive the Merger Consideration, payable to such holder upon surrender of the certificate formerly representing such Shares, without interest and less any required withholding taxes. At the Effective Time, each Share held in the treasury of Wild Oats and each Share owned by WFM, Purchaser or any wholly-owned subsidiary of WFM or Wild Oats will be canceled, and no payment or distribution will be made with respect to such Shares. At the Effective Time, each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation.

Treatment of Options and Employee Stock Purchase Plan.  The Merger Agreement provides that, at the Purchase Time, each outstanding and unexercised option to acquire Shares granted under any of Wild Oats’ equity incentive plans (including all stock option plans), whether vested or unvested, will automatically be terminated and will thereafter solely represent the right to receive from Wild Oats, in exchange, an amount in cash equal to the product of the number of Shares subject to such option and the excess, if any, of the Offer Price, without interest, over the exercise price per Share subject to such option, less any required withholding taxes. Options having an exercise price per Share equal to or greater than the Offer Price will, at the Purchase Time, be cancelled without payment of any consideration therefor. As provided in the Merger Agreement, the board of directors of Wild Oats has taken actions under Wild Oats’ Employee Stock Purchase Plan such that no further offering periods for the purchase of Shares thereunder would commence following the expiration of the offering period that ended December 31, 2006.

Representations and Warranties.  In the Merger Agreement, Wild Oats has made customary representations and warranties to WFM and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, the vote of Wild Oats’ stockholders required to approve the Merger, consents and approvals, compliance with law, permits, public filings, financial statements, absence of any Material Adverse Effect (as defined below), litigation, employee benefit plans, labor and employment matters, insurance, properties, tax matters, information to be included in this Offer to Purchase, the Schedule 14D-9 and any other ancillary documents related to the Offer (collectively, the “Offer Documents”) and in any proxy or information statement to be sent to stockholders in connection with the Merger, intellectual property, environmental matters, material contracts, affiliate transactions, opinion of Citigroup, brokers’ fees, and inapplicability of state takeover laws and the Rights Agreement. Each of WFM and Purchaser has made customary representations and warranties to Wild Oats with respect to, among other matters, organization and qualification, authority, consents and approvals, litigation, information to be included in the Schedule 14D-9, the Offer Documents and any proxy or information statement to be sent to stockholders in connection with the Merger, brokers’ fees, financing and ownership of Shares.

As defined in the Merger Agreement, and for purposes of the Offer, “Material Adverse Effect” means any effect, change, fact, event, development, occurrence or circumstance that, individually or together with any other effect, change, fact, event, development, occurrence or circumstance: (a) is materially adverse to the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of Wild Oats and all of its subsidiaries, taken as a whole; or (b) materially and adversely effects the consummation of the transactions contemplated by the Merger Agreement; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect:

•	any changes resulting from or arising out of general market, economic or political conditions, provided that such changes do not have a substantially disproportionate impact on Wild Oats and its Subsidiaries, taken as a whole;

•	any changes resulting from or arising out of general market, economic or political conditions in the industry in which Wild Oats or any of its subsidiaries conduct business, provided that such changes do not have a substantially disproportionate impact on Wild Oats and its subsidiaries, taken as a whole;

•	any changes resulting from or arising out of actions taken pursuant to (and required by) the Merger Agreement or at the request of Purchaser or Merger Sub or the failure to take any actions due to restrictions set forth in the Merger Agreement;

•	any changes in the price or trading volume of Wild Oats’ stock, in and of itself;

•	any failure by Wild Oats to meet published revenue or earnings projections, in and of itself;

•	any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of Wild Oats’ stockholders arising out of or related to the Merger Agreement, the Offer or the Merger; or

•	other changes reasonably foreseeable as a result of the announcement of the transactions contemplated by the Merger Agreement.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement — the information contained in this disclosure schedule modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement other than claims for willful breach;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Covenants

Conduct of Business.  The Merger Agreement obligates Wild Oats, from the date of the Merger Agreement to the earliest of the time when designees of WFM first constitute at least a majority of the board of directors of Wild Oats, the Effective Time and the termination of the Merger Agreement, to conduct its business in the ordinary course consistent with past practice. The Merger Agreement also contains specific restrictive covenants as to certain activities of Wild Oats prior to the Effective Time which provide that Wild Oats will not take certain actions without the prior written consent of WFM including, among other things and subject to certain exceptions, amending its certificate of incorporation or bylaws, issuing or selling its securities or granting options, declaring or paying any dividends, reclassifying or redeeming its securities, making material acquisitions or dispositions, entering into, terminating or amending certain material contracts, entering into new real property leases or opening new stores, authorizing or making any capital expenditures in excess of certain agreed amounts, incurring or guaranteeing indebtedness for borrowed money in excess of certain agreed amounts, making any loans or investments, entering into or amending any employment, severance or similar agreements, increasing compensation or adopting new employee benefit plans, accelerating the vesting or payment of compensation under any employee benefit plan, changing accounting or tax principles, making material tax elections inconsistent with those made in prior periods or entering into tax settlements, settling litigation or claims, failing to keep insurance policies in force, adopting any collective bargaining agreements, entering into any material transaction with an affiliate or any tax sharing, indemnification or non-competition agreement or arrangement, terminating or failing to renew any material permit, writing down any material asset, or agreeing to take any of the foregoing actions. In addition, Wild Oats has agreed not to knowingly take or knowingly omit to take any action that is reasonably likely to result in any failure of its representations and warranties contained in the Merger Agreement to be true and correct such that the condition described in subparagraph (d) of paragraph 2 of Section 13 — “Certain Conditions of the Offer” would not be satisfied on the Expiration Date.

No Solicitation.  In the Merger Agreement, Wild Oats has agreed not to, and to cause its officers, directors, employees, representatives and agents not to, directly or indirectly, until the Purchase Time initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or to engage in any discussions or negotiations with respect to, or otherwise participate in or facilitate, any Acquisition Proposal. Wild Oats further agreed to terminate any solicitation, encouragement, discussion, or negotiation with any persons with respect to any Acquisition Proposal conducted by it or its representatives prior to the date of the Merger Agreement and to request the return or destruction of all confidential information provided by or on behalf of Wild Oats to such persons.

Notwithstanding the foregoing, Wild Oats may, prior to the Purchase Time, furnish information to, and negotiate, explore or otherwise engage in substantive discussions, with any person who has made an unsolicited bona fide written proposal that is received on or after the date of the Merger Agreement (and not withdrawn), with respect to an Acquisition Proposal from such person, if, and only to the extent that each of the following conditions has been met: (a) the Wild Oats board of directors determines in good faith, after consultation with outside counsel and its financial advisors, that (i) such proposal would, if accepted, be reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, (ii) the proposal would, if consummated, result in a transaction that is more favorable to Wild Oats’ stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement (such more favorable Acquisition Proposal hereinafter referred to as a “Superior Proposal,” provided, that for purposes of the definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned below, except that references to “15% or more” shall be deemed to be references to “50% or more”), and (iii) that the Wild Oats board of directors would reasonably be likely to breach its fiduciary duties to stockholders under applicable law without taking such action; (b) prior to taking such action, Wild Oats receives from such person an executed confidentiality agreement having terms no more favorable than the Confidentiality Agreement (as defined below); and (c) Wild Oats promptly provides to WFM any non-public information that is provided to the Person making such Acquisition Proposal or its representatives which was not previously provided to WFM or Purchaser.

The Merger Agreement requires Wild Oats to notify WFM within one business day of the receipt of any Acquisition Proposal or indication of interest in making an Acquisition Proposal or any inquiry or request for non-public information (other than requests in the ordinary course of business and unrelated to an Acquisition Proposal) or any inquiry or request for discussion or negotiations regarding any Acquisition Proposal, including the identity of the person making the proposal, the material terms thereof and thereafter to keep WFM reasonably informed on a current basis of the status of the material terms of any Acquisition Proposal.

The Merger Agreement provides that Wild Oats shall not take any action to (i) exempt any person (other than Purchaser, WFM and their respective affiliates) from the provisions of Section 203 of the DGCL or any similar takeover laws, (ii) exempt any persons (other than Purchaser, WFM and their respective affiliates) from the provisions of “control share acquisitions” confirmed in any takeover structure or otherwise cause such restrictions not to apply, or (iii) amend or waive the Rights Agreement or redeem the Rights, or agree to do any of the foregoing, in each case, unless such actions are taken substantially concurrently with a termination by Wild Oats of the Merger Agreement, as described below under clause (d) of “Termination.”

Wild Oats may not (i) approve, recommend or cause the Company to enter into a written Acquisition Proposal, or (ii) withdraw or modify or change in any manner adverse to Purchaser its recommendation. Notwithstanding the foregoing, the Wild Oats board of directors may withdraw or modify or change, in a manner adverse to WFM or Purchaser, its recommendation of the Offer or the Merger and terminate the Merger Agreement, as described below under clause (d) of “Termination,” in response to a written Acquisition Proposal from a third party if all of the following conditions are met: (a) the Wild Oats board of directors determines in good faith, after consultation with outside counsel and its financial advisors, that (i) the Acquisition Proposal constitutes a Superior Proposal (and financing for such proposal, to the extent required, is committed) and (ii) it would breach its fiduciary duties to stockholders under applicable law without taking such action; (b) Wild Oats has provided at least five business days prior written notice of its intention to take such action and provided Purchaser and WFM a reasonable opportunity to respond to any such Superior Proposal; and (c) the Wild Oats board of directors fully considers any such response by Purchaser and WFM and has concluded that, notwithstanding such response, the Acquisition Proposal continues to be a Superior Proposal; and (d) substantially concurrently with such termination, Wild Oats pays WFM the Termination Fee (as defined below under “— Fees and Expenses.” Notwithstanding the foregoing restrictions, the Merger Agreement does not prohibit the Wild Oats board of directors from (i) taking and disclosing to the Wild Oats stockholders a position required by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, or (ii) making any other disclosure (including a withdrawal or modification of its recommendation of the Offer and the Merger), if the Wild Oats board of directors determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be a breach of its fiduciary duties to stockholders under applicable law; provided, that if the Wild Oats board of directors makes any disclosure other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal, or (iii) an express reaffirmation of its recommendation to its stockholders in favor of the Offer and the Merger, the making of such disclosure shall be deemed to be a withdrawal of its recommendation of the Offer and the Merger.

Under the Merger Agreement: “Acquisition Proposal” means any inquiry, proposal, offer or indication of interest from any person (other than by or on behalf of Purchaser or WFM) relating to (i) any direct or indirect acquisition or purchase (including any single or multiple-step transaction) of a business or assets of Wild Oats or its subsidiaries that constitutes a substantial portion of the net revenues, net income or assets of Wild Oats or any of its “significant subsidiaries” (as defined in Rule 1-02 under Regulation S-X of the Securities Act) (a “Significant Subsidiary”), or 15% or more beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of any class of equity securities of Wild Oats or any of its Significant Subsidiaries, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning (as determined pursuant to Rule 13d-3 under the Exchange Act) 15% or more of any class of equity securities of Wild Oats or any of its Significant Subsidiaries or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving Wild Oats or any of its Significant Subsidiaries, in each case other than the transactions contemplated by the Merger Agreement and any transaction by Wild Oats that is not restricted by the special restrictive covenants in the Merger Agreement, which are described above under “Covenants — Conduct of Business”.

Employee Matters.  The Merger Agreement provides that, to the extent permitted under any applicable law and the benefit plans of WFM, each employee of Wild Oats will be given credit for all service with Wild Oats (or service credited by Wild Oats) under all employee benefit plans, programs policies and arrangements maintained by WFM in which they participate or in which they become participants after the Effective Time for purposes of eligibility, vesting and benefit accrual, including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided, that credit is not required to be given for service to the extent such credit would result in duplication of benefits.

Indemnification and Insurance.  In the Merger Agreement, WFM and Purchaser have agreed for a period of six years after the Effective Time (i) to honor and fulfill in all respects the obligations of Wild Oats and its subsidiaries under any indemnification agreements in effect immediately prior to the Effective Time between Wild Oats or any of its subsidiaries and any present or former officer or director of Wild Oats (including any person that becomes an officer or director of Wild Oats between the date of the Merger Agreement and the Effective Time (collectively, the “Indemnified Parties”), and (ii) that the certificate of incorporation and bylaws of the surviving corporation in the Merger will contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the Indemnified Parties than those in effect as of the date of the Merger Agreement. The Merger Agreement also provides that, subject to certain conditions and limitations, WFM and the surviving corporation will indemnify each present and former officer and director of Wild Oats in respect of acts of omissions occurring at or prior to the Effective Time to the fullest extent Wild Oats is permitted to do so under applicable law and its certificate of incorporation or bylaws as in effect on the date of the Merger Agreement. In the event of any such proceeding, each such indemnified person will be entitled to advancement of expenses incurred in the defense of the proceeding from Wild Oats or the surviving corporation, as applicable, to the same extent such persons had the right to advancement of expenses from Wild Oats as of the date of the Merger Agreement under applicable law or pursuant to Wild Oats’ certificate of incorporation and bylaws.

The Merger Agreement further provides that Wild Oats shall use reasonable efforts to purchase, prior to the Effective Time, tail policies to Wild Oats’ directors’ and officers’ liability insurance policies as in effect on the date of the Merger Agreement, at least as protective to such directors and officers as the coverage provided by Wild Oats’ directors’ and officers’ liability insurance policies as of the date of the Merger Agreement. Under the terms of the Merger Agreement, such insurance coverage is required to be maintained only to the extent that the coverage can be maintained at an aggregate cost of not greater than three hundred percent 300% of the current annual premium for the Wild Oats’ directors’ and officers’ liability insurance policies. In the event that a tail policy cannot be obtained, the surviving corporation will be required for six years after the Effective Time to purchase annual insurance policies covering the Indemnified Parties on terms and conditions no less favorable than those in effect on the date of the Merger Agreement in terms of coverage and amounts, so long as the cumulative aggregate cost does not exceed 300% of the current annual premium for the Wild Oats’ directors’ and officers’ liability insurance policies.

Reasonable Best Efforts.  The Merger Agreement provides that, subject to its terms and conditions, each of Wild Oats, Purchaser and WFM will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. However, this obligation does not require WFM or Purchaser to keep the Offer open beyond the Expiration Date. Pursuant to the Merger Agreement, the parties will, to the extent required, make filings under the HSR Act or antitrust or competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership and take other actions necessary to obtain any consents, approvals or clearances required in connection with the transactions contemplated by the Merger Agreement.

In the event that any proceeding is instituted challenging any transaction contemplated by the Merger Agreement, each of WFM, Purchaser and Wild Oats is required by the Merger Agreement to use reasonable best efforts to contest such action and have lifted any judgment or order that prevents or restricts the consummation of the transactions. Each of WFM, Purchaser and Wild Oats have further agreed to take all reasonable actions that are necessary, proper or advisable to avoid any obstacle that may be asserted by any governmental authority under applicable antitrust laws to enable the Merger to be completed as soon as possible, and to cause the termination of the applicable waiting periods under the HSR Act. In this regard, WFM has agreed that its reasonable best efforts will include the divestiture, if required, of certain of Wild Oats’ stores, but that in no event will it be required to divest any existing WFM stores.

Takeover Laws.  If any “moratorium,” “control share acquisition,” “business combination,” “fair price,” “stockholder protection,” “interested stockholder” or other similar anti-takeover laws become applicable to the transactions contemplated by the Merger Agreement, each of Wild Oats, WFM and Purchaser and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement can be completed as soon as practicable and shall otherwise use their reasonable best efforts to minimize the effects of those laws on the Offer, the Merger and any other transaction contemplated by the Merger Agreement.

Notification of Certain Matters.  Wild Oats has agreed to give prompt notice to Purchaser and WFM, and Purchaser and WFM have agreed to give prompt notice to Wild Oats, (i) upon obtaining knowledge of the occurrence or non-occurrence of any fact, event or circumstance which (x) is likely to cause any representation or warranty to be untrue or inaccurate in any material respect or (y) has or is reasonably expected to result in a Material Adverse Effect, or (ii) upon any material failure of such party to comply with any covenant, condition or agreement to be complied with, including any offer condition. The delivery of any notice will not cure any breach of any representation or warranty requiring disclosure or otherwise affect the remedies available to the party receiving such notice.

Conditions to Consummation of the Merger.  Pursuant to the Merger Agreement, the respective obligations of WFM, Purchaser and Wild Oats to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions: (a) unless the Merger is consummated as a short-form merger, the agreement of merger contained in the Merger Agreement shall have been adopted by the affirmative vote of holders of at least a majority in combined voting power of the outstanding Shares; (b) the applicable waiting periods under the HSR Act shall have expired or been terminated; and (c) no law, judgment, writ, or court order shall have become effective or enforced, and no other action shall have been taken, in any court of competent jurisdiction or by any governmental entity that has the effect of making closing the Merger illegal or, directly or indirectly, restraining or prohibiting the consummation of the Merger.

In addition to those conditions on all the parties’ obligations to consummate the Merger:

(a) unless WFM has already consummated the Offer, the obligations of Wild Oats to effect the Merger are subject to (i) WFM and Purchaser having performed in all material respects their obligations under the Merger Agreement that are required to be performed prior to the Effective Time; and (ii) all of the representations and warranties of WFM and Purchaser contained in the Merger Agreement being true and correct (without giving effect to any “materiality” qualifiers) as of the date of the Merger Agreement and the Effective Time, with the same force and effect as if made at the Effective Time, except for (A) those representations and warranties that address matters only as of a particular date or specific period of time, which only need to be true and correct as of such date or time period, and (B) when the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of WFM and Purchaser to effect the transactions contemplated by the Merger Agreement; and

(b) unless WFM has already consummated the Offer, the obligations of WFM and Purchaser to effect the Merger are subject to (i) Wild Oats having performed in all material respects its obligations under the Merger Agreement that are required to be performed prior to the Effective Time; (ii) all of the representations and warranties of Wild Oats contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and the Effective Time, with the same force and effect as if made at the Effective Time, except for (A) those representations and warranties that address matters only as of a particular date or specific period of time, which only need to be true and correct as of such date or time period, and (B) when the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect; (iii) no change, event or circumstance having occurred since the date of the Merger Agreement that has a Material Adverse Effect; and (iv) the parties having obtained all third party consents or approvals that are noted as being required in the applicable sections of the disclosure schedules to the Merger Agreement.

Termination.  The Merger Agreement provides that it may be terminated, and the Offer and the Merger may be abandoned:

(a) at any time prior to the Effective Time, by mutual written consent of WFM and Wild Oats, duly authorized by their respective boards of directors;

(b) at any time prior to the Effective Time, by WFM or Wild Oats, if (i) any governmental entity issues an order, decree or ruling or takes any other final action permanently prohibiting the Offer or the Merger, and such order, decree, ruling or other action has become final and nonappealable (provided that the party seeking to terminate shall have complied with its obligations to cooperate and obtain consents under the Merger Agreement and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted), or (ii) if the Merger shall not have been consummated by the Outside Date; provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date, or (iii) the Merger has not been approved by the stockholders of Wild Oats;

(c) by Wild Oats if WFM or Purchaser breaches or fails to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, or WFM’s or Purchaser’s representations and warranties fail to be true and correct under the relevant materiality standards provided in the Merger Agreement, and the breach or failure to perform or comply is not capable of being cured within 30 days following notice to WFM or Purchaser, as applicable, or, if capable of being cured within that period, has not been so cured; provided, further, that Wild Oats may not terminate the Merger Agreement under this subparagraph (c) if Wild Oats is then in material breach of any of its covenants or agreements contained in the Merger Agreement;

(d) by Wild Oats, if all of the following conditions are satisfied: (i) Wild Oats has not willfully breached its obligations described above under “Covenants — No Solicitation”; (ii) Wild Oats has received a written Acquisition Proposal from a third party that the board of directors of Wild Oats believes in good faith to be bona fide and which the board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal; (iii) Wild Oats has provided at least five business days’ prior written notice of its intention to approve or recommend or accept the Superior Proposal and the material terms of the Superior Proposal to Purchaser and WFM and has provided Purchaser and WFM with a reasonable opportunity to respond to such Superior Proposal; and (iv) substantially concurrently with such termination, Wild Oats pays the Termination Fee and enters into a definitive agreement with respect to the Superior Proposal; or

(e) by WFM if Wild Oats breaches or fails to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, or Wild Oats’ representations and warranties fail to be true and correct under the relevant materiality standards provided in the Merger Agreement, and the breach or failure to perform or comply is not capable of being cured within 30 days following notice to Wild Oats or, if capable of being cured within that period, has not been so cured; provided, further, that WFM may not terminate the Merger Agreement under this subparagraph (e) if WFM or Purchaser is then in material breach of any of its covenants or agreements contained in the Merger Agreement.

Fees and Expenses.  Except as described below with respect to the Termination Fee and certain other fees, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, other than expenses incurred in connection with the filings required under the HSR Act, which will be shared equally between WFM and Wild Oats.

In the event that the Merger Agreement is terminated under the circumstances described in subparagraph (d) under “Termination” above, Wild Oats has agreed to pay WFM a termination fee of $15,200,000 (the “Termination Fee”). Wild Oats has also agreed to pay WFM the Termination Fee if (1)(a) the Merger Agreement is terminated under the circumstances described in subparagraph (b)(ii) or (b)(iii) under “Termination”, and (b) both the following conditions are satisfied: (i) at any time on or after the date of the Merger Agreement and before such termination, an Acquisition Proposal has been made to the Wild Oats board of directors or to Wild Oats or has been publicly announced and not irrevocably withdrawn, or any person has publicly announced (and not irrevocably withdrawn) an intention to make an Acquisition Proposal; and (ii) within 12 months after the date of such termination, Wild Oats consummates any transaction specified in the definition of Acquisition Proposal (provided that, for this purpose, references in the definition of Acquisition Proposal to 15% will be replaced by 50%) or (2) Wild Oats shall have withdrawn or modified its recommendation to its stockholders regarding the Offer and the Merger and the Merger shall not have been approved by the stockholders of Wild Oats. If WFM would be entitled to terminate the Agreement and receive the Termination Fee, then the right to terminate and receive the Termination Fee will be the exclusive remedy of WFM and Purchaser in respect of any breach of Wild Oats’ covenants, agreements or representations and warranties under the Merger Agreement.

If Wild Oats terminates the Merger Agreement (i) under the circumstances described in subparagraph (c) under “Termination” above or (ii) under the circumstances described in subparagraph (b)(ii) under “Termination” above, where the Merger did not occur prior to the Outside Date as a result of the breach of representations, warranties or covenants of WFM and Purchaser, then WFM will be obligated to pay Wild Oats a termination fee of $4,000,000 within one business day following such termination.

If WFM terminates the Merger Agreement (i) under the circumstances described in subparagraph (e) under “Termination” above or (ii) under the circumstances described in subparagraph (b)(ii) under “Termination” above, where the Merger did not occur prior to the Outside Date as a result of the breach of representations, warranties or covenants of Wild Oats, then Wild Oats will be obligated to pay WFM a termination fee of $4,000,000 within one business day following such termination.

Amendment.  The Merger Agreement may be amended by the parties at any time before the Effective Time (subject, in the case of Wild Oats to certain actions requiring the approval of the Continuing Directors, as described under “Directors” above), whether before or after adoption of the Merger Agreement by the stockholders of Wild Oats, but (a) after Purchaser purchases Shares pursuant to the Offer, no amendment may be made that decreases the Merger Consideration, and (b) after adoption of the Merger Agreement by the Wild Oats stockholders, no amendment may be made which by law or stock exchange rule requires the further approval of the Wild Oats stockholders without such approval.

Waiver.  At any time prior to the Effective Time, any party to the Merger Agreement (subject, in the case of Wild Oats, to certain actions requiring the approval of the Continuing Directors, as described under “Directors” above) may extend the time for performance for any of the acts of the other parties, waive any inaccuracies in the representations and warranties contained in the Merger Agreement, and, subject to the requirements of applicable law, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement, except that the Minimum Tender Condition may be waived by Purchaser only with the prior written consent of Wild Oats.

Confidentiality Agreement.  On January 8, 2007, WFM and Wild Oats entered into a letter agreement (the “Confidentiality Agreement”) that provided, in part, that as a condition to being furnished certain information to be furnished by Wild Oats, WFM would (subject to limited exceptions) keep such information confidential for a period of two years from the date of the Confidentiality Agreement, unless otherwise required by law, and not to use such information for any purpose other than in connection with evaluating a potential transaction with Wild Oats. WFM also agreed, among other things, that for a period of one year after the date of the Confidentiality Agreement WFM will not, directly or indirectly, alone or in concert with others, (i) propose any business combination, acquisition or other extraordinary transaction involving Wild Oats, its successors, securities or any substantial part of its assets, or acquire or propose to acquire any additional Shares, (ii) seek or propose to influence or control, through any solicitation of proxies, the voting securities of Wild Oats, or otherwise, the board of directors, management or policies of Wild Oats, or (iii) make any public disclosure or take any action that could require Wild Oats to make any public disclosure with respect to those actions. WFM further agreed that, for a period ending on the earliest of the consummation of a definitive agreement for a transaction and the expiration of two years after execution of the Confidentiality Agreement, subject to specified exceptions, it would not offer to hire or hire any person currently or formerly employed by Wild Oats that is senior vice president level or higher, nor to initiate or maintain contact with any officer, director or employee of Wild Oats with respect to confidential information of

Wild Oats for purposes of making an acquisition proposal. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

Effects of Inability to Consummate the Merger.  If, following the consummation of the Offer, the Merger is not consummated for any reason (see “Conditions to Consummation of the Merger” above), WFM, which owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by WFM or its subsidiaries. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable NASDAQ rules and regulations regarding director independence, Wild Oats has agreed to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding shares acquired by Purchaser) of the directors of Wild Oats to consist of persons designated by Purchaser (see “— The Merger Agreement — Directors”). As a result of its ownership of such Shares and right to designate nominees for election to the board of directors of Wild Oats (assuming no waiver of the Minimum Tender Condition, which would require consent by Wild Oats), WFM indirectly will be able to control decisions of the board of directors of Wild Oats and the decisions of Purchaser as a stockholder of Wild Oats. This concentration of control in one stockholder may adversely affect the market value of the Shares.

If WFM controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of Wild Oats, other than those affiliated with WFM, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

The Tender Agreement

The following is a summary of the material provisions of the Tender Agreement, which is among Purchaser, WFM, Wild Oats, and the Yucaipa Stockholders. The following description of the Tender Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender Agreement, a copy of which is filed as an exhibit to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Tender Agreement, you are encouraged to read the full text of the Tender Agreement attached to the Schedule TO.

Under the Tender Agreement, the Yucaipa Stockholders have agreed to accept the Offer and to tender in the Offer all Shares beneficially owned by them, which represent approximately 18% of the outstanding Shares. The Yucaipa Stockholders also agreed that they will not withdraw any Shares tendered pursuant to the Offer, unless Purchaser terminates the Offer or the Tender Agreement is terminated according to its terms.

The Yucaipa Stockholders further agreed that they will appear at any meeting of Wild Oats stockholders with respect to any actions relating to the Merger Agreement, and will vote, in person or by proxy, the Shares beneficially owned by them in favor of approval of the Merger Agreement and against any action or agreement (i) that would constitute an Acquisition Proposal (as defined in the Merger Agreement), (ii) that would reasonably be expected to materially impede, interfere with or delay the consummation of the Offer or the Merger or dilute the benefits to WFM of the transactions contemplated by the Merger Agreement or (iii) that would constitute a liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Wild Oats or any of its subsidiaries. In order to secure their agreement to so vote the Shares owned by them, the Yucaipa Stockholders granted an irrevocable proxy appointing each officer of WFM its attorney-in-fact and proxy for the purpose of voting those Shares in favor of the Merger and related transactions. The proxy is revoked upon the termination of the agreement.

The Tender Agreement contains customary representations, warranties, covenants and agreements, and provides that it will terminate automatically upon the earliest to occur of the Effective Time and termination of the Merger Agreement.

12.  Source and Amount of Funds

The Offer is not conditioned upon WFM’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. WFM and the Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and the Merger, make payments to holders of outstanding options and warrants to purchase

Wild Oats common stock as required by the Merger Agreement, and retire Wild Oats’ outstanding indebtedness will be approximately $700.0 million (after giving effect to the use of Wild Oats’ estimated cash and cash equivalents of approximately $48.3 million, according to information provided by Wild Oats), including approximately $15.3 million in fees and expenses of WFM and Wild Oats relating to the transactions. WFM will have sufficient funds to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above, and will cause the Purchaser to have sufficient funds available to consummate such transactions. WFM expects to obtain the necessary funds from existing cash balances and a new senior five year credit facility committed to by Royal Bank of Canada, RBC Capital Markets, JPMorgan Chase Bank and JP Morgan Securities, Inc., expected to be in the amount of $700 million, plus an increase in WFM’s existing revolving credit facility, which is expected to be increased to $250 million. WFM anticipates that amounts outstanding under the senior facility will bear interest at a rate equal to, at our option (i) an alternate base rate, equal to the higher of (a) the corporate base rate of interest announced or established by the Administrative Agent in the United States from time to time, changing effective on the date of announcement of said corporate base rate changes, and (b) the Federal Funds Rate plus 0.50% per annum, or (ii) an adjusted Eurodollar Rate plus an applicable margin. After consummation of the transactions, WFM may refinance a portion of such funds through the issuance of debt or equity securities in public or private offerings.

The Purchaser does not think its financial condition is relevant to the holders’ of Shares decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Purchaser, through its parent company, WFM, will have sufficient funds available to purchase all Shares successfully tendered in the Offer in light of the Purchaser’s financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•	if the Purchaser consummates the Offer, it expects to acquire any remaining Shares for the same cash price in the Merger.

The Offer is not conditioned upon any financing arrangements.

13.  Certain Conditions of the Offer

1. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the Expiration Date:

(a) there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares, which, together with the number of Shares, if any, then beneficially owned by WFM, Purchaser and any subsidiary or affiliate of WFM or Purchaser, taken as a whole, includes all of the Shares subject to the Tender Agreement and constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares (if any) which Wild Oats would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but only to the extent then exercisable, other than potential dilution attributable to the Rights on the date Shares are accepted for payment (the “Minimum Tender Condition”); and

(b) the applicable waiting period under the HSR Act in respect of the transactions contemplated by the Merger Agreement, if any, shall have expired or been terminated.

2. Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered

Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer if any of the following conditions exist:

(a) there shall have been any, law, decree, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any governmental entity that would, directly or indirectly: (i) restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger; (ii) impose material limitations on the ability of WFM, Purchaser or any of their respective subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares, including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of Wild Oats; or (iii) require, or condition any approval on, the divestiture by WFM, Purchaser or any of their respective subsidiaries or affiliates of any Shares, or require Purchaser, WFM, Wild Oats, or any of their respective subsidiaries or affiliates to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any business, asset or property of WFM or its subsidiaries, on the one hand, or of Wild Oats, on the other hand, except as described above under Section 11 — “Purpose of the Offer and Plans for Wild Oats; Merger Agreement — Reasonable Best Efforts”;

(b) there shall be pending any action, proceeding or counterclaim by any governmental entity challenging the making or consummation of the Offer or the Merger or seeking, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iii) of subparagraph (a) of this paragraph 2;

(c) any change, event or circumstance has occurred since the date of the Merger Agreement that has a Material Adverse Effect;

(d) (i) Wild Oats shall have materially breached or failed to comply in any material respect with any of its agreements contained in the Merger Agreement or (ii) any representation or warranty of Wild Oats contained in the Merger Agreement shall not be true and correct except for such breaches of representations and warranties that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect as of any scheduled expiration of the Offer (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date);

(e) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer; which, in the reasonable judgment of WFM or Purchaser, in any case, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares; or

(f) WFM shall not have received the required approval to consummate the Offer under that certain Third Amended and Restated Credit Agreement, dated as of October 1, 2004, as amended, to which WFM, its subsidiaries and JPMorgan Chase Bank, N.A., as agent, are parties.

The foregoing conditions are for the benefit of WFM and Purchaser and, regardless of the circumstances, may be asserted by WFM or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any governmental entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition, which may not be waived without the prior written consent of Wild Oats) may be waived by WFM or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission. The failure of WFM or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.  Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, Wild Oats shall not, and shall not permit any of its subsidiaries to, without the prior consent of WFM, declare, set aside, make or pay any dividends or any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock. See Section 11 — “Purpose of the Offer and Plans for Wild Oats; Merger Agreement — The Merger Agreement — Covenants.”

15.  Certain Legal Matters

General.  Except as otherwise set forth in this Offer to Purchase, based on WFM’s and Purchaser’s review of publicly available filings by Wild Oats with the Commission and other information regarding Wild Oats, WFM and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Wild Oats and which might be adversely affected by the acquisition of Shares by Purchaser, WFM or WFM pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser, WFM or WFM pursuant to the Offer. In addition, except as set forth below, WFM and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for WFM’s, WFM’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, WFM and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Wild Oats’ or WFM’s business or that certain parts of Wild Oats’ or WFM’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 — “Certain Conditions of the Offer.”

Antitrust Compliance.  Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. WFM and Wild Oats each filed a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division on February 26, 2007. Neither the Offer nor the Merger may be consummated unless a 15 calendar day waiting period, scheduled to expire on March 13, 2007, is earlier terminated by the FTC and the Antitrust Division. If within this 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a request for additional documentary material or information (a “Second Request”), the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by WFM with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period could be extended only by court order or with consent of WFM. In practice, complying with a Second Request can take a significant period of time. If the requirements of the HSR Act applied to the Offer and the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expired or was terminated.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser’s proposed acquisition of Wild Oats. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, Wild Oats, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13 — “Certain Conditions of the Offer.”

Foreign Laws.  Purchaser is not aware, and Wild Oats has advised Purchaser that it is not aware, of any material required approvals or consents under any antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”). If any Foreign Antitrust Laws are applicable to the Offer or the Merger, Wild Oats and Purchaser intend to promptly make any filings required thereunder and, subject to the terms and conditions of the Merger Agreement, take such other actions to enable consummation of the Offer and the Merger.

Stockholder Approval.  Wild Oats has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Wild Oats and the consummation by Wild Oats of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action of Wild Oats, and that no other corporate proceedings on the part of Wild Oats are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, other than the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement by the holders of at least a majority in voting interest of the outstanding Shares prior to the consummation of the Merger. As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to Wild Oats’ certificate of incorporation, the Shares are the only securities of Wild Oats that entitle the holders thereof to voting rights. If following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of Wild Oats. WFM and Purchaser have agreed pursuant to the Merger Agreement that all Shares acquired pursuant to the Offer or otherwise owned by WFM or Purchaser or their controlled affiliates will be voted in favor of the Merger.

Short-Form Merger.  The DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, WFM could, and (subject to the satisfaction of waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to effect the Merger without prior notice to, or any action by, any other stockholder of Wild Oats if permitted to do so under the DGCL. Even if WFM and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, WFM and Purchaser could seek to purchase additional Shares in the open market, from Wild Oats or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

State Takeover Laws.  A number of states (including Delaware, where Wild Oats is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

As a Delaware corporation, Wild Oats is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

Wild Oats has represented to us in the Merger Agreement that its board of directors (at a meeting or meetings duly called and held) has approved, for purposes of Section 203 of the DGCL, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and irrevocably resolved to elect, to the extent permitted by law, for Wild Oats not to be subject to any anti-takeover laws. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Certain Conditions of the Offer.”

Appraisal Rights.  No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, Wild Oats may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

“Going Private” Transactions.  Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither WFM nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.  Fees and Expenses

Purchaser has retained the Depositary, the Dealer Manager and the Information Agent in connection with the Offer. Each of the Depositary, the Dealer Manager and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent and the Dealer Manager may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.  Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

Purchaser and WFM have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 under “Available Information.”

No person has been authorized to give any information or make any representation on behalf of WFM or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of WFM, Purchaser, Wild Oats or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

WFMI Merger Co.
February 27, 2007

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF WFM AND PURCHASER

WHOLE FOODS MARKET, INC.

Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of WFM. Except as otherwise noted, positions specified are positions with WFM. The business address of each person is 550 Bowie Street, Austin, Texas 78703.

Name	Principal Occupation or Employment	Citizenship

David W. Dupree	Director (since August 1996); Managing Director of The Halifax Group (since 1999).	US
Dr. John B. Elstrott	Director (since February 1995); Clinical Professor of Entrepreneurship at Tulane University’s Freeman School of Business.	US
Gabrielle E. Greene	Director (since September 2003); Principal of Rustic Canyon/Fontis Partners, LP (since October 2005); previously, Chief Financial Officer of Villanueva Companies.	US
Hass Hassan	Director (since June 2005); General Partner of Greenmont Capital (since 2004); previously, Founder and President of Fresh & Wild, Ltd. (from 1999 to 2004)	US
John P. Mackey	Chairman and Chief Executive Officer (since 1980)	US
Linda A. Mason	Director (since March 2002); Chairman of the Board of Bright Horizons Family Solutions (since July 1998)	US
Morris Siegel	Director (since September 2003); Self-Employed (investments) (since 2002); previously, Co-Founder and Chairman of Celestial Seasonings, Inc. (from 1970 to 2002)	US
Ralph Z. Sorenson	Director (since December 1994); Managing Partner of the Sorenson Limited Partnership	US
Glenda Chamberlain	Executive Vice President and Chief Financial Officer (since December 1988)	US
A.C. Gallo	Co-President (since September 2004) and Chief Operating Officer (since December 2003); various other positions (since October 1992)	US
James Sud	Executive Vice President of Growth and Business Development (since February 2001); Vice President and Chief Operating Officer (from 1997 to 2001)	US
Walter Robb	Co-President (since September 2004) and Chief Operating Officer (since December 2003); various other positions (since 1991)	US
Lee Valkenaar	Executive Vice President of Global Support (since September 2004); various other positions, including President of the Mid-Atlantic Region (since 1987)	US

A-1

PURCHASER

Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. The business address of each person is 550 Bowie Street, Austin, Texas 78703.

Name	Principal Occupation or Employment	Citizenship

Roberta Lang	President and Sole Director of WFMI Merger Co.; General Counsel of Whole Foods Market, Inc. (since 2000)	US
Patricia D. Yost	Secretary; Global Director of Tax for Whole Foods Market, Inc. (since 1996)	US

A-2

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Wild Oats or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:

Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:	The Dealer Manager for the Offer is:

17 State Street, 10th Floor	One Liberty Plaza, 165 Broadway
New York, NY 10004	New York, NY 10006
Banks and Brokers call: (212) 440-9800	Banks and Brokers call: (415) 633-8668
All others Call Toll-Free: (866) 313-2357	All others Call Toll-Free: (800) 777-9315 x8668

Annex E

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

LETTER OF TRANSMITTAL
To Tender Shares of Common Stock
(including the associated preferred stock purchase rights)
of
WILD OATS MARKETS, INC.
at
$18.50 Net Per Share
Pursuant to the Offer to Purchase dated February 27, 2007
by
WFMI Merger Co.
a wholly-owned subsidiary of
Whole Foods Market, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 27, 2007, UNLESS THE OFFER IS EXTENDED.

The Depositary for the Offer is:

By Mail: Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	By Facsimile Transmission: For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	By Overnight Courier: Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Canton, MA 02021

DESCRIPTION OF SHARES TENDERED
Shares Tendered
(Attach additional list if necessary)
Total Number
Name(s) and Address(es) of Registered Owner(s)		of Shares
(If blank, please fill in exactly as	Shares Certificate	Represented By	Number of Shares
Name(s) appear(s) on share certificate(s))	Number(s)*	Certificate(s)*	Tendered**

Total Shares
* Need not be completed by book-entry stockholders.
* Unless otherwise indicated, it will be assumed that all shares of common stock, par value $0.001, of Wild Oats Markets, Inc. (including the associated preferred stock purchase rights) represented by certificates described above are being tendered hereby. See Instruction 4.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. YOU MUST SIGN THIS LETTER OF TRANSMITTAL WHERE INDICATED BELOW AND, IF YOU ARE A U.S. HOLDER, COMPLETE THE SUBSTITUTE FORM W-9 ACCOMPANYING THIS LETTER OF TRANSMITTAL. IF YOU ARE A NON U.S.-HOLDER, YOU MUST OBTAIN AND COMPLETE AN IRS FORM W-8BEN OR OTHER IRS FORM W-8, AS APPLICABLE.

PLEASE READ THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL CAREFULLY BEFORE COMPLETING THIS LETTER OF TRANSMITTAL.

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS LETTER OF TRANSMITTAL OR ANY OF THE OTHER OFFERING DOCUMENTS, YOU SHOULD CONTACT THE INFORMATION AGENT, GEORGESON INC., AT (212) 440-9800 OR (866) 313-2357.

You have received this Letter of Transmittal in connection with the offer of WFMI Merger Co., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Whole Foods Market, Inc., a Texas corporation (“WFM”), to purchase all outstanding shares of Wild Oats Markets, Inc., a Delaware corporation (“Wild Oats”), at a price of $18.50 per Share (as defined below), net to the tendering stockholder in cash, without interest thereon and less any required withholding taxes, as described in the Offer to Purchase, dated February 27, 2007 (the “Offer to Purchase”).

You should use this Letter of Transmittal to deliver to Computershare Trust Company, N.A. (the “Depositary”) shares of common stock, par value $0.001, of Wild Oats (including the associated preferred stock purchase rights, “Shares”) represented by stock certificates for tender. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at The Depository Trust Company (“DTC”), you may use this Letter of Transmittal or you may use an Agent’s Message (as defined in Instruction 2 below). In this document, stockholders who deliver certificates representing their Shares are referred to as “Certificate Stockholders.” Stockholders who deliver their Shares through book-entry transfer are referred to as “Book-Entry Stockholders.”

If certificates for your Shares are not immediately available or you cannot deliver your certificates and all other required documents to the Depositary on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), or you cannot comply with the book-entry transfer procedures on a timely basis, you may nevertheless tender your Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2. Delivery of documents to DTC will not constitute delivery to the Depositary.

The tender offer is not being made to (nor will tender of Shares be accepted from or on behalf of) stockholders in any jurisdiction where it would be illegal to do so.

Additional Information if Shares Have Been Lost, Are Being Delivered By Book-Entry Transfer or Are Being Delivered Pursuant to a Previous Notice of Guaranteed Delivery

If any Share Certificate you are tendering with this Letter of Transmittal has been lost, stolen, destroyed or mutilated you should contact Wells Fargo Bank, N.A., as Wild Oats’ stock transfer agent, at (800) 468-9716, regarding the requirements for replacement. You may be required to post a bond to secure against the risk that the Share Certificates may be subsequently re-circulated. You are urged to contact the stock transfer agent immediately in order to receive further instructions, for a determination of whether you will need to post a bond and to permit timely processing of this documentation. See Instruction 10.

☐	CHECK HERE IF TENDERED SHARES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER TO THE ACCOUNT MAINTAINED BY THE DEPOSITARY WITH DTC AND COMPLETE THE FOLLOWING (ONLY FINANCIAL INSTITUTIONS THAT ARE PARTICIPANTS IN DTC MAY DELIVER SHARES BY BOOK-ENTRY TRANSFER):

Name of Tendering Institution:

DTC Participant Number:

Transaction Code Number:

☐	CHECK HERE IF TENDERED SHARES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Owner(s):

Window Ticket Number (if any) or DTC Participant Code:

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

If Delivery is by Book-Entry Transfer, Provide the Following:

Account Number:

Transaction Code Number:

NOTE: SIGNATURES MUST BE PROVIDED BELOW
PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

The undersigned hereby tenders to WFMI Merger Co., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Whole Foods Market, Inc., a Texas corporation (“WFM”), the above-described shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights, “Shares”), of Wild Oats Markets, Inc., a Delaware corporation (“Wild Oats”), pursuant to the Offer to Purchase, dated February 27, 2007 (the “Offer to Purchase”), at a price of $18.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase, receipt of which is hereby acknowledged, and this Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). The undersigned understands that Purchaser reserves the right to transfer or assign, from time to time, in whole or in part, to one or more of its affiliates, the right to purchase the Shares tendered herewith.

On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), subject to, and effective upon, acceptance for payment and payment for the Shares validly tendered herewith in accordance with the terms of the Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, Purchaser, all right, title and interest in and to all of the Shares being tendered hereby and any and all cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after February 21, 2007 (collectively, “Distributions”). In addition, the undersigned hereby irrevocably appoints Computershare Trust Company, N.A. (the “Depositary”) the true and lawful agent and attorney-in-fact and proxy of the undersigned with respect to such Shares and any Distributions with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to the fullest extent of such stockholder’s rights with respect to such Shares and any Distributions (a) to deliver certificates representing Shares (the “Share Certificates”) and any Distributions, or transfer of ownership of such Shares and any Distributions on the account books maintained by DTC, together, in either such case, with all accompanying evidence of transfer and authenticity, to or upon the order of Purchaser, (b) to present such Shares and any Distributions for transfer on the books of Wild Oats, and (c) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares and any Distributions, all in accordance with the terms and subject to the conditions of the Offer.

The undersigned hereby irrevocably appoints each of the designees of Purchaser the attorneys-in-fact and proxies of the undersigned, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered hereby which have been accepted for payment and with respect to any Distributions. The designees of Purchaser will, with respect to the Shares and any associated Distributions for which the appointment is effective, be empowered to exercise all voting and any other rights of such stockholder, as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Wild Oats’ stockholders, by written consent in lieu of any such meeting or otherwise. This proxy and power of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts the Shares tendered with this Letter of Transmittal for payment pursuant to the Offer. Upon the effectiveness of such appointment, without further action, all prior powers of attorney, proxies and consents given by the undersigned with respect to such Shares and any associated Distributions will be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights, to the extent permitted under applicable law, with respect to such Shares and any associated Distributions, including voting at any meeting of stockholders or executing a written consent concerning any matter.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Shares and any Distributions tendered hereby and, when the same are accepted for payment by Purchaser, Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and the same will not be subject to any adverse claim. The undersigned hereby represents and warrants that the undersigned is the registered owner of the Shares or the Share Certificate(s) have been endorsed to the undersigned in blank or the undersigned is a participant in DTC whose name appears on a security position listing participant as the owner of the Shares. The undersigned will, upon request, execute and deliver any additional documents deemed by the Depositary or Purchaser to be necessary or desirable to complete the sale, assignment and transfer of the Shares and any Distributions tendered hereby. In addition, the undersigned shall promptly remit and transfer to the Depositary for the account of Purchaser any and all Distributions in respect of the Shares tendered hereby, accompanied by appropriate documentation of transfer and, pending such remittance or appropriate assurance thereof, Purchaser shall be entitled to all rights and privileges as owner of any such

Distributions and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

It is understood that the undersigned will not receive payment for the Shares unless and until the Shares are accepted for payment and until the Share Certificate(s) owned by the undersigned are received by the Depositary at the address set forth above, together with such additional documents as the Depositary may require, or, in the case of Shares held in book-entry form, ownership of Shares is validly transferred on the account books maintained by DTC, and until the same are processed for payment by the Depositary. It is understood that the method of delivery of the Shares, the Share Certificate(s) and all other required documents (including delivery through DTC) is at the option and risk of the undersigned and that the risk of loss of such Shares, Share Certificate(s) and other documents shall pass only after the Depositary has actually received the Shares or Share Certificate(s) (including, in the case of a book-entry transfer, by Book-Entry Confirmation (as defined below)).

All authority conferred or agreed to be conferred pursuant to this Letter of Transmittal shall not be affected by, and shall survive, the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal representatives, successors and assigns of the undersigned. Except as stated in the Offer to Purchase, this tender is irrevocable.

The undersigned understands that the acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described in Section 3 of the Offer to Purchase will constitute a binding agreement between the undersigned and Purchaser upon the terms and subject to the conditions of the Offer.

Unless otherwise indicated herein under “Special Payment Instructions,” please issue the check for the purchase price in the name(s) of, and/or return any Share Certificates representing Shares not tendered or accepted for payment to, the registered owner(s) appearing under “Description of Shares Tendered.” Similarly, unless otherwise indicated under “Special Delivery Instructions,” please mail the check for the purchase price and/or return any Share Certificates representing Shares not tendered or accepted for payment (and accompanying documents, as appropriate) to the address(es) of the registered owner(s) appearing under “Description of Shares Tendered.” In the event that both the Special Delivery Instructions and the Special Payment Instructions are completed, please issue the check for the purchase price and/or issue any Share Certificates representing Shares not tendered or accepted for payment (and any accompanying documents, as appropriate) in the name of, and deliver such check and/or return such Share Certificates (and any accompanying documents, as appropriate) to, the person or persons so indicated. Unless otherwise indicated herein in the box titled “Special Payment Instructions,” please credit any Shares tendered hereby or by an Agent’s Message and delivered by book-entry transfer, but which are not purchased, by crediting the account at DTC designated above. The undersigned recognizes that Purchaser has no obligation pursuant to the Special Payment Instructions to transfer any Shares from the name of the registered owner thereof if Purchaser does not accept for payment any of the Shares so tendered.

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 1, 5, 6 and 7)

To be completed ONLY if Share Certificate(s) not tendered or not accepted for payment and/or the check for the purchase price of Shares accepted for payment are to be issued in the name of someone other than the undersigned or if Shares tendered by book-entry transfer which are not accepted for payment are to be returned by credit to an account maintained at DTC other than that designated above.

Issue:  ☐ Check and/or  ☐ Share Certificates to:

Name:
(Please Print)

Address:

(Include Zip Code)
(Tax Identification or Social Security Number)

☐	Credit Shares tendered by book-entry transfer that are not accepted for payment to the DTC account set forth below.

SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 1, 5, 6 and 7)

To be completed ONLY if Share Certificate(s) not tendered or not accepted for payment and/or the check for the purchase price of Shares accepted for payment are to be sent to someone other than the undersigned or to the undersigned at an address other than that shown in the box titled “Description of Shares Tendered” above.

Deliver:  ☐ Check and/or  ☐ Share Certificates to:

Name:
(Please Print)

Address:

(Include Zip Code)

IMPORTANT — SIGN HERE
(U.S. Holders Please Also Complete the Substitute Form W-9 Below)
(Non-U.S. Holders Please Obtain and Complete IRS Form W-8BEN or Other Applicable IRS Form W-8)

(Signature(s) of Stockholder(s))

Dated: _ _, 2007

(Must be signed by registered owner(s) exactly as name(s) appear(s) on Share Certificate(s) or on a security position listing or by person(s) authorized to become registered owner(s) by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5. For information concerning signature guarantees, see Instruction 1.)

Name(s):
(Please Print)

Capacity (full title):

Address:
(Include Zip Code)

Area Code and Telephone Number:

Tax Identification or Social Security No.:

GUARANTEE OF SIGNATURE(S)
(For use by Eligible Institutions only;
see Instructions 1 and 5)

Name of Firm:

Address:
(Include Zip Code)

Authorized Signature:

Name:
(Please Type or Print)

Area Code and Telephone Number:

Dated: _ _, 2007
Place medallion guarantee in space below:

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Offer

1. Guarantee of Signatures.  Except as otherwise provided below, all signatures on this Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on this Letter of Transmittal need not be guaranteed (a) if this Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this document, includes any participant in DTC whose name appears on a security position listing as the owner of the Shares) of Shares tendered herewith and such registered owner has not completed the box titled “Special Payment Instructions” or the box titled “Special Delivery Instructions” on this Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instruction 5.

2. Delivery of Letter of Transmittal and Certificates or Book-Entry Confirmations.  This Letter of Transmittal is to be completed by stockholders either if Share Certificates are to be forwarded herewith or, unless an Agent’s Message is utilized, if tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in Section 3 of the Offer to Purchase. A manually executed facsimile of this document may be used in lieu of the original. Share Certificates representing all physically tendered Shares, or confirmation of any book-entry transfer into the Depositary’s account at DTC of Shares tendered by book-entry transfer (“Book-Entry Confirmation”), as well as this Letter of Transmittal properly completed and duly executed with any required signature guarantees, unless an Agent’s Message in the case of a book-entry transfer is utilized, and any other documents required by this Letter of Transmittal, must be received by the Depositary at one of its addresses set forth herein on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase). Please do not send your Share Certificates directly to the Information Agent, the Dealer Manager, Purchaser, WFM or Wild Oats.

Stockholders whose Share Certificates are not immediately available or who cannot deliver all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis, may nevertheless tender their Shares by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase. Pursuant to such procedure: (a) such tender must be made by or through an Eligible Institution, (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Purchaser must be received by the Depositary prior to the Expiration Date, and (c) Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), as well as a Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees (unless, in the case of a book-entry transfer, an Agent’s Message is utilized), and all other documents required by this Letter of Transmittal, must be received by the Depositary within three (3) Nasdaq Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery.

A properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery of Share Certificates to the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

THE METHOD OF DELIVERY OF THE SHARES, THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE AND RISK OF LOSS OF THE SHARE CERTIFICATES SHALL PASS ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased. All tendering stockholders, by execution of this Letter of Transmittal (or facsimile thereof), waive any right to receive any notice of the acceptance of their Shares for payment.

All questions as to validity, form and eligibility of the surrender of any Share Certificate hereunder will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding. Purchaser reserves the right to waive any irregularities or defects in the surrender of any Shares or Share Certificate(s). A surrender will not be deemed to have been made until all irregularities have been cured or waived. Purchaser and the Depositary shall make reasonable efforts to notify any person of any defect in any Letter of Transmittal submitted to the Depositary.

3. Inadequate Space.  If the space provided herein is inadequate, the certificate numbers and/or the number of Shares should be listed on a separate schedule attached hereto and separately signed on each page thereof in the same manner as this Letter of Transmittal is signed.

4. Partial Tenders (Applicable to Certificate Stockholders Only).  If fewer than all the Shares evidenced by any Share Certificate delivered to the Depositary are to be tendered, fill in the number of Shares which are to be tendered in the column titled “Number of Shares Tendered” in the box titled “Description of Shares Tendered.” In such cases, new certificate(s) for the remainder of the Shares that were evidenced by the old certificate(s) but not tendered will be sent to the registered owner, unless otherwise provided in the appropriate box on this Letter of Transmittal, as soon as practicable after the Expiration Date. All Shares represented by Share Certificates delivered to the Depositary will be deemed to have been tendered unless otherwise indicated.

5. Signatures on Letter of Transmittal; Stock Powers and Endorsements.  If this Letter of Transmittal is signed by the registered owner(s) of the Shares tendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Share Certificate(s) without alteration or any other change whatsoever.

If any Shares tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any tendered Shares are registered in the names of different holder(s), it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or facsimiles thereof) as there are different registrations of such Shares.

If this Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to Purchaser of their authority so to act must be submitted.

If this Letter of Transmittal is signed by the registered owner(s) of the Shares listed and transmitted hereby, no endorsements of Share Certificates or separate stock powers are required unless payment is to be made to, or Share Certificates representing Shares not tendered or accepted for payment are to be issued in the name of, a person other than the registered owner(s). Signatures on such Share Certificates or stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed by a person other than the registered owner(s) of the Share(s) listed, the Share Certificate(s) must be endorsed or accompanied by the appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear(s) on the Share Certificate(s). Signatures on such Share Certificates or stock powers must be guaranteed by an Eligible Institution.

6. Transfer Taxes.  Purchaser will pay any transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer (for the avoidance of doubt, transfer taxes do not include United States federal income or backup withholding taxes). If, however, payment of the purchase price is to be made to, or (in the circumstances permitted hereby) if Share Certificates not tendered or accepted for payment are to be registered in the name of, any person other than the registered owner(s), or if tendered Share Certificates are registered in the name of any person other than the person signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered owner(s) or such person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

Except as provided in this Instruction 6, it will not be necessary for transfer tax stamps to be affixed to the Share Certificates listed in this Letter of Transmittal.

7. Special Payment and Delivery Instructions.  If a check is to be issued in the name of, and/or Share Certificates representing Shares not tendered or accepted for payment are to be issued or returned to, a person other than the signer(s) of this Letter of Transmittal or if a check and/or such certificates are to be mailed to a person other than the signer(s) of this Letter of Transmittal or to an address other than that shown in the box titled “Description of Shares Tendered” above, the appropriate boxes on this Letter of Transmittal should be completed. Stockholders delivering Shares tendered hereby or by Agent’s Message by book-entry transfer may request that Shares not purchased be credited to an account maintained at DTC as such stockholder may designate in the box titled “Special Payment Instructions” herein. If no such instructions are given, all such Shares not purchased will be returned by crediting the same account at DTC as the account from which such Shares were delivered.

8. Requests for Assistance or Additional Copies.  Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below or to your broker, dealer, commercial bank or trust company. Additional copies of the Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished at Purchaser’s expense.

9. Backup Withholding.  In order to avoid U.S. federal “backup withholding” at a rate of 28 percent with respect to cash received in exchange for Shares pursuant to the Offer, a stockholder submitting Shares must (i) provide the Depositary with a properly completed Substitute Form W-9, included in this Letter of Transmittal, indicating an exemption from backup withholding and sign such form under penalties of perjury or (ii) provide the Depositary with a properly completed IRS Form W-8BEN or other applicable IRS Form W-8, and sign such form under penalties of perjury. IRS Form W-8BEN and other IRS Forms W-8 are available from the Depositary or from the Internal Revenue Service web site, at http://www.irs.gov. Please see “Important Tax Information” below.

10. Lost, Destroyed, Mutilated or Stolen Share Certificates.  If any Share Certificate has been lost, destroyed, mutilated or stolen, the stockholder should promptly notify Wild Oats’ stock transfer agent, Wells Fargo Bank, N.A., at (800) 468-9716 (toll free). The stockholder will then be instructed as to the steps that must be taken in order to replace the Share Certificate. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen Share Certificates have been followed.

11. Waiver of Conditions.  Subject to the terms and conditions of the Merger Agreement (as defined in the Offer to Purchase) and the applicable rules and regulations of the Commission, the conditions of the Offer (other than the Minimum Tender Condition, as defined in the Offer to Purchase) may be waived by Purchaser or WFM in whole or in part at any time and from time to time in its sole discretion.

IMPORTANT:  THIS LETTER OF TRANSMITTAL (OR A MANUALLY EXECUTED FACSIMILE COPY THEREOF) OR AN AGENT’S MESSAGE, TOGETHER WITH SHARE CERTIFICATE(S) OR BOOK-ENTRY CONFIRMATION OR A PROPERLY COMPLETED AND DULY EXECUTED NOTICE OF GUARANTEED DELIVERY AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE DEPOSITARY ON OR PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

IMPORTANT TAX INFORMATION

For purposes of this summary, a “U.S. holder” means a citizen or resident of the United States, a domestic partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes), a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if — (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer.

A “non-U.S. holder” for purposes of this summary means a beneficial owner of Shares that is not a U.S. holder.

Under United States federal income tax laws, as described in more detail hereunder, we are generally required to report any cash payment made to a holder of Shares surrendered in the Offer to such holder and to the United States Internal Revenue Service (“IRS”) and we may be required to “backup withhold” 28 percent of any such payment.

To avoid such backup withholding, a U.S. holder whose Shares are submitted herewith should provide the Depositary a properly completed Substitute Form W-9, which is attached hereto, signed under penalties of perjury, including such holder’s correct Taxpayer Identification Number (“TIN”) (generally, such holder’s social security or employer identification number) and certifying that the holder is not subject to backup withholding. A U.S. holder of Shares is required to give the Depositary the correct TIN of the record owner of the Shares being submitted for payment in connection herewith. If the Shares are registered in more than one name or are not registered in the name of the actual owner, please consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report. If the holder does not have a TIN, the holder should write “Applied For” in the space provided for the TIN and the Depositary will retain the backup withholding tax amount until such holder provides the Depositary with its certified TIN. If the holder does not provide the Depositary with a certified TIN within 60 days, the Depositary must backup withhold 28 percent of all cash payments made to the holder.

Certain holders (including, among others, corporations and non-U.S. holders) are exempt from these backup withholding and reporting requirements. Exempt persons who are U.S. holders are not subject to backup withholding and should indicate their exempt status on the Substitute Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Substitute Form W-9 in the space provided.

A non-U.S. holder should submit to the Depositary the appropriate version of an IRS Form W-8, properly completed, including certification of such holder’s foreign status, and signed under penalty of perjury. IRS Form W-8BEN is the version of IRS Form W-8 most likely to apply to foreign persons claiming exemption from backup withholding. Non-U.S. holders should carefully read the instructions to IRS Form W-8BEN and, if applicable, complete the required information, sign and date the IRS Form W-8BEN and return the form to the Depositary with the completed Letter of Transmittal. In certain cases, IRS Form W-8BEN may not be the proper IRS form to be completed and returned, depending on the status of the foreign person claiming exemption from backup withholding. If you are a non-U.S. holder, you must complete and return the appropriate version of IRS Form W-8. IRS Form W-8BEN and other IRS Forms W-8 are available from the Depositary or from the IRS web site, at http://www.irs.gov.

If the Depositary is not provided with a properly completed Substitute Form W-9 or an IRS Form W-8BEN or other applicable IRS Form W-8, the holder may be subject to a $50 penalty imposed by the IRS. In addition, the Depositary may be required to withhold 28 percent of any cash payment made to the holder with respect to Shares submitted in connection herewith as backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that the holder furnishes the required information to the IRS in a timely manner.

Please consult your accountant or tax advisor for further guidance regarding the completion of Substitute Form W-9, IRS Form W-8BEN, or another version of IRS Form W-8 to claim exemption from backup withholding, or contact the Depositary.

TO BE COMPLETED BY ALL TENDERING U.S. HOLDERS
(See Instruction 9)

PAYOR: Computershare Trust Company, N. A.
SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service	Name: Address: Check appropriate box: Individual/Sole Proprietor ☐ Corporation ☐ Partnership ☐ Other (specify) ☐ Exempt from Backup Withholding ☐
	Part I. Please provide your taxpayer identification number in the space at right. If awaiting TIN, write “Applied For” in space at right and complete the Certificate of Awaiting Taxpayer Identification Number below.	SSN: Or EIN:
Request for Taxpayer Identification Number (TIN) and Certification	Part II. For Payees exempt from backup withholding, see the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” and complete as instructed therein.
Part III. CERTIFICATION
Under penalties of perjury, I certify that:
(1) The number shown on this form is my correct Taxpayer Identification Number (or, as indicated, I am waiting for a number to be issued to me);
(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3) I am a U.S. person (including a U.S. resident alien).
Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because you have failed to report all interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).
Signature _ _		Date _ _, 2007

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED
FOR” IN PART I OF THIS SUBSTITUTE FORM W-9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), 28 percent of all payments made to me pursuant to the Offer shall be retained until I provide a Tax Identification Number to the Payor and that, if I do not provide my Taxpayer Identification Number within sixty (60) days, such retained amounts shall be remitted to the IRS as backup withholding.

Signature _ _      Date _ _, 2007

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28 PERCENT OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number for the Payee (You) to Give the Payor — Social security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payor.

Give the name and
SOCIAL SECURITY
For this type of account:	number of —

An individual’s account	The individual
Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
The usual revocable savings trust (grantor is also trustee)	The grantor-trustee(1)
So-called trust account that is not a legal or valid trust under state law	The actual owner(1)
Sole proprietorship account or single-owner LLC	The owner(3)

Give the name and
EMPLOYER
IDENTIFICATION
For this type of account:	Number of —

A valid trust, estate or pension trust	The legal entity(4)
Corporate account or LLC electing corporate status on IRS Form 8832	The corporation
Partnership account (or multiple-member LLC) held in the name of the business	The partnership
Association, club or other tax-exempt organization account	The organization
A broker or registered nominee	The broker or nominee
Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Show the name of the owner. You must show your individual name, but you may also enter your business or “doing business as” name. Either your social security number or employer identification number (if you have one) may be used.
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number (“TIN”) you should apply for one immediately. You may obtain Form SS-5, Application for a Social Security Card, at the local office of the Social Security Administration or get this form online at www.socialsecurity.gov. You may obtain Form SS-4, Application for IRS Individual Taxpayer identification Number, from the Internal Revenue Service (“IRS”) by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at www.irs.gov. If you do not have a TIN, write “Applied For” in the space for the TIN.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on all dividend and interest payments and on broker transactions include the following:

•	A corporation.

•	A financial institution.

•	An organization exempt from tax under Section 501(a), or an individual retirement account, or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).

•	The United States or any agency or instrumentality thereof.

•	A state, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

•	An international organization or any agency or instrumentality thereof.

•	A dealer in securities or commodities required to register in the United States, the District of Columbia or a possession of the United States.

•	A real estate investment trust.

•	A common trust fund operated by a bank under Section 584(a).

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A foreign central bank of issue.

Certain other payees may be exempt from either dividend and interest payments or broker transactions. You should consult your tax advisor to determine whether you might be exempt from backup withholding. Exempt payees described above should file the Substitute Form W-9 to avoid possible erroneous backup withholding. Complete the Substitute Form W-9 as follows:

ENTER YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ACROSS THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN THE FORM TO THE PAYOR.

IF YOU ARE A NONRESIDENT ALIEN OR FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, GIVE THE PAYOR THE APPROPRIATE COMPLETED IRS FORM W-8.

Private Act Notice:  Section 6109 requires you to provide your correct taxpayer identification number to payors who must report the payments to the IRS. The IRS uses the number for identification purposes and may also provide this information to various government agencies for tax enforcement or litigation purposes. Payors must be given numbers whether or not recipients are required to file tax returns. Payors must generally withhold 28% of taxable interest, dividend and certain other payments to a payee who does not furnish a TIN to a payor. Certain penalties may also apply.

Penalties

(1) Penalty for failure to Furnish Taxpayer Identification Number — If you fail to furnish your correct taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure, unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information with Respect to Withholding — If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT
YOUR TAX ADVISOR OR
THE INTERNAL REVENUE SERVICE.

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:

Computershare Trust Company, N.A.	For Eligible Institutions Only:	Computershare Trust Company, N.A.
Attention: Corporate Actions	(617) 360-6810	Attention: Corporate Actions
P.O. Box 43014	For Confirmation Only Telephone:	250 Royall Street
Providence, RI 02940-3014	(781) 575-2332	Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers call: (212) 440-9800
All other Call Toll-Free: (866) 313-2357

February 27, 2007

Annex F

Section 262 of the DGCL

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY FOR SPECIAL MEETING
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
WILD OATS MARKETS, INC.
The undersigned hereby appoints             , each with power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Wild Oats Markets, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Special Meeting of Stockholders to be held             , 2007 or any adjournments thereof.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL BELOW.
PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.
IF YOU DO NOT SUBMIT A PROXY VIA THE INTERNET OR BY TELEPHONE,
SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
AND RETURN IT IN THE ENCLOSED ENVELOPE.
Address Change/Comments (mark the corresponding box on the reverse side)

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE —                      — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 (noon) (Eastern Time) on , 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET —                                          — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (Eastern Time) on , 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Wild Oats Markets, Inc., c/o                                                             .
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

THE BOARD OF DIRECTORS OF WILD OATS MARKETS, INC. RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL BELOW	Please Mark Here for Address	☐
Change or Comments

SEE REVERSE SIDE

	FOR	AGAINST	ABSTAIN
To approve and adopt the Agreement and Plan of Merger, dated as of February 21, 2007, by and among WFMI, Merger Sub and the Company	☐	☐	☐
Signature                                              Signature                                            Date
NOTE: Please sign as your name is printed on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please sign with full title.